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As filed with the Securities and Exchange Commission on October 24, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Flagstone Reinsurance Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)

BERMUDA (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	NOT APPLICABLE (I.R.S. Employer Identification No.)

Crawford House, 23 Church Street, Hamilton HM 11, Bermuda 441-278-4319
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9331
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

ROBERT A. MCTAMANEY	TODD WHITE	MICHAEL GROLL
CARTER LEDYARD & MILBURN LLP 2 WALL STREET NEW YORK, NY 10005	FLAGSTONE REINSURANCE HOLDINGS LIMITED CRAWFORD HOUSE 23 CHURCH STREET HAMILTON HM 11, BERMUDA	LEBOEUF, LAMB, GREENE & MACRAE LLP 125 WEST 55TH STREET NEW YORK, NY 10019
(212) 732-3200 (212) 732-3232 (FACSIMILE)	441-278-4319 441-295-4927 (FACSIMILE)	(212) 424-8616 (212) 649-0999 (FACSIMILE)

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Shares, $0.01 par value per share	$175,000,000	$18,725

(1)
Includes shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriter.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 24, 2006

PROSPECTUS

        Shares

Common Shares

Flagstone Reinsurance Holdings Limited is offering     common shares in an underwritten public offering. This is the initial public offering of our common shares, for which no public market currently exists.

We will apply to list our common shares on the New York Stock Exchange under the symbol "FSR." We anticipate that the initial public offering price will be between $     and     per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 14 of this prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional       common shares from us on the same terms and conditions as set forth above if the underwriters sell more than     common shares in this offering.

None of the Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares to purchasers on or about     , 2006.

LEHMAN BROTHERS	CITIGROUP

                         , 2006

        The Bermuda Monetary Authority, which is referred to as the "BMA," has pursuant to its statement of June 1, 2005 given its general permission under the Bermuda Exchange Control Act 1972 (and its related regulations) for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our common shares are listed on the New York Stock Exchange, or any other appointed stock exchange. This general permission would cease to apply if our common shares were to cease to be so listed and in such event specific permission would be required from the BMA for all issues and transfers of our common shares subject to certain exceptions set out in the BMA statement of June 1, 2005. Any person who becomes a holder of at least 10%, 20%, 33% or 50% of our common shares must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such general permission and in accepting this prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

TABLE OF CONTENTS

Prospectus Summary	4
Selected Summary Financial Data	11
Risk Factors	14
Cautionary Statement Regarding Forward-Looking Statements	32
Use of Proceeds	33
Dividend Policy	34
Capitalization	35
Dilution	36
Selected Summary Financial Data	37
Management's Discussion and Analysis of Financial Condition and Results of Operations	39
Insurance Industry Background	63
Business	67
Regulation	87
Management	95
Principal Shareholders	105
Certain Relationships and Related Transactions	107
Material Tax Considerations	110
Description of Share Capital	125
Shares Eligible for Future Sale	133
Underwriting	134
Legal Matters	140
Experts	140
Where You Can Find More Information	140
Enforceability of Civil Liabilities Under United States Federal Securities Laws and Other Matters	141
Index to Consolidated Financial Statements	F-1
Glossary of Selected Insurance and Reinsurance Terms	G-1

        Until        , 2006, which is the 25th day after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of common shares.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you in making an investment decision. In this prospectus, references to the "Company," "we," "us" or "our" refer to Flagstone Reinsurance Holdings Limited and/or its subsidiaries, including Flagstone Reinsurance Limited, its wholly-owned Bermuda reinsurance company, and any other direct or indirect wholly-owned subsidiary, unless the context suggests otherwise. References to "Flagstone" refer to Flagstone Reinsurance Limited and its wholly-owned subsidiaries. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. Unless otherwise stated, all figures assume no exercise of the underwriters' over-allotment option, and all share and per share amounts give effect to the        for        share consolidation that will occur prior to the consummation of this offering and assume no fractional shares will remain outstanding. Although this summary contains important information about the Company and this offering, you should read it together with the more detailed information and our financial statements and the notes to those statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements," to determine how suitable an investment in the Company would be for you. For your convenience, we have provided a glossary, beginning on page G-1, of selected insurance and reinsurance terms and have printed these terms in boldfaced type the first time they are used in this prospectus.

OUR COMPANY

Overview

        We are a Bermuda-based global reinsurance holding company. Through our subsidiaries, we write primarily property, property catastrophe and short-tail specialty and casualty reinsurance. We diversify our risks across business lines by risk zones, each of which combines a geographic zone with one or more types of peril (for example, Texas Windstorm). Substantially all of our reinsurance contracts contain loss limitation provisions such as fixed monetary limits to our exposure and per event caps. We specialize in underwriting low frequency, high severity risks, where sufficient data exists to analyze effectively the risk/return profile, and where we are subject to legal systems we deem fair and reliable.

        Our core business is providing property catastrophe reinsurance coverage to selected insurance companies and other reinsurers, primarily on an excess of loss basis. These policies provide coverage for claims arising from major natural catastrophes, such as hurricanes and earthquakes, in excess of a specified loss. We also provide coverage for claims arising from other natural and man-made catastrophes such as winter storms, freezes, floods, fires and tornados. Our specialty lines, which represent a growing proportion of our business, cover risks such as aviation, energy, accident and health, satellite, marine and workers' compensation catastrophe.

        We were formed by Haverford (Bermuda) Ltd., which we refer to as Haverford, a company controlled and capitalized by Mark Byrne, the Executive Chairman of our Board of Directors, and David Brown, our Chief Executive Officer, and we commenced operations in December 2005. Since our formation, we have successfully assembled a seasoned senior management team with significant industry expertise and long-standing industry relationships. We have raised approximately $850 million through three closings of a private placement of our common shares and the issuance of our Junior Subordinated Deferrable Interest Debentures, which we refer to as our Deferrable Interest Debentures. Through the six months ended June 30, 2006, we had $214.1 million in gross premiums written, of which $160.5 million was property catastrophe reinsurance. Renewal dates for reinsurance business are generally concentrated at the beginning of calendar quarters, and the timing of premiums written varies by line of business. Most property catastrophe business is written in the January 1, April 1, June 1 and July 1 renewal periods, while the property lines and the short-tail specialty and casualty lines are written throughout the year. Premiums written are generally lower during the fourth quarter of the year as compared to prior quarters.

        On December 20, 2005 A.M. Best Company Inc., or A.M. Best, assigned Flagstone a financial strength rating of "A-" (Excellent), the fourth highest of sixteen rating levels. This financial strength rating is not a recommendation to buy, hold or sell our common shares.

        Our goal is to achieve long term growth in book value per share by writing business which will generate attractive underwriting profits relative to the risk we bear and by employing a sophisticated investment strategy for our assets. Our guiding principles are to:

  •
  Build and maintain a balanced portfolio of property, property catastrophe, and short-tail specialty and casualty reinsurance, diversified by risk zone. This is designed to mitigate the risk that one or a related series of catastrophes could have a significant, negative effect on our consolidated financial position.

  •
  Utilize leading-edge technology and data analysis in an innovative and proprietary manner in the assessment, pricing and monitoring of risks and in the operation and control of our business.

  •
  Conduct business with clients who share our focus on using quality data, risk management tools and best market practices and to seek business in jurisdictions that we regard as having a fair and reliable legal environment.

  •
  Be responsive to both the brokers who present business to us and to our customers, with the goal of building long-term relationships and developing additional business opportunities.

Our Operations

        The nucleus of our organization, including our primary underwriting team and senior management, is based in Hamilton, Bermuda. This central hub is supported by subsidiary operations in strategically located jurisdictions around the globe. Our Bermuda-based underwriters should soon be complemented with a separately licensed and staffed European underwriting platform, Flagstone Réassurance Suisse SA, based in Martigny, in the canton of Valais, Switzerland. Our research and development effort and part of our catastrophe modeling and risk analysis team is based in Hyderabad, India, and our international reinsurance marketing operations are managed from London, England. Our computer data center is in our Halifax, Nova Scotia office, where we also run support services such as accounting, claims, application support and administration. The result is an operating platform which we believe to be unique, and which provides significant efficiencies in our operations and access to a large and highly qualified staff at a relatively low cost. See "Business—Global Operating Platform."

Recent Industry Trends

        The 2005 season included several of the largest insured losses in history including Hurricanes Katrina, Rita and Wilma. Losses from Hurricane Katrina represented the largest insured catastrophe in the history of the insurance industry, surpassing the $20.7 billion in property losses from the terrorist attacks of September 11, 2001, and the $22.3 billion in losses from Hurricane Andrew in August 1992, previously the largest insured event in history. The events of 2005, particularly following the active storm year in 2004, led to a series of changes in the reinsurance market. These changes led to both diminished underwriting capacity and increased demand for reinsurance, resulting in attractive pricing conditions, including increased premium levels and improved policy terms and conditions for various catastrophe-exposed risks, particularly in the United States beginning in 2006. See "Insurance Industry Background—Current Market Environment."

Competitive Strengths

        We believe that the events of 2005 have resulted in fundamental and enduring changes in the insurance and reinsurance markets, and that, as a result, the ability to successfully select and price risks will be even more critical than in the past. We believe we are well positioned to take advantage of these opportunities because of the following strengths:

  •
  Experienced and Highly Incentivized Team. Our senior management team has significant industry expertise, long-standing industry relationships, and the ability to utilize effectively the risk and investment analytical programs which we have both developed independently and acquired. Our team of senior underwriters has an average industry experience of 21 years. Each of our key executives either has a substantial financial investment in the Company or has a substantial part of his long-term compensation on equity-like terms which aligns his interests with those of our other shareholders.

  •
  Disciplined and Data-Driven Underwriting and Risk Management. We focus on underwriting risks for which sufficient data is available for us to build pricing models we believe to be reasonably predictive of the probabilities of loss, and to determine the likely aggregation and correlation of those risks with our portfolio of risks. We make use of industry-standard catastrophe modeling software, licensing the software of all three major vendors, and we enhance the output from these models with our proprietary software.

  •
  Unique and Efficient Global Operating Platform. We operate with a global platform that we believe affords us greater capabilities and operational efficiencies than those of our competitors relative to our cost basis and our capital size. Our underwriting team and senior executives are located in Bermuda and will be supported by our strategically located subsidiaries in Switzerland, India, the United Kingdom and Canada. We believe we have created an efficient and scalable infrastructure that complements the global, specialized nature of our business.

  •
  Excellent Broker and Customer Relationships. The knowledge, experience and personal relationships of our senior management team provide us with global access to brokers and customers and to existing and new reinsurance programs. On the strength of these relationships and the depth of our experience, Flagstone has rapidly built a diversified portfolio of attractive business with high-quality clients. We believe that these relationships will facilitate strategic expansion into additional lines of business that we find attractive and consistent with our core strengths and expertise.

  •
  Strong Financial Position. We are a recently formed company with a balance sheet unencumbered by any historical losses affecting our industry. As a result, we have no risk that deteriorating loss reserves (which are also referred to as loss and loss adjustment expense reserves) related to legacy exposures prior to our formation will impact our future financial results. As at June 30, 2006, the Company had shareholders' equity in excess of $740.0 million.

See "Business—Competitive Strengths."

Business Strategies

        We believe that prudent management of our underwriting risks, relative to our capital base, together with effective investment of our capital and premium income, will achieve attractive risk-adjusted returns for our shareholders. To achieve this objective, we intend to execute the following strategies:

  •
  Maintain Our Commitment to Diversified and Disciplined Underwriting. We will continue to use our disciplined and data driven underwriting approach to select a diversified portfolio of risks that we believe will generate an attractive return on capital over the long term.

  •
  Continue Our Focus on Risk Management. We treat risk management as an integral part of our underwriting and business management processes. Substantially all of our reinsurance contracts contain loss limitation provisions, and we will continue to limit our net exposure under those contracts to any single event by risk zone to a percentage of Flagstone's operating capital. Flagstone's operating capital consists of shareholder's equity and the proceeds from the issuance of the Deferrable Interest Debentures. The single event exposure limit is set by our Underwriting Committee and is currently set at 60%. This limits our absolute exposure to peak risk zones and produces what we believe to be a more balanced portfolio.

  •
  Utilize Superior Risk Analysis. In addition to using the latest available analytical tools from third-party vendors, we will continue to develop and enhance our own proprietary pricing, risk management and underwriting support systems. Our experienced industry professionals combine these tools with their judgment and insight gleaned from years of experience to build an optimal portfolio of risks.

  •
  Leverage and Expand Our Strong Broker and Customer Relationships. We will continue to strengthen our relationships with brokers and customers and to build our franchise. We will seek to enhance our reputation with brokers by responding promptly to submissions, as quickly as within one business day if necessary, and by providing a reasoned analysis to support our pricing. Members of our senior management team will continue to spend a significant amount of time meeting with brokers and potential new clients and strengthening existing relationships.

  •
  Implement a Sophisticated Investment Approach. While our assets are currently mostly invested in high-grade fixed income securities, we have developed and are in the process of implementing a more sophisticated investment strategy. This strategy has been designed to produce higher expected total returns while still maintaining sufficient liquidity to pay potential claims and preserving our excellent financial strength rating.

  •
  Leverage Our Efficient Global Operating Platform. We will continue to integrate and grow our global operating platform. We believe that by accessing lower cost, yet highly educated and qualified talent, selected from certain of our locations outside of Bermuda, and integrating them into our operations through our technology platform, we will be able to achieve greater capabilities than our competitors relative to our cost basis and our capital size.

  •
  Expand into Attractive Markets. Our management team has considerable experience in evaluating various market opportunities in which our business may be strategically or financially expanded or enhanced. We believe the environment in the reinsurance and insurance markets will continue to produce opportunities for us, through organic expansion or through acquisitions, and that we are well qualified to evaluate and, as appropriate, take advantage of them.

  •
  Employ Our Capital Markets Expertise. The capital markets experience of our senior management team will be leveraged to access capital markets in innovative ways. For example, we have created a facility, which we sometimes refer to as a sidecar, that has raised capital from third-party investors and will reinsure some of our risks. Through sidecars we can optimize our retained risk profile while earning attractive fees for creating and managing these facilities.

  •
  Preserve Our Financial Position. We will continue to manage our capital prudently relative to our risk exposures in order to maximize sustainable long term growth in our book value per common share. Our strategy of limiting our exposure by risk zone means that we may achieve lower returns than some of our competitors in years with lower than average catastrophe losses but that our capital will be better protected in the event of large losses. We are committed to maintaining our excellent capitalization, financial strength and ratings over the long term.

        See "Business—Business Strategies."

Risk Factors

        The competitive strengths that we maintain, the implementation of our business strategy and our future results of operations and financial condition are subject to a number of risks and uncertainties. The factors that could adversely affect our actual results and performance, as well as the successful implementation of our business strategy, are discussed elsewhere in this prospectus under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" and include, but are not limited to, the following:

  •
  Cyclicality of Demand and Pricing in the Reinsurance Market. The reinsurance industry has historically been a cyclical business. Premium levels may be adversely affected by a number of factors which fluctuate and which may contribute to price declines generally in the reinsurance industry.

  •
  Unpredictability and Severity of Catastrophic Events. One or more unpredictable and severe catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

  •
  Adequacy of our Risk Management and Loss Limitation Methods. We use various tools to analyze and manage the reinsurance exposures we assume from ceding companies and the risks from a catastrophic event that could impact our overall reinsurance and investment portfolio. Inadequacies in these tools, such as inaccurate estimates and assumptions in our proprietary risk modeling software, defects in the modeling logic or software code, and unenforceability of loss limitation provisions in our policies, could result in losses from a catastrophic event materially higher than our expectations.

  •
  Adequacy of our Loss Reserves. Establishing an appropriate level of loss reserves is an inherently uncertain process. Because of that uncertainty, it is possible that our reserves at any given time could prove inadequate.

  •
  Our Limited Operating History. We are a recently formed company and our historical financial results may not accurately indicate our future performance.

  •
  Dependence on Key Personnel. Our business could be adversely affected if we were to lose the services of key members of our management team.

  •
  Dependence on the Policies, Procedures and Expertise of Ceding Companies. Because we participate in reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions.

  •
  Potential Loss of Business from One or More Major Reinsurance Brokers. Loss of all or a substantial portion of the business provided by one or more of the major reinsurance brokers could adversely affect our business.

  •
  Potential for Financial Strength Rating Downgrade. Flagstone's financial strength rating is subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best in response to a variety of factors, including the risk factors described in this prospectus. This could adversely affect our standing among brokers and customers, decreasing our premiums and earnings.

  •
  Risk Inherent to our Acquisition Strategy. Part of our business strategy may involve growing the Company in the future by acquiring other reinsurance and insurance companies or their businesses. There can be no assurance that we can or will successfully acquire and integrate such operations in the future.

  •
  Highly Competitive Business Environment. Flagstone competes with major global insurance and reinsurance companies and underwriting syndicates, many of which have extensive experience in reinsurance and may have greater financial resources.

Recent Developments

Flagstone Réassurance Suisse SA

        Flagstone has incorporated a subsidiary, Flagstone Réassurance Suisse SA, which will serve as our European underwriting platform. Flagstone Réassurance Suisse SA is headquartered in Martigny in the canton of Valais, Switzerland, with a representative office in Zurich. Flagstone Réassurance Suisse SA is currently in the process of securing appropriate licensure from the Federal Office of Private Insurance in Switzerland. We believe that for many lines of business we can be more effective in marketing and attracting continental European business in Switzerland than in Bermuda, and that for many clients a Swiss counterparty will be preferred. Through this local presence, Flagstone intends to be in a position to closely follow and respond effectively to the changing needs of the various European insurance markets.

Deferrable Interest Debentures

        On August 23, 2006, the Company raised gross and net proceeds of $136.7 million and $133.0 million, respectively, through a private sale of Deferrable Interest Debentures. The Deferrable Interest Debentures mature on September 15, 2036, and may be called at par by the Company at any time after September 15, 2011.

        The Company may defer payment of the interest for up to 20 consecutive quarterly periods, but no later than September 15, 2011. Any deferred interest payments would accrue interest quarterly on a compounded basis.

Letter of Credit Facility

        In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. While we have not currently drawn upon this facility, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of our investment portfolio.

Island Heritage

        On October 23, 2006, Flagstone completed an offer to purchase common shares from a group of minority investors in Island Heritage Holdings Ltd., which we refer to as Island Heritage. The transaction increased Flagstone's interest in Island Heritage from 18.7% to 28.5% of the total outstanding share capital of Island Heritage. The aggregate cost to the Company of the shares of Island Heritage purchased in this transaction was $4.2 million. See "Business—Island Heritage."

Corporate Information

        Our principal executive offices are located at 23 Church Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 278-4300. Our Internet address is www.flagstonere.bm. Information contained on our website is not a part of this prospectus.

THE OFFERING

Common shares offered	common shares
Common shares to be outstanding after the offering	common shares
Over-allotment option	common shares
Use of proceeds	We estimate the net proceeds from the initial public offering of of our common shares, after deducting the underwriting discounts, commissions and estimated offering expenses (including legal fees and fees to our independent auditor) we will pay, will be approximately $ million. The net proceeds will be approximately $ million if the underwriters exercise their over-allotment option in full. We presently intend to contribute substantially all of the net proceeds of this offering to Flagstone to increase its capital and surplus so as to increase its underwriting capacity and for other general corporate purposes. See "Use of Proceeds."
Dividend policy	Subject to the approval of our Board of Directors, we currently expect to pay a quarterly cash dividend of approximately $ per common share, beginning in the first full fiscal quarter following the completion of this offering. The declaration and payment of dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our Board of Directors deems relevant. See "Dividend Policy."
Voting rights	In general, and except as described herein with regard to voting rights adjustments for certain U.S. shareholders holding more than 9.9% of the voting power of our common shares, our shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. See "Description of Share Capital — Voting Rights."
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.
Proposed New York Stock Exchange trading symbol	We intend to apply to list our common shares on the New York Stock Exchange under the symbol "FSR."

        We issued all of our currently outstanding common shares in a private placement that had three closings: (i)             common shares issued in the first closing, on December 20, 2005, (ii)             common shares issued in the second closing, on February 1, 2006; and (iii)              common shares issued in the third closing, on February 23, 2006. The number of common shares shown to be outstanding after the offering excludes            common shares that may be issued pursuant to the over-allotment option,            common shares that may be issued pursuant to an outstanding founder's warrant, which we refer to as the Warrant, and            common shares that may be issued pursuant to our Performance Share Unit Plan, or PSU Plan, and Restricted Share Unit Plan, or RSU Plan. The Warrant is not currently exercisable, and no common shares currently are due under the PSU Plan or RSU Plan. See "Capitalization."

SELECTED SUMMARY FINANCIAL DATA

        The following table sets forth our selected summary financial data for the six months ended June 30, 2006 and for the period of October 4, 2005 through December 31, 2005. We were formed on October 4, 2005 and commenced operations on December 20, 2005. This financial data is derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). These historical results are not necessarily indicative of results to be expected from any future period and the year to date results presented below are not necessarily indicative of our full-year performance. For further discussion of this risk see "Risk Factors." You should read the following selected summary financial data along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six months ended June 30, 2006		Period October 4, 2005 through December 31, 2005
	($ in thousands, except share amounts, per share amounts and percentages)
Summary Statement of Operations Data:
Gross premiums written		$214,067		$—
Reinsurance premiums ceded		(8,602)		—

Net premiums written		205,465		—

Net premiums earned		56,247		—
Net investment income		14,801		629
Net realized losses		(8,621)		—
Other income		2,009		—
Loss and loss adjustment expenses		(9,827)		—
Acquisition costs		(8,098)		—
General and administrative expenses		(16,249)		(13,013)
Net foreign exchange gains		1,325		—
Interest in earnings of equity investments		259		—

NET INCOME (LOSS)		$31,846		$(12,384)

Earnings (loss) per common share(1)
Weighted average common shares outstanding—Basic		68,481,102		55,239,491
Weighted average common shares outstanding—Diluted		68,481,102		55,239,491
Net income (loss) per common share outstanding—Basic		$0.47		$(0.22)
Net income (loss) per common share outstanding—Diluted		$0.47		$(0.22)
Selected ratios (based on U.S. GAAP statement of operations data)
Loss ratio(2)		17.5%		n/a
Acquisition cost ratio(3)		14.4		n/a
General and administrative expense ratio(4)		28.9		n/a

Combined ratio(5)		60.8%		n/a

	As at June 30, 2006		As at December 31, 2005
	($ in thousands, except share amounts, per share amounts and percentages)
Summary Balance Sheet Data:
Assets
Total investments and cash and cash equivalents		$756,354		$548,255
Premiums receivable		129,105		—
Other assets		39,026		101

Total assets		$924,485		$548,356

Liabilities
Loss and loss adjustment expense reserves		$7,494		$—
Unearned premiums		155,980		—
Other liabilities		17,939		688

Total liabilities		181,413		688

Temporary equity		919		34

Total shareholders' equity		742,153		547,634

Total liabilities, temporary equity and shareholders' equity		$924,485		$548,356

Per share data
Book value per common share(6)	$		$
Diluted book value per common share(7)	$		$

(1)
Earnings (loss) per common share is a measure based on our net income (loss) divided by our weighted average common shares outstanding. Basic earnings (loss) per common share is defined as net income (loss) divided by the weighted average common shares outstanding for the period, giving no effect to dilutive securities. Diluted earnings (loss) per share is defined as net income (loss) divided by the weighted average common shares and common share equivalents outstanding calculated using the treasury stock method for all potentially dilutive securities, including the Warrant and PSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted earnings (loss) per common share.

(2)
The loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the loss ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
Book value per common share is defined as total shareholders' equity divided by the number of common shares outstanding at the end of the period, giving no effect to dilutive securities.

(7)
Diluted book value per common share is defined as total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, calculated using the treasury stock method for all potentially dilutive securities, including the Warrant and PSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.

RISK FACTORS

        Investing in our common shares involves significant risk, including the potential loss of your entire investment. This section discusses risks related to the reinsurance business generally, and to the Company specifically. These risks could materially affect our business, financial condition, or results of operations and cause a decline in the market price of our common shares. You should carefully consider the following factors, in addition to the other information set forth in this prospectus, before you make an investment in our common shares.

Risks Related to the Reinsurance Business

        The reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates and policy terms and conditions.

        The reinsurance industry has historically been a cyclical business. Reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of underwriting capacity, general economic conditions and other factors. The supply of reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry.

        As a result, the reinsurance business historically has been characterized by periods of intense competition on price and policy terms due to excessive underwriting capacity as well as periods when shortages of capacity permit favorable premium rates and policy terms and conditions. Premium levels may be adversely affected by a number of factors which fluctuate and may contribute to price declines generally in the reinsurance industry. Because premium levels for many products have increased over the past several years, the supply of reinsurance has increased and is likely to increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing reinsurers. Continued increases in the supply of reinsurance may have consequences for the reinsurance industry generally and for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions.

Risks Related to the Company

        Claims arising from unpredictable and severe catastrophic events could adversely affect our financial condition or results of operations.

        Our reinsurance operations expose us to claims arising out of unpredictable natural and other catastrophic events, such as hurricanes, windstorms, tsunamis, severe winter weather, earthquakes, floods, fires and explosions. In recent years, the frequency of major weather-related catastrophes has increased.

        The extent of losses from catastrophes is a function of both the number and severity of the insured events and the total amount of insured exposure in the areas affected. Increases in the value and concentrations of insured property, the effects of inflation and changes in cyclical weather patterns may increase the severity of claims from catastrophic events in the future. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations for any fiscal quarter or year, which could adversely affect our financial condition, possibly to the extent of eliminating our shareholders' equity. Our ability to write new reinsurance policies could also be impacted as a result of corresponding reductions in our capital.

        Underwriting is inherently a matter of judgment, involving important assumptions about matters that are unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations.

        If our risk management and loss limitation methods fail to adequately manage our exposure to losses from catastrophic events, our financial condition and results of operations could be adversely affected.

        We manage our exposure to catastrophic losses by analyzing the probability and severity of the occurrence of catastrophic events and the impact of such events on our overall reinsurance and investment portfolio. We use various tools to analyze and manage the reinsurance exposures we assume from ceding companies and risks from a catastrophic event that could impact our investment portfolio. Among the most important of these is proprietary risk modeling software which we have developed and currently utilize, on which we expect to rely to an increasing extent over time. Our proprietary risk modeling software enables us to assess the adequacy of risk pricing and to monitor our overall exposure to risk in correlated geographic zones. Our proprietary risk modeling software is new and relatively untested, and we cannot assure you the models and assumptions used by the software will accurately predict losses in all situations. Further, we cannot assure you that it is free of defects in the modeling logic or in the software code.

        In addition, much of the information that we enter into our risk modeling software is based on third-party data that we believe but cannot assure to be reliable, and estimates and assumptions that are dependent on many variables, such as assumptions about demand surge and storm surge, loss adjustment expenses, insurance-to-value and storm intensity in the aftermath of weather-related catastrophes. Accordingly, if the estimates and assumptions that we enter into our proprietary risk model are incorrect, or if our proprietary risk model proves to be an inaccurate forecasting tool, the losses we might incur from an actual catastrophe could be materially higher than our expectation of losses generated from modeled catastrophe scenarios, and our financial condition and results of operations could be adversely affected.

        We also seek to limit our loss exposure through loss limitation provisions in our policies, such as limitations on the amount of losses that can be claimed under a policy, limitations or exclusions from coverage and provisions relating to choice of forum, which are intended to assure that our policies are legally interpreted as we intend. We cannot assure you that these contractual provisions will be enforceable in the manner we expect or that disputes relating to coverage will be resolved in our favor. If the loss limitation provisions in our policies are not enforceable or disputes arise concerning the application of such provisions, the losses we might incur from a catastrophic event could be materially higher than our expectations, and our financial condition and results of operations could be adversely affected.

        If we underestimate our loss reserves, our financial condition and results of operations could be adversely affected.

        Our success depends on our ability to accurately assess the risks associated with the businesses and properties that we reinsure. If unpredictable catastrophic events occur, or if we fail to adequately manage our exposure to losses or fail to adequately estimate our future reserve requirements, our actual loss and loss adjustment expenses may deviate, perhaps substantially, from our future reserve estimates.

        As a matter of business planning, we estimate on a daily basis the risks associated with our outstanding obligations. However, under U.S. GAAP, we are not permitted to establish loss and loss adjustment expense reserves (or loss reserves), which include case reserves and incurred but not reported (or IBNR) reserves, with respect to our property catastrophe reinsurance until an event which gives rise to a claim occurs. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside on our financial statements, with no allowance for the provision of loss reserves to account for possible other future losses with respect to our property catastrophe reinsurance. Our loss reserve estimates do not represent an exact calculation of liability. Rather, they are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, predictions of future developments and estimates of future trends and other variable factors such as inflation. Establishing an appropriate level of our loss reserve estimates is an inherently uncertain process. It is likely that the ultimate liability will be greater or less than these estimates and that, at times, this variance will be material. Our future reserve estimates are refined continually as experience develops and claims are reported and settled. Establishing an appropriate level of our future reserve estimates is an inherently uncertain process. In addition, as a broker market reinsurer, reserving for our business can involve added uncertainty because we depend on information from ceding companies, there is a time lag inherent in reporting information from the primary insurer to us, and ceding companies have differing reserving practices. Moreover, these uncertainties are greater for reinsurers like us than for reinsurers with a longer operating history, because we do not yet have an established loss history. Because of this uncertainty, it is possible that our estimates for reserves at any given time could prove inadequate.

        To the extent we determine that actual losses and loss adjustment expenses from events which have occurred exceed our expectations and loss reserves reflected in our financial statements, we will be required to immediately reflect these changes. This could cause a sudden and material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital, which could materially restrict our ability to write new business and adversely affect our financial condition and results of operations. The number and size of reported claims that we have received to date has been small, resulting in $7.5 million in loss and loss adjustment expense reserves on our balance sheet at June 30, 2006. In the future, the number of claims will increase, and one or more greater than expected claims, or the cumulative effect of a larger number of smaller claims than we have estimated, could exceed our loss and loss adjustment expense reserves.

        We have a limited operating history and our historical financial results may not accurately indicate our future performance.

        We were formed in October 2005 and commenced operations in December 2005, and thus we have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our past performance or to make a decision about an investment in our common shares. We are a developing company and face substantial business and financial risks and may suffer significant losses. We must successfully develop business relationships, establish operating procedures, hire staff, install information management and other systems, establish facilities and obtain licenses, as well as take other steps necessary to conduct our intended business activities. As a result of these risks, it is possible that we may not be successful in implementing our business strategy or completing the development of the infrastructure necessary to run our business. As such, our historical financial results may not accurately indicate our future performance.

        We are dependent on key employees and the loss of any of these employees or our inability to attract and retain other key personnel could adversely affect our business.

        Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. We rely substantially upon the services of David Brown, our Chief Executive Officer; Mark Byrne, the Executive Chairman of our Board of Directors; James O'Shaughnessy, our Chief Financial Officer; Gary Prestia, our Chief Underwriting Officer-North America; Guy Swayne, our Chief Underwriting Officer-International; and David Flitman, our Chief Actuary, among other key employees. Although we are not aware of any planned departures, the loss of any of their services or the services of other members of our management team or difficulty in attracting and retaining other talented personnel could impede the further implementation of our business strategy, and could have an adverse effect on our business. Although we have an employment agreement with each of the above named executives, there is a possibility that these employment agreements may not be enforceable in the event any of these employees leave. We do not currently maintain key man life insurance policies with respect to them or any of our other employees.

        We are dependent on the policies, procedures and expertise of ceding companies; these companies may fail to accurately assess the risks they underwrite, which may lead us to inaccurately assess the risks we assume.

        Because we participate in reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they underwrite initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant underwriting losses on these contracts.

        Loss of business from one or more major reinsurance brokers could adversely affect us.

        We market our reinsurance on a worldwide basis primarily through reinsurance brokers, and we depend on a small number of reinsurance brokers for a large portion of our revenues. Since we commenced operations in December 2005, 100% of our gross premiums written were sourced through brokers. The following brokers, Benfield Group Limited (28.5%), Willis Group Holdings Ltd. (22.8%), Aon Re Worldwide (21.1%) and Guy Carpenter & Company, Inc. (14.6%), provided a total of 87.0% of our gross premiums written for the first six months of 2006. Affiliates of these and other brokers have historically co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor their own reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could adversely affect our business.

        Our reliance on reinsurance brokers subjects us to their credit risk.

        In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we may remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums to reinsurance brokers for payment to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, regardless of whether we have received the premiums. Consequently, consistent with industry practice, we assume a degree of credit risk associated with reinsurance brokers.

        The financial strength rating of Flagstone may be revised downward, which could affect our standing among brokers and customers and cause our premiums and earnings to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. In December 2005, A.M. Best assigned to Flagstone a financial strength rating of "A-" (Excellent). This rating is not a recommendation to purchase or discontinue any policy or contract issued by us or to buy, hold or sell our common shares. A.M. Best financial strength ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" financial strength ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders.

        Flagstone's financial strength rating is subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best in response to a variety of factors, including the risk factors described in this section.

        If Flagstone's financial strength rating is reduced from its current level by A.M. Best, our competitive position in the reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings.

        It is increasingly common for our reinsurance contracts to contain terms that would allow the ceding companies to cancel the contract for the remaining portion of our period of obligation if the financial strength ratings of our insurance subsidiaries are downgraded below A- by A.M. Best. Whether a ceding company would exercise this cancellation right would depend, among other factors, on the reason for such downgrade, the extent of the downgrade, the prevailing market conditions and the pricing and availability of replacement reinsurance coverage. Therefore, we cannot predict in advance the extent to which this cancellation right would be exercised, if at all, or what effect any such cancellations would have on our financial condition or future operations, but such effect could be material.

        The indenture governing our Deferrable Interest Debentures would restrict us from declaring or paying dividends on our common shares if Flagstone (1) is downgraded by A.M. Best to a financial strength rating below A- and fails to renew more than 51% of its net premiums written during any twelve-month period, (2) is downgraded to a financial strength rating below A- and sells more than 51% of its rights to renew net premiums written over the course of a twelve-month period, (3) is downgraded to a financial strength rating below B++ or (4) withdraws its financial strength rating by A.M. Best.

        We may seek additional financial strength ratings from other nationally recognized ratings agencies. We cannot assure you that Flagstone will be able to maintain any particular insurance rating.

        We are a new company and may encounter difficulties establishing the information technology systems necessary to run our business.

        The performance of our information technology systems is critical to our business and reputation and our ability to process transactions and provide high quality customer service. Such systems are and will continue to be a very important part of our underwriting process. We make use of industry-standard catastrophe modeling software, licensing the software of all three major vendors, and we enhance the output from these models with our proprietary software.

        We cannot be certain that we will be able to replace these service providers or consultants, if necessary, without slowing our underwriting response time, or that our proprietary technology, once established, will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.

        We may be unable to purchase reinsurance for our own account on commercially acceptable terms or to collect under any reinsurance we have purchased.

        We may acquire reinsurance purchased for our own account to mitigate the effects of large or multiple losses on our financial condition. From time to time, market conditions have limited, and in some cases prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance they consider adequate for their business needs. For example, following the September 11, 2001 terrorist attacks, terms and conditions in the reinsurance markets generally became less attractive to buyers of such coverage. Similar conditions occurred as a result of Hurricanes Katrina, Rita and Wilma in 2005, and may occur in the future, and we may not be able to purchase reinsurance in the areas and for the amounts required or desired. Even if reinsurance is generally available, we may not be able to negotiate terms that we deem appropriate or acceptable or to obtain coverage from entities with satisfactory financial resources.

        In addition, a reinsurer's insolvency, or inability or refusal to make payments under a reinsurance or retrocessional reinsurance agreement with us, could have a material adverse effect on our financial condition and results of operations because we remain liable to the insured under the corresponding coverages written by us.

        Our investment portfolio may suffer reduced returns or losses which could adversely affect our results of operations and financial condition.

        We expect to derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio, which currently consists primarily of fixed maturity securities, as well as the ability of our investment manager to effectively implement our investment strategy.

        The investment income derived from our invested assets was $14.8 million or 46.5% of our net income, for the six months ended June 30, 2006. Our investment policies seek capital appreciation and thus will be subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.

        Our Investment Committee has approved a strategy for reallocating our assets, and after implementation, our portfolio will contain a mix of assets that may be more volatile than our current predominantly fixed income portfolio. Our investment performance may vary substantially over time, and we cannot assure you that we will achieve our investment objectives.

        Investment returns are an important part of our growth in book value, and fluctuations in the fixed income or equity markets could impair our financial condition and results of operations. A significant period of time normally elapses between the receipt of insurance premiums and the disbursement of insurance claims. We cannot assure you that we will successfully match the structure of our investments with Flagstone's liabilities under its reinsurance contracts. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments before maturity, potentially at a significant loss.

        Investment results will also be affected by general economic conditions, market volatility, interest rate fluctuations, liquidity and credit risks beyond our control. In addition, the need for liquidity may result in investment returns below our expectations. Also, with respect to certain of our investments, we are subject to pre-payment or reinvestment risk. Although we attempt to manage the risks of investing in a changing interest rate environment, a significant increase in interest rates could result in significant losses, realized or unrealized, in the fair value of our investment portfolio and, consequently, could have an adverse affect on our results of operations. In addition, we are exposed, and with our change in our investment strategy will be increasingly exposed, to changes in the level or volatility of equity prices that affect the value of securities or instruments that derive their value from a particular equity security, a basket of equity securities or a stock index. These conditions are outside of our control and could adversely affect the value of our investments and our financial condition and results of operations.

        We may be adversely affected by fluctuations in currency exchange rates.

        The U.S. dollar is our reporting currency. The functional currencies of the Company's subsidiaries are generally their national currencies, except for the Bermuda subsidiaries, whose functional currency is the U.S. dollar. We enter into reinsurance contracts where the premiums receivable and losses payable are denominated in currencies other than the U.S. dollar. In addition, we maintain a portion of our investments and liabilities in currencies other than the U.S. dollar. Premiums received in non-U.S. currencies are generally converted into U.S. dollars at the time of receipt. When we incur a liability in a non-U.S. currency, we carry such liability on our books in the original currency. These liabilities are converted from the non-U.S. currency to U.S. dollars at the time of payment. We will therefore realize foreign currency exchange gains or losses as we ultimately receive premiums and settle claims required to be paid in foreign currencies.

        We may use currency hedges to alleviate our potential exposure to volatility in foreign exchange rates and intend to consider the use of additional hedges when we are advised of known or probable significant losses that will be paid in currencies other than the U.S. dollar. To the extent that we do not seek to hedge our foreign currency risk or our hedges prove ineffective, the impact of a movement in foreign currency exchange rates could adversely affect our operating results.

        We may need additional capital in the future, which may not be available to us or may not be available on favorable terms, may have rights, preferences and privileges superior to those of our common shares, could dilute your ownership in the Company, and may cause the market price of our common shares to fall.

        We may need to raise additional capital in the future, through public or private debt or equity financings, to write new business successfully, establish premium rates and loss and loss adjustment reserves at levels sufficient to cover losses, acquire new businesses or invest in existing businesses, or otherwise respond to competitive pressures in our industry. Any additional financing we may seek may not be available on terms favorable to us, or at all. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common shares. Any additional capital raised through the sale of equity will dilute your ownership percentage in our company and may decrease the market price of our common shares.

        Our business strategy subjects us to risks in connection with potential future acquisitions.

        Part of our business strategy may involve growing the Company in the future by acquiring other reinsurance and insurance companies or parts or all of their businesses. Our ability to make these acquisitions will depend upon many factors, including the availability of suitable financing and the ability to identify and acquire businesses on a cost-effective basis. Our ability to effectively integrate acquired personnel, operations, products and technologies, to retain and motivate key personnel, and to retain the goodwill and customers of acquired companies or businesses will also be important. There can be no assurance that we can or will successfully acquire and integrate such operations in the future. Furthermore, in connection with future acquisition opportunities, we may need to incur indebtedness or issue additional equity. If and when achieved, new acquisitions may adversely affect our near-term operating results due to increased capital requirements, transitional management and operating adjustments, interest costs associated with acquisition debt, and other factors.

        The commercial and investment activities of our principal shareholders may lead to conflicts of interest.

        Certain of our principal shareholders and directors engage in commercial activities, and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Several of our principal shareholders or their affiliates, directors and officers have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in reinsurance underwriting, some of which, together with these principal shareholders, may compete with us. Certain of our principal shareholders and their affiliates, and our directors, have also entered into agreements with and made investments in numerous companies that may compete with us. A number of our directors and executive officers have made, or are affiliated with firms that have made, significant investments in new and existing companies which compete directly with us. See "Certain Relationships and Related Transactions."

        The emergence of unexpected claims and coverage issues as industry practices and conditions evolve could adversely affect our financial condition and results of operations.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our reinsurance contracts may not be known for many years after a contract is issued.

        One example involves coverage for losses arising from terrorist acts. Substantially all of the reinsurance contracts that we have written exclude coverage for losses arising from the peril of terrorism caused by nuclear, biological, chemical or radiological attack. We are unable to predict the extent to which our future insurance contracts will cover terrorist acts. We also are unsure how terrorist acts will be defined in our current and future contracts and cannot assure you that losses resulting from future terrorist attacks will not be incidentally or inadvertently covered. If there is a future terrorist attack, the possibility remains that losses resulting from such event could prove to be material to our financial condition and results of operations. Terrorist acts may also cause multiple claims, and there is no assurance that our policy limits will be effective.

        The effects of these and other unforeseen emerging claim and coverage issues are extremely difficult to predict. If we are required to cover losses that we did not anticipate having to cover under the terms of our reinsurance contracts, we could face significant losses and as a result, our financial condition and results of operation could be adversely affected.

        We operate in a highly competitive business environment.

        The reinsurance industry is highly competitive. We compete with major global insurance and reinsurance companies and underwriting syndicates, many of which have extensive experience in reinsurance and may have greater financial resources available to them than us. Other financial institutions, such as banks and hedge funds, now offer products and services similar to our products and services. Alternative products, such as catastrophe-linked bonds, compete with our products. In the future, underwriting capacity will continue to enter the market from these identified competitors and perhaps other sources. After the September 11, 2001, terrorist attacks in the United States, and then again following the three major hurricanes of 2005 (Katrina, Rita and Wilma), new capital flowed into Bermuda, and much of these new proceeds went to a variety of Bermuda-based start-up companies. The full extent and effect of this additional capital on the reinsurance market will not be known for some time and current market conditions could reverse. These continued increases in the supply of reinsurance may have negative consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions. Insurance company customers of reinsurers may choose to retain larger shares of risk, thereby reducing overall demand for reinsurance.

        In addition, while we believe our global operating platform is currently unique, it is possible that our competitors will aim to employ a similar platform in the future, or implement their own platforms with equivalent or superior operational and cost structures than ours.

        The availability and cost of security arrangements for reinsurance transactions may impact our ability to provide reinsurance to ceding insurers.

        Flagstone is required to post collateral security with respect to reinsurance liabilities it assumes from many ceding insurers, especially those in many U.S. jurisdictions. The posting of collateral security is generally required in order for these ceding companies to obtain credit on their statutory financial statements with respect to reinsurance liabilities ceded to reinsurers who are not licensed or accredited in these jurisdictions. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or "funds withheld" arrangements whereby the assets are held in trust by the ceding company.

        Flagstone currently has the ability to issue up to $200.0 million in letters of credit under the Company's letter of credit facility, the renewal of which is reviewed annually. If this facility is not sufficient or if the Company is unable to renew this facility or is unable to arrange for other types of security on commercially acceptable terms, the ability of Flagstone to provide reinsurance to some U.S.-based and international clients may be severely limited.

        In addition, the security arrangements may subject our assets to security interests or require that a portion of our assets be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the jurisdiction of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. These restrictions may result in lower investment yields on these assets, which could adversely affect our profitability.

        We are a holding company and we and our subsidiaries are subject to restrictions on paying dividends, repurchasing common shares or otherwise returning capital to shareholders.

        The Company is a holding company with no significant operations or assets other than its ownership of its subsidiaries, the most important of which is Flagstone. Dividends, distributions and other permitted payments from Flagstone, which are limited under Bermuda law and regulations, are expected to be the Company's primary source of funds to pay expenses and fund dividends, if any, or share repurchases.

        Under the Bermuda Insurance Act 1978 of Bermuda, as amended, and related regulations, which we refer to as the Insurance Act, Flagstone will be required to maintain certain minimum solvency and paid-up share capital levels and will be prohibited from declaring or paying dividends that would result in noncompliance with such requirement. As a Bermuda Class 4 reinsurer, Flagstone may not pay dividends in any financial year which would exceed 25% of its total statutory capital and surplus unless at least seven days before payment of those dividends it files an affidavit with the BMA signed by at least two directors and Flagstone's principal representative, which states that in their opinion, declaration of those dividends will not cause Flagstone to fail to meet its prescribed solvency margin and liquidity ratio. Further, Flagstone may not reduce by 15% or more its total statutory capital as set out in its previous year's statements without the prior approval of the BMA. This may limit the amount of funds available for distribution to the Company, restricting the Company's ability to pay dividends, make distributions and repurchase any of its common shares.

        In addition, under the Bermuda Companies Act 1981, as amended, and related regulations, which we refer to as the Companies Act, the Company and Flagstone may only declare or pay a dividend or make a distribution if, among other matters, there are reasonable grounds for believing that each is, and will after the payment be, able to pay their respective liabilities as they become due and that the realizable value of their assets will not thereby be less than the sum of their liabilities and their issued share capital and share premium accounts. In connection with any share repurchase, as stipulated by the Companies Act, the Company may not repurchase any of its common shares if the repurchase would reduce its minimum share capital below the minimum share capital specified in the Company's memorandum of association or, if the Company is, or, as a result of such repurchase would be, rendered insolvent.

        Swiss law permits dividends to be declared only after profits have been allocated to the reserves required by law and to any reserves required by the articles of incorporation. The articles of incorporation of Flagstone Réassurance Suisse SA do not require any specific reserves. Therefore, Flagstone Réassurance Suisse SA must allocate any profits first to the reserve required by Swiss law generally, and may pay as dividends only the balance of the profits remaining after that allocation. In the case of Flagstone Réassurance Suisse SA, Swiss law requires that 5% of the company's profits be allocated to a "general reserve" until the reserve reaches 20% of its paid-in share capital.

        In addition, a Swiss reinsurance company may pay a dividend only if, after payment of the dividend, it will continue to comply with regulatory requirements regarding minimum capital and special reserves.

Risks Related to Laws and Regulations Applicable to Us

        If we become subject to insurance statutes and regulations in addition to the statutes and regulations that currently apply to us, there could be a significant and negative impact on our business.

        The insurance laws of each state in the United States and many non-U.S. jurisdictions regulate the sale of insurance within that jurisdiction by alien insurers, such as Flagstone, which are not authorized or admitted to do business in that jurisdiction. We currently intend to conduct our business so that Flagstone will not be subject to insurance licensing requirements or insurance regulations in any jurisdiction other than Bermuda. Although we do not intend for Flagstone to engage in insurance underwriting activities which would require us to comply with insurance licensing requirements in the United States, a large portion of the gross premiums written by Flagstone are derived from reinsurance contracts entered into with entities domiciled in the United States. The laws and regulations applicable to direct insurers could indirectly affect us, such as collateral requirements in various U.S. states to enable such insurers to receive credit for reinsurance ceded to us.

        We expect that for so long as Flagstone follows its operating guidelines, it will conduct its activities in compliance with applicable insurance statutes and regulations. However, insurance regulators in the United States or other jurisdictions who review the activities of Flagstone may successfully take the position that Flagstone is subject to the jurisdiction's licensing requirements.

        The insurance and reinsurance regulatory framework of Bermuda recently has become subject to increased scrutiny in many jurisdictions, including the United States. We are not able to predict the future impact on Flagstone's operations of changes in the laws and regulation to which we are or may become subject.

        Our Indian subsidiary, West End Capital Management BPO Services (India) Private Limited, which we refer to as West End (India) has been duly incorporated under the Companies Act, 1956 in India and has specified as its main object the provision of business process outsourcing services, which permits it to provide us with back office information technology support services. West End (India) is not considered to be engaged in the insurance or reinsurance business and is not registered with India's Insurance Development & Regulatory Authority. In the future, however, it is possible that regulators in India will take the position that West End (India) is subject to the India's Insurance Development & Regulatory Authority or other insurance/reinsurance regulatory restrictions in India.

        We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant levels of legal, accounting and other expenses that we did not incur as a privately-owned company. The U.S. Sarbanes-Oxley Act of 2002, particularly Section 404, and related rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange, regulate corporate governance practices of public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming than they have been in the past when we were a privately-owned company. While we have spent considerable time and resources in anticipation of complying with these regulations, we will incur additional expenses going forward. Furthermore, the cost of compliance could be material to us because of our size and scale of operations.

        Our business could be adversely affected by Bermuda employment restrictions.

        We may need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) who meets the minimum standard requirements for the advertised position is available. Bermuda government policy limits the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits, including Messrs. Byrne, Prestia and Flitman, have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

        It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have an adverse effect on our business.

        It may be difficult to enforce a judgment or effect service of process under Bermuda law on the Company, Flagstone or related persons.

        The Company and Flagstone are Bermuda exempted companies limited by shares, and it may be difficult for you to enforce judgments against them or their directors and executive officers.

        We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, several of our directors and most of our officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Attride-Stirling & Woloniecki, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Attride-Stirling & Woloniecki that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Our Common Shares

        No public market currently exists for our common shares.

        Currently there is no public trading market for our common shares and, as a result, we cannot predict whether an active trading market will develop and continue upon completion of this offering or if the market price of our common shares will decline below the initial public offering price. The initial public offering price per common share will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the market price of our common shares after our initial public offering.

        Future sales may affect the market price of our common shares.

        We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See "Description of Share Capital—Registration Rights Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional common shares may be sold. Upon completion of our initial public offering and assuming the underwriters' over-allotment option is not exercised, we will have      common shares outstanding. If the underwriters' over-allotment option is exercised, an additional      common shares will be outstanding. In addition,      common shares will be issuable upon the exercise of the Warrant that we issued to Haverford, the PSU Plan and the RSU Plan. Of these shares, all of the common shares sold in this offering will be freely transferable, except for any common shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The remaining common shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144.

        We, our directors, officers and our existing shareholders and those persons who purchase common shares through the directed share program discussed under "Underwriting—Directed Share Program" in this prospectus have agreed, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of Lehman Brothers Inc. and Citigroup Global Markets Inc. on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares. Beginning on December 20, 2007, all existing shareholders and their transferees will have the right to require us to register their common shares under the Securities Act for sale into the public markets. Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. In addition, following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register common shares issued or reserved for issuance under our PSU and RSU Plans. Subject to the settlement of PSUs and RSUs, common shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

        We intend to file a "shelf" registration statement under the Securities Act promptly after we become eligible to do so, which may be as soon as 12 months after this offering. The shelf registration statement would enable us rapidly to issue and sell a variety of securities, which may include additional common shares.

        There are provisions in our charter documents that may reduce or increase the voting rights of our common shares.

        There are provisions in our bye-laws which may reduce or increase the voting rights of the common shares. In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the common shares of a shareholder are treated as "controlled shares" (as generally determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder and under section 957 of the Code) of any U.S. Person (as defined in section 7701(a)(30) of the Code) and such controlled shares constitute 9.9% or more of the votes conferred by the Company's issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.9% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.9% under a formula specified in our bye-laws. The reduction in votes is generally to be applied proportionately among all the "controlled shares" of the 9.9% U.S. Shareholder. The formula is applied repeatedly until the voting power of all 9.9% U.S. Shareholders has been reduced below 9.9%. In addition, the Board of Directors may limit a shareholder's voting rights where it deems it appropriate to do so to (i) avoid the existence of any 9.9% U.S. Shareholder; and (ii) avoid certain adverse tax, legal or regulatory consequences to the Company or any of the Company's subsidiaries or any shareholder or its affiliates. "Controlled shares" includes all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of the Company so long as the reallocation does not cause any U.S. shareholder to become a 9.9% U.S. Shareholder.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights increased to in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.9% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests before each shareholder vote. See "Description of Share Capital—Voting Rights."

        The Company also has the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to our bye-laws. If a shareholder fails to respond to a request for information from the Company or submits incomplete or inaccurate information in response to a request, the Company, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

        As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

        U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to the Company and Flagstone, differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in shareholders having greater difficulties in protecting their interests as a shareholder of our Company than as a shareholder of a U.S. corporation. In particular, this affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our company, what approvals are required for business combinations by our company with a large shareholder or a wholly-owned subsidiary, what rights a shareholder may have to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.

        For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Share Capital—Differences in Corporate Law."

        Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

        Examples of provisions in our bye-laws that could have this effect include:

  •
  Election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year, thus limiting your ability to replace directors

  •
  the total voting power of any U.S. shareholder owning more than 9.9% of our common shares will be reduced below 9.9% of the total voting power of our common shares and

  •
  the affirmative vote of at least 75% of the directors then in office will be required to approve any merger, consolidation, amalgamation, continuation or similar transaction involving the Company.

        For a description of these provisions, see "Description of Share Capital."

        There are regulatory limitations on the ownership and transfer of our common shares.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act 1981 of Bermuda, as amended and the Bermuda Investment Business Act 2003, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issues and transfers of shares of a Bermuda exempted company. However, the BMA has pursuant to its statement of June 1, 2005 given its general permission under the Exchange Control Act 1972 (and related regulations) for the issue and free transfer of our common shares to and among persons who are non-residents of Bermuda for exchange control purposes as long as the shares are listed on an appointed stock exchange, which includes the New York Stock Exchange. This general permission would cease to apply if the Company were to cease to be so listed. Bermuda insurance law requires that any person who becomes a holder of at least 10%, 20%, 33% or 50% of the common shares of an insurance or reinsurance company or its parent company must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law.

        Except in connection with the settlement of trades or transactions entered into through the facilities of the New York Stock Exchange, our Board of Directors may generally require any shareholder or any person proposing to acquire our shares to provide the information required under our bye-laws. If any such shareholder or proposed acquirer does not provide such information, or if the Board of Directors has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board of Directors may decline to register any transfer or to effect any issuance or purchase of shares to which such request is related. Although these restrictions on transfer will not interfere with the settlement of trades on the New York Stock Exchange, we may decline to register transfers in accordance with our bye-laws and Board of Directors resolutions after a settlement has taken place.

        We may repurchase your common shares without your consent.

        Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse legal or regulatory treatment to us, our subsidiaries or our shareholders if our Board of Directors reasonably determines, in good faith, that failure to exercise our option would result in such adverse consequences or treatment. See "Description of Share Capital—Acquisition of Common Shares by the Company."

Risks Related to Tax Matters

        U.S. persons who hold common shares may be subject to U.S. income taxation at ordinary income rates on undistributed earnings and profits.

        Controlled Foreign Corporation Rules.    If the Company or any of its subsidiaries is characterized as a controlled foreign corporation, or CFC, for an uninterrupted period of 30 days or more during a taxable year, then any "U.S. 10% shareholder" (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation of Shareholders—United States Holders—Possible Classification of the Company and/or its Subsidiaries as Controlled Foreign Corporations") owning common shares (directly or indirectly through non-U.S. entities) on the last day of our taxable year would be required to include in its U.S. federal gross income for the taxable year its pro rata share of the relevant company's undistributed earnings and profits characterized as "subpart F income" (as defined in "Material Tax Considerations—Taxation of Shareholders—United States Taxation of Shareholders—United States Holders—Possible Classification of the Company and/or its Subsidiaries as Controlled Foreign Corporations") (including certain insurance underwriting income and investment income). Additionally, such U.S. 10% shareholder may be taxable at the rates applicable to dividends on any gain realized on a sale or other disposition (including by way of repurchase or liquidation) of common shares to the extent of our current and accumulated earnings and profits attributable to such common shares. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation of Shareholders—United States Holders—Possible Classification of the Company and/or its Subsidiaries as Controlled Foreign Corporations."

        Because of the anticipated dispersion of the Company's share ownership, provisions in our bye-laws that limit voting power and other factors, no U.S. Person who owns common shares of the Company directly or indirectly through one or more non-U.S. entities should be treated as a U.S. 10% shareholder. We cannot be certain, however, that the Internal Revenue Service or IRS will not challenge the effectiveness of these provisions or that a court would not sustain such a challenge, in which case an investor in common shares could be adversely affected.

        Related Person Insurance Income Rules.    If the gross "related person insurance income," or RPII, of any insurance subsidiary of the Company were to equal or exceed 20% of its gross insurance income in any taxable year and if direct or indirect insureds (and related persons) were to own 20% or more of either the voting power or value of the common shares either directly or indirectly through entities, a United States person owning any common shares directly or indirectly through non-U.S. entities on the last day of the relevant subsidiary's taxable year could be required to include in gross income for United States federal income tax purposes such person's share of the subsidiary's RPII for up to the entire taxable year, determined as if all such RPII were distributed proportionately only to such United States persons at that date, but limited by such person's share of the subsidiary's current-year earnings and profits as reduced by the person's share, if any, of certain prior-year deficits in earnings and profits attributable to the subsidiary's insurance business. Upon the sale or other disposition of any common shares, such person may also be subject to United States federal income tax at the rates applicable to dividends to the extent of the holder's pro rata share of the subsidiary's undistributed earnings and profits, although we do not believe this should be the case since the Company will not be directly engaged in the insurance business.

        We do not expect the gross RPII of any subsidiary of the Company to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future and do not expect direct or indirect insureds (and related persons) to directly or indirectly through entities own 20% or more of either the voting power or value of the common shares, but we can not be certain that this will be the case.

        The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations. Regulations interpreting the RPII provisions of the Code exist only in proposed form.

It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof is uncertain. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation of Shareholders—United States Holders—The RPII CFC Provisions."

        U.S. holders of common shares may be subject to U.S. income taxation at the highest marginal income tax rates applicable to ordinary income and be required to pay an interest charge.

        Passive Foreign Investment Company Rules.    If the Company were characterized as a passive foreign investment company, or PFIC, for any taxable year, United States holders of common shares generally would be subject to adverse income tax consequences for such year and each subsequent year including (i) taxation of any gain attributable to the sale or other disposition (including by way of repurchase or liquidation) of their common shares or any "excess distribution" with respect to their common shares at the highest marginal income tax rates applicable to ordinary income in the holder's holding period for the common shares and (ii) an interest charge on the deemed deferral of income tax, unless the holder properly (a) elects to have us treated as a qualified electing fund and thus to include in gross income each year a pro rata share of our ordinary earnings and net capital gain for any year in which we constitute a PFIC or (b) makes a PFIC mark to market election with respect to us. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation Shareholders—United States Holders—Passive Foreign Investment Companies."

        The Company believes that it will not currently be a PFIC because it (through its insurance subsidiaries) will engage predominantly in the active conduct of an insurance business. We can not be certain, however, that the IRS or a court will concur that based on our activities and the composition of our income and assets that we are not a PFIC.

        U.S. tax-exempt organizations that own common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization that owns any of our common shares will be required to treat certain subpart F insurance income, including RPII, as unrelated business taxable income. Although we do not believe that any United States holders, including U.S. tax-exempt organizations, should be allocated any subpart F insurance income, we cannot be certain that this will be the case. Potential U.S. tax-exempt investors are advised to consult their tax advisors. See "Material Tax Considerations—Taxation of Shareholders—United States Taxation of Shareholders—United States Holders—Tax-Exempt Shareholders."

        Changes in U.S. tax laws may be retroactive and could subject a U.S. holder of common shares to U.S. income taxation on the Company's undistributed earnings and to other adverse tax consequences.

        The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a CFC, is a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC provisions to an insurance company and the regulations regarding RPII are in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We are not able to predict if, when or in what form such guidance will be provided or whether such guidance will have a retroactive effect. The tax treatment of non-U.S. insurance companies has been the subject of discussion in the U.S. Congress. We cannot assure you that future legislative action will not increase the amount of U.S. tax payable by us. If this happens, our financial condition and results of operations could be adversely affected.

        We may be subject to taxation in the United States which would negatively affect our results.

        If any of the Company or its subsidiaries is considered to be engaged in a business in the United States, such company may be subject to current U.S. corporate income and branch profits taxes on the portion of such company's earnings effectively connected to its U.S. business. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—United States Taxation." The Company and its subsidiaries are incorporated under the laws of Bermuda and other non-U.S. jurisdictions and intend to conduct substantially all of their activities outside the United States and, except as described below, to limit their United States contacts so that each of them will not be subject to U.S. taxation on their income (other than excise taxes on reinsurance premium income attributable to reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). See "Material Tax Considerations—Taxation of the Company and Subsidiaries—United States."

        We may be subject to taxation in the United Kingdom which would negatively affect our results.

        None of our companies, except for Flagstone Representatives Limited, are incorporated or managed in the United Kingdom. Accordingly, none of our other companies should be treated as being resident in the United Kingdom for corporation tax purposes unless the central management and control of any such company is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. Each of our companies currently intends to manage its affairs so that none of our companies, apart from Flagstone Representatives Limited, are resident in the United Kingdom for tax purposes. Each of our companies, apart from Flagstone Representatives Limited, currently intends to operate in such a manner so that none of our companies, apart from Flagstone Representatives Limited, carry on a trade through a permanent establishment in the United Kingdom. If any of our companies were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of our companies, other than Flagstone Representatives Limited, were to be treated as carrying on a trade in the United Kingdom through a branch or agency or of having a permanent establishment in the United Kingdom, our results of operations and your investments could be materially adversely affected. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—United Kingdom."

        We may be subject to taxation in Switzerland which would negatively affect our results.

        None of our companies, except for Flagstone Réassurance Suisse SA, is incorporated or managed in Switzerland. Accordingly, none of our other companies should be liable for Swiss corporation taxation unless it carries on business through a permanent establishment in Switzerland. From a Swiss tax perspective, a permanent establishment is a fixed place of business through which a company performs business activities that are considered as being quantitatively and qualitatively significant by the tax authorities, and may include a branch, office, agency or place of management. Each of our companies currently intends to operate in such a manner so that none of our companies, apart from Flagstone Réassurance Suisse SA, will carry on business through a permanent establishment in Switzerland. If any of our companies were to be treated as carrying on business in Switzerland through a branch or agency or of having a permanent establishment in Switzerland, our results of operations could be materially adversely affected. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—Switzerland."

        We may be subject to taxation in Canada which would negatively affect our results.

        None of our companies, except for Flagstone Management Services (Halifax) Limited, or Flagstone Halifax, is resident in Canada for corporate tax purposes. Accordingly, none of our other companies should be liable for Canadian corporate tax unless it is determined to be carrying on business in Canada. Canada applies both a common law test and a statutory test to determine whether a non-resident is carrying on business in Canada. The common law test looks to where the contracts of the business are made, and the location of operations from which profits arise. The statutory test extends the concept of carrying on business to include a transaction by which a non-resident "solicits orders or offers anything for sale in Canada through an agent or servant, whether the contract or transaction is to be completed inside or outside Canada or partly inside or outside Canada." Each of our companies currently intends to operate in such a manner so that none of our companies, apart from Flagstone Halifax, will be deemed to be carrying on business in Canada. If any of our companies were to be treated as carrying on business in Canada, our results of operations could be materially adversely affected. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—Canada."

        We may be subject to taxation in India which would negatively affect our results.

        None of our companies, except for West End (India), should be treated as being resident in India for corporate tax purposes. Accordingly, none of our other companies should be liable for corporate tax in India unless it receives or is deemed to receive income, from whatever source derived, in India or it has income that arises or accrues (or is deemed to arise or accrue) in India. Each of our companies currently intends to operate in such a manner so that none of our companies, apart from West End (India), receives or is deemed to receive income in India or has income that arises or accrues in India for purposes of corporate tax in India. If any of our companies were to be treated as receiving income in India or earning income that arises or accrues in India, our results of operations could be materially adversely affected.

        West End (India) is registered under the software technology park of India, or STPI, Scheme. Tax incentives associated with businesses which are registered under the STPI Scheme generally provide a complete exemption from Indian tax on business income generated through these operations, and West End (India) has been granted a complete tax holiday valid through March 31, 2009 subject to compliance with the applicable requirements of the Income Tax Act, 1961 of India. Under the STPI tax holiday, the entire income of the Indian operations from services provided to Flagstone and other companies based outside India is exempt from tax in India through the fiscal year ending March 31, 2009 subject to compliance with the applicable requirements of the Income Tax Act, 1961 of India. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—India."

        We may become subject to taxation in Bermuda which would negatively affect our results.

        We have received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to us or to any of our operations or common shares, debentures or other obligations until March 28, 2016, except in so far as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. We cannot assure you that a future Minister would honor that assurance, which is not legally binding, or that after such date we would not be subject to any such tax. If we were to become subject to taxation in Bermuda, our results of operations could be adversely affected. See "Material Tax Considerations—Taxation of the Company and Subsidiaries—Bermuda."

        The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

        The Organization for Economic Cooperation and Development, or the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit "harmful" tax competition. These measures are largely directed at counteracting the effects of low-tax regimes in countries around the world. In the OECD's report dated April 18, 2002 and updated as at June 2004 and November 2005 via a "Global Forum," Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise.

        These statements include forward-looking statements both with respect to us specifically and our industry in general. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

  •
  The risks discussed beginning on page 14 of this prospectus

  •
  cyclicality of demand and pricing in the reinsurance market

  •
  unpredictability and severity of catastrophic events

  •
  adequacy of our risk management and loss limitation methods

  •
  adequacy of our loss reserves

  •
  our limited operating history

  •
  dependence on key personnel

  •
  dependence on the policies, procedures and expertise of ceding companies

  •
  potential loss of business from one or more major reinsurance brokers

  •
  potential for financial strength rating downgrade

  •
  risks inherent to our acquisition strategy

  •
  highly competitive business environment

  •
  other factors, most of which are beyond our control.

        Accordingly, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

USE OF PROCEEDS

        We estimate the net proceeds from the initial public offering of our common shares, after deducting the underwriting discounts and commissions and our estimated offering expenses, will be approximately $             million. The net proceeds will be approximately $             million if the underwriters exercise their over-allotment option in full. We presently intend to contribute substantially all of the net proceeds of this offering to Flagstone to increase its capital and surplus so as to increase its underwriting capacity and for other general corporate purposes.

        We will pay specified fees and expenses related to this offering. The total fees and expenses, including underwriting discounts and commissions, to be paid by us are estimated to be $             million. A $1.00 increase (decrease) in the assumed initial public offering price of $            per common share would increase (decrease) the net proceeds to us from this offering by $             million, or $             million if the underwriters exercise their over-allotment option in full, assuming no change in the number of common shares offered by us as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

        Subject to the approval of our Board of Directors, we currently expect to pay a quarterly cash dividend of approximately $            per common share, beginning in the first full fiscal quarter following the completion of this offering. Any determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, rating agency guidelines, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our Board of Directors deems relevant.

        Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Flagstone, our principal subsidiary, is subject to Bermuda laws and regulatory constraints which affect its ability to pay dividends. Under the Insurance Act, Flagstone must maintain a minimum solvency margin and minimum liquidity ratio and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Insurance Act.

        In addition, under the Companies Act, the Company and Flagstone may only declare or pay a dividend if, among other matters, there are reasonable grounds for believing that each of them is, or would after the payment be, able to pay their respective liabilities as they become due. Accordingly, we cannot assure you that we will declare or pay dividends in the future.

        Swiss law permits dividends to be declared only after profits have been allocated to the reserves required by law and to any reserves required by the articles of incorporation. The articles of incorporation of Flagstone Réassurance Suisse SA do not require any specific reserves. Therefore, Flagstone Réassurance Suisse SA must allocate any profits first to the reserve required by Swiss law generally, and may pay as dividends only the balance of the profits remaining after that allocation. In the case of Flagstone Réassurance Suisse SA, Swiss law requires that 5% of the company's profits be allocated to a "general reserve" until the reserve reaches 20% of its paid-in share capital.

        In addition, a Swiss reinsurance company may pay a dividend only if, after payment of the dividend, it will continue to comply with regulatory requirements regarding minimum capital and special reserves.

        As at June 30, 2006, the maximum amount of distributions that Flagstone could pay to us under applicable laws and regulations without prior regulatory approval was approximately $602.7 million.

        See "Regulation—Bermuda Insurance Regulation—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—Certain Other Bermuda Law Considerations" for a discussion of these dividend restrictions.

        The indenture governing our Deferrable Interest Debentures would restrict us from declaring or paying dividends on our common shares if Flagstone:

  •
  Is downgraded by A.M. Best to a financial strength rating below A- and fails to renew more than 51% of its net premiums written during any twelve-month period

  •
  is downgraded by A.M. Best to a financial strength rating below A- and sells more than 51% of its rights to renew net premiums written over the course of a twelve-month period

  •
  is downgraded by A.M. Best to a financial strength rating below B++ or

  •
  withdraws its financial strength rating by A.M. Best.

CAPITALIZATION

        The table below sets forth our consolidated capitalization as at June 30, 2006 (i) on an actual basis and (ii) as adjusted to give effect to this offering of our common shares by us and the application of the net proceeds thereof.

        This table should be read in conjunction with "Selected Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Actual as at June 30, 2006	As adjusted as at June 30, 2006(1)(2)
	($ in thousands)
Shareholders' equity
Common shares(3)	$715	$
Additional paid-in capital	725,508
Accumulated other comprehensive income	(3,532)		(3,532)
Retained earnings	19,462		19,462

Total shareholders' equity	$742,153	$

(1)
Reflects the issuance of            common shares issued upon completion of this offering, net of underwriting discounts and commissions and estimated offering expenses of $             million.

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per common share would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by $             million, assuming no change in the number of common shares offered by us as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Excludes:            common shares issuable upon the exercise of the Warrant granted to Haverford, the founding shareholder, exercisable at any time during the period commencing December 1, 2010 and ending December 31, 2010 at an exercise price of $            per common share;            common shares reserved for issuance pursuant to the PSU Plan, of which            units were issued as at June 30, 2006; and            common shares that may be issued pursuant to the underwriters' over-allotment option.

DILUTION

        The initial public offering price per common share is higher than our net book value per common share. Net book value per common share represents the amount of assets less total liabilities, divided by the number of common shares outstanding. Dilution in net book value per common share represents the difference between (i) the amount per common share paid by purchasers of our common shares in this offering and (ii) the net book value per common share immediately after this offering. As at June 30, 2006, our net book value was $742.2 million, or $            per common share. After giving effect to the issuance in this initial public offering of            of our common shares (after deducting estimated underwriting discounts and commissions and our estimated offering expenses and assuming that the underwriters' over-allotment option is not exercised) and the application of the estimated net proceeds therefrom, our net book value as at June 30, 2006 would have been $            million, or $            per common share. This amount represents an immediate increase of $            per common share to the existing shareholders and an immediate dilution of $            per common share issued to the new investors purchasing shares offered hereby at the assumed public offering price. The following table illustrates this per common share dilution:

Initial public offering price per common share	$
Net book value per common share before the offering
Increase attributable to the offering
Net book value per common share after the offering
Dilution per common share to new investors(1)	$

(1)
If the underwriters' over-allotment option is exercised in full, dilution per share to new investors will be $            .

        The following table sets forth the number of our issued common shares, the total consideration paid and the average price per common share paid by all of our existing shareholders and new investors, after giving effect to the issuance of            common shares in this offering (before deducting estimated underwriting discounts and commissions and our estimated offering expenses and assuming that the underwriters' over-allotment option is not exercised).

	Common shares issued			Total consideration
						Average price per common share
	Number	Percent		Amount	Percent
Existing shareholders			%	$715,479,000%		$
New investors

Total		100.0%			100.0%	$

SELECTED SUMMARY FINANCIAL DATA

        The following table sets forth our selected summary financial data for the six months ended June 30, 2006 and for the period of October 4, 2005 through December 31, 2005. We were formed on October 4, 2005 and commenced operations on December 20, 2005. This financial data is derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). These historical results are not necessarily indicative of results to be expected from any future period and the year to date results presented below are not necessarily indicative of our full-year performance. For further discussion of this risk see "Risk Factors." You should read the following selected summary financial data along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands, except share amounts, per share amounts and percentages)
Summary Statement of Operations Data:
Gross premiums written	$214,067	$—
Reinsurance premiums ceded	(8,602)	—

Net premiums written	205,465	—

Net premiums earned	56,247	—
Net investment income	14,801	629
Net realized losses	(8,621)	—
Other income	2,009	—
Loss and loss adjustment expenses	(9,827)	—
Acquisition costs	(8,098)	—
General and administrative expenses	(16,249)	(13,013)
Net foreign exchange gains	1,325	—
Interest in earnings of equity investments	259	—

NET INCOME (LOSS)	$31,846	$(12,384)

Earnings (loss) per common share(1)
Weighted average common shares outstanding—Basic	68,481,102	55,239,491
Weighted average common shares outstanding—Diluted	68,481,102	55,239,491
Net income (loss) per common share outstanding—Basic	$0.47	$(0.22)
Net income (loss) per common share outstanding—Diluted	$0.47	$(0.22)
Selected ratios (based on U.S. GAAP statement of operations data)
Loss ratio(2)	17.5%	n/a
Acquisition cost ratio(3)	14.4	n/a
General and administrative expense ratio(4)	28.9	n/a

Combined ratio(5)	60.8%	n/a

	As at June 30, 2006		As at December 31, 2005
	($ in thousands, except share amounts, per share amounts and percentages)
Summary Balance Sheet Data:
Assets
Total investments and cash and cash equivalents		$756,354		$548,255
Premiums receivable		129,105		—
Other assets		39,026		101

Total assets		$924,485		$548,356

Liabilities
Loss and loss adjustment expense reserves		$7,494		$—
Unearned premiums		155,980		—
Other liabilities		17,939		688

Total liabilities		181,413		688

Temporary equity		919		34

Total shareholders' equity		742,153		547,634

Total liabilities, temporary equity and shareholders' equity		$924,485		$548,356

Per share data
Book value per common share(6)	$		$
Diluted book value per common share(7)	$		$

(1)
Earnings (loss) per common share is a measure based on our net income (loss) divided by our weighted average common shares outstanding. Basic earnings (loss) per common share is defined as net income (loss) divided by the weighted average common shares outstanding for the period, giving no effect to dilutive securities. Diluted earnings (loss) per common share is defined as net income (loss) divided by the weighted average common shares and common share equivalents outstanding calculated using the treasury stock method for all potentially dilutive securities, including the Warrant and PSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted earnings (loss) per common share.

(2)
The loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the loss ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
Book value per common share is defined as total shareholders' equity divided by the number of common shares outstanding at the end of the period, giving no effect to dilutive securities.

(7)
Diluted book value per common share is defined as total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, calculated using the treasury stock method for all potentially dilutive securities, including the Warrant and PSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition at June 30, 2006 and at December 31, 2005 and our results of operations for the six months ended June 30, 2006 and the period from October 4, 2005 to December 31, 2005. This discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis is included elsewhere in this prospectus, including information with respect to our plans and strategy for our business, and includes forward-looking statements that involve risks and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" for more information. You should review the "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

Executive Overview

        We are a Bermuda-based global reinsurance company. Through our subsidiaries, we write primarily property, property catastrophe and short-tail specialty and casualty reinsurance.

        We were formed by Haverford, a company controlled and capitalized by Mark Byrne, the Executive Chairman of our Board of Directors, and David Brown, our Chief Executive Officer, and we commenced operations in December 2005. Since our formation we have raised approximately $850 million through three closings of the private placement of our common shares and the issuance of our Deferrable Interest Debentures. Through the six months ended June 30, 2006, we wrote $214.1 million in gross premiums, of which $160.5 million was property catastrophe reinsurance.

        The various components of our operating model are unified through our centralized management in Hamilton, Bermuda, and integrated through our use of advanced technology. Our Bermuda-based underwriters should soon be complemented with a separately licensed and staffed European underwriting platform, Flagstone Réassurance Suisse SA, based in Martigny, in the canton of Valais, Switzerland. Our research and development effort and part of our catastrophe modeling and risk analysis team is based in Hyderabad, India, and our international reinsurance marketing operations are conducted from London, England. Our computer data center is in our Halifax, Nova Scotia office, where we also run support services such as accounting, claims, application support and administration. The result is an operating platform which we believe to be unique, and which provides significant efficiencies in our operations and access to a large and highly qualified staff at a relatively low cost.

        Because we have a limited operating history, period to period comparisons of our results of operations are not yet possible and may not be meaningful in the near future. Our financial statements are prepared in accordance with U.S. GAAP and our fiscal year ends on December 31. Since a substantial portion of the reinsurance we write provides protection from damages relating to natural and man-made catastrophes, our results depend to a large extent on the frequency and severity of such catastrophic events, and the specific insurance coverages we offer to clients affected by these events. This may result in volatility in our results of operations and financial condition. In addition, the amount of premiums written with respect to any particular line of business may vary from quarter to quarter and year to year as a result of changes in market conditions.

        Management views the operations and management of the Company as one operating segment and does not differentiate its lines of reinsurance business into separate reporting segments. We regularly review our financial results and assess our performance on the basis of our single operating segment.

Relevant Factors

Revenues

        We derive our revenues primarily from premiums from our reinsurance contracts, net of any retrocessional coverage purchased, income from our investment portfolio, and fees for services provided. Reinsurance premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Premiums are generally due in installments and earned over the contract term, which ordinarily is twelve months.

        Income from our investment portfolio is primarily comprised of interest on fixed maturity and short term investments and cash and cash equivalents, dividends and proportionate share of net income for those investments accounted for on an equity basis, and to a lesser extent from net realized gains on the sale of investments, net of investment expenses.

        A significant portion of our contracts provide short-tail reinsurance coverage for damages resulting mainly from natural and man-made catastrophes, which means that we could become liable for a significant amount of losses on short notice. Accordingly, we have structured our investment portfolio to preserve capital and provide us with a high level of liquidity, which means that the large majority of our investment portfolio consists of shorter-term fixed maturity investments with a modest allocation to equity investments. We are in the process of rebalancing our investment portfolio asset allocations. See "Business—Investments" for additional details.

        Our fee income is predominantly derived from our third-party asset management business conducted by West End Capital Management (Bermuda) Limited, which we refer to as West End, and fees earned from our sidecar facility Mont Fort Re Limited, which we refer to as Mont Fort.

Expenses

        Our expenses consist primarily of three types: loss and loss adjustment expenses, acquisition costs and general and administrative expenses.

        Loss and loss adjustment expenses are a function of the amount and type of reinsurance contracts we write and of the loss experience of the underlying risks. We estimate loss and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to be reported on contracts written. As described below, we will reserve for catastrophic losses that we anticipate will accrue to us as soon as a loss event is known to have occurred. The ultimate loss and loss adjustment expenses will depend on our actual costs to settle claims. We will increase or decrease our initial loss and loss adjustment estimates as actual claims are reported and settled.

        Acquisition costs are comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts. Deferred acquisition costs are amortized over the related contract term, which is ordinarily 12 months.

        General and administrative expenses consist primarily of salaries, benefits and related costs, including costs associated with awards under our PSU Plan and our RSU Plan, compensation expense based on the fair value of the Warrant, professional fees and other general operating expenses. In addition, general and administrative expenses include fees paid to West End in return for the provision of administrative services prior to its acquisition on March 31, 2006 and aircraft charter services provided by a related party.

        We have awarded, and will in the future award, PSUs and RSUs to some of our employees. The PSU compensation expense is dependent upon the grant date fair value and our achievement of specified performance targets over the course of overlapping three-year periods. We estimate the projected value of these units on the date of grant and record the compensation expense in our consolidated statement of operations over the course of each three-year performance period. We recalculate our compensation expense as our financial results evolve, and reflect such adjustments in our consolidated statement of operations in the period in which they are determined. The expensed value of the RSUs is based on the grant date fair value. The RSUs vest over a two year period and have no performance target conditions. We calculate the fair value of these RSUs on the date of grant and record the compensation expense in our consolidated statement of operations over the course of the two-year vesting period.

        In connection with the initial closing of the private placement for our common shares in December 2005, the Company issued a Warrant to Haverford for its role in these capital raising activities. The Warrant granted the holder the right, at any time during the period commencing on December 1, 2010 and ending December 31, 2010, to purchase from the Company up to 12.0% of the issued share capital of the Company at the consummation of the initial capital raising activities for the Company at an exercise price of $        per common share. The compensation expense based on the fair value of the Warrant was $12.2 million at the initial closing of the private placement, and is included in general and administrative expenses and in additional paid-in capital in our consolidated financial statements as at and for the period ended December 31, 2005.

        Subsequently, in connection with the February 1 and February 23, 2006 additional closings of the private placement, the Warrant was amended such that the number of common shares that could be exercisable in connection with the Warrant would be            , or 12.0% of the issued share capital as at February 23, 2006. The compensation expense based on the fair value of the Warrant from the increase in common shares issuable under the Warrant was $3.4 million and is included in general and administrative expenses and in additional paid-in capital in our consolidated financial statements as of and for the six months ended June 30, 2006. With the completion of our private placement in February 2006, there have been and will be no further additions to the number of common shares underlying the Warrant other than due to stock splits or otherwise in accordance with the terms of the Warrant.

Critical Accounting Policies

        It is important to understand our accounting policies in order to understand our financial position and results of operations. Our consolidated financial statements contain certain amounts that are inherently subjective in nature and have required management to make assumptions and best estimates to determine the reported values. If events or other factors, including those described in "Risk Factors," cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on our results of operations, financial condition and liquidity.

        The following are the accounting policies that, in management's judgment, are critical due to the judgments, assumptions and uncertainties underlying the application of those policies and the potential for results to differ from management's assumptions.

Loss and Loss Adjustment Expense Reserves

        Because a significant amount of time can lapse between the assumption of a risk, the occurrence of a loss event, the reporting of the event to an insurance company (the primary company or the cedent), the subsequent reporting to the reinsurance company (the reinsurer) and the ultimate payment of the claim by the reinsurer, our liability for loss reserves is based largely upon estimates. We believe that the most significant accounting judgment we make is our estimate of loss reserves.

        Under U.S. GAAP, we are not permitted to establish loss reserves, which include case reserves and IBNR, until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date are established, with no allowance for the establishment of loss reserves to account for expected future losses. Claims arising from future catastrophic events can be expected to require the establishment of substantial loss reserves from time to time.

        Our loss reserve estimates do not represent an exact calculation of liability. Rather, they are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, predictions of future developments and estimates of future trends and other variable factors such as inflation. Establishing an appropriate level of our loss reserve estimates is an inherently uncertain process. It is likely that the ultimate liability will be greater or less than these estimates and that, at times, this variance will be material.

        As we are a broker market reinsurer, reserving for our business can involve added uncertainty because we depend on information from ceding companies. There is a time lag inherent in reporting information from the primary insurer to us and ceding companies have differing reserving practices. The information we receive varies by cedent and broker and may include paid losses and estimated case reserves. We may also receive an estimated provision for IBNR reserves, especially when the cedent is providing data in support of a request for collateral for loss reserves ceded. The information received from ceding companies is typically in the form of bordereaux, broker notifications of loss and/or discussions with ceding companies or their brokers. This information can be received on a monthly, quarterly or transactional basis. As we are a reinsurer, our reserve estimates may be inherently less reliable than the reserve estimates of our primary insurer cedents.

        Because our business is generally characterized by loss events of low frequency and high severity, reporting of claims in general tends to be prompt (as compared to reporting of claims for casualty or other "long-tail" lines of business). However, the timing of claims reporting can vary depending on various factors, including: the nature of the event (e.g., hurricane, earthquake and hail); the quality of the cedent's claims management and reserving practices; the geographic area involved; and whether the claims arise under reinsurance contracts for primary companies, or reinsurance of other reinsurance companies. Because the events from which catastrophe claims arise are typically prominent, public occurrences, we are often able to use independent reports of such events to augment our loss reserve estimation process. Because of the degree of reliance that we place on ceding companies for claims reporting, the associated time lag, the low frequency/high severity nature of the business we underwrite and the varying reserving practices among ceding companies, our reserve estimates are highly dependent on management judgment and are therefore subject to significant variability from one quarter to another. During the loss settlement period, additional facts regarding individual claims and trends may become known, and current laws and case law may change.

        For reinsurance written on an excess of loss basis, which represents over 80.0% of the premiums we wrote for the six months ended June 30, 2006, our exposure is limited by the fact that most treaties have a defined limit of liability arising from a single loss event. Once the limit has been reached, we have no further exposure to additional losses from that treaty for the same loss event. For reinsurance on a pro rata basis, we typically have event caps so these liabilities are contained.

        The Company's actuarial group performs a quarterly loss reserve analysis on a contract by contract basis. This analysis incorporates specific exposures, loss payment and reporting patterns and other relevant factors. This process involves the segregation of risks between catastrophic and non-catastrophic risks to ensure appropriate treatment.

        For our property catastrophe policies which comprise 75.0% of our gross premiums written for the six months ended June 30, 2006, and other catastrophe policies, we initially establish our loss reserves based on loss payments and case reserves reported by ceding companies. We then add to these case reserves our estimates for IBNR. To establish our IBNR estimates, in addition to the loss information and estimates communicated by cedents, we use industry information, knowledge of the business written by us, management's judgment and general market trends observed from our underwriting activities.

        When a catastrophic event occurs, we first determine which treaties may be affected using our zonal monitoring of exposures. We may contact the respective brokers and ceding companies involved with those treaties, to determine their estimate of involvement and the extent to which the reinsurance program is affected. We may also use our computer-based vendor and proprietary modeling systems to measure and estimate loss exposure under the actual event scenario, if available. Although the loss modeling systems assist with the analysis of the underlying loss, and provide us with information and the ability to perform an enhanced analysis, the estimation of claims resulting from catastrophic events is inherently difficult because of the variability and uncertainty of property and other catastrophe claims and the unique characteristics of each loss.

        For non-catastrophe business, we utilize a variety of standard actuarial methods in our analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business and specific contracts. The actuarial methods we use to perform our quarterly contract by contract loss reserve analysis include:

        Paid Loss Development Method.    We estimate ultimate losses by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a consistent rate. It provides an objective test of reported loss projections because paid losses contain no reserve estimates. For many coverages, claim payments are made very slowly and it may take years for claims to be fully reported and settled. This method is a key input into the Bornheutter-Ferguson paid loss method discussed below.

        Reported Loss Development Method.    We estimate ultimate losses by calculating past reported loss development factors and applying them to exposure periods with further expected reported loss development. Since reported losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than paid loss methods. Thus, reported loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are reported relatively early and case loss reserve estimates established. This method is a key input into the Bornheutter-Ferguson reported loss method discussed below.

        Expected Loss Ratio Method.    To estimate ultimate losses under the expected loss ratio method, we multiply earned premiums by an expected loss ratio. The expected loss ratio is selected utilizing industry data, historical company data and professional judgment. The Company uses this method for lines of business and contracts where there are no historical losses or where past loss experience is not credible.

        Bornheutter-Ferguson Paid Loss Method.    The Bornheutter-Ferguson paid loss method is a combination of the paid loss development method and the expected loss ratio method. The amount of losses yet to be paid is based upon the expected loss ratios. These expected loss ratios are modified to the extent paid losses to date differ from what would have been expected to have been paid based upon the selected paid loss development pattern. This method avoids some of the distortions that could result from a large development factor being applied to a small base of paid losses to calculate ultimate losses. This method will react slowly if actual loss ratio ratios develop differently because of major changes in rate levels, retentions or deductibles, the forms and conditions of reinsurance coverage, the types of risks covered or a variety of other changes. The Company uses this method for lines of business and contracts where there are limited historical paid losses.

        Bornheutter-Ferguson Reported Loss Method.    The Bornheutter-Ferguson reported loss method is similar to the Bornheutter-Ferguson paid loss method with the exception that it uses reported losses and reported loss development factors. The Company uses this method for lines of business and contracts where there are limited historical paid and reported losses.

        We reaffirm the validity of the assumptions we use in the reserving process on a quarterly basis during our internal review process. During this process, the Company's actuaries verify that the assumptions continue to form a sound basis for projection of future liabilities.

        Our reserving methodology, as discussed above, uses a loss reserving model that calculates a point estimate for the Company's ultimate losses, as opposed to a methodology that develops a range of estimates. The Company then uses this point estimate, along with paid and incurred loss data, to record its estimate of IBNR. The Company employs sensitivity analysis in selecting our point estimate, which involves varying industry loss assumptions for catastrophe events and estimated loss ratio for non-catastrophe business.

        Although we believe that we are prudent in our assumptions and methodologies, we cannot be certain that our ultimate payments will not vary, perhaps materially, from the estimates we have made. If we determine that adjustments to an earlier estimate are appropriate, such adjustments are recorded in the quarter in which they are identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period. We regularly review and update these estimates using the most current information available to us. As at June 30, 2006, our loss reserves amounted to 1% of our shareholders' equity and, as such, a 10% change in our loss ratio would impact our net income and shareholders' equity by $1.0 million.

        Our estimates will be reviewed annually by an independent actuary in order to provide additional insight into the reasonableness of our loss reserves.

Premiums and Acquisition Costs

        We recognize premiums as revenue over the terms of the related contracts and policies. Our gross premiums written are based on policy and contract terms and include estimates based on information received from both insureds and ceding companies. The information received is typically in the form of bordereaux, broker notifications and/or discussions with ceding companies or their brokers. This information can be received on a monthly, quarterly or transactional basis and normally includes estimates of gross premiums written (including adjustment premiums and reinstatement premiums), net premiums earned, acquisition costs and ceding commissions.

        We write treaty and facultative reinsurance on either a non-proportional (also referred to as excess of loss) basis or a proportional (also referred to as pro rata) basis.

        We book premiums on excess of loss contracts in accordance with the contract terms and earned them over the contract period. Since premiums for our excess of loss contracts are contractually driven and the reporting lag for such premiums is minimal, estimates for premiums written for these contracts are usually not significant. The minimum and deposit premiums on excess of loss contracts are usually set forth in the language of the contract and are used to record premiums on these contracts. Actual premiums are determined in subsequent periods based on actual exposures and any adjustments are recorded in the period in which they are identified.

        For pro rata contracts, gross premiums written and related acquisition costs are normally estimated based on discussions with ceding companies, together with historical experience and management's judgment. Premiums on these contracts are earned over a period which may be twice as long as the contract period because the contracts are on a risks attaching basis. Total premiums written and earned that are estimated on our pro rata business for the six months ended June 30, 2006 were $32.4 million (15.1%), and $10.8 million (19.2%), respectively. Total earned acquisition costs estimated for the six months ended June 30, 2006, were $2.2 million (27.2%). Management tracks the actual premium received and acquisition costs incurred and compares this to the estimates previously booked. Such estimates are subject to adjustment in subsequent periods when actual figures are recorded.

        Acquisition costs, which are primarily comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts are expensed over the underlying risk period of the related contracts. Acquisitions costs relating to the unearned portion of premiums written are deferred and carried on the balance sheet as deferred acquisition costs. Deferred acquisition costs are amortized over the period of the related contract and are limited to their estimated realizable value based on the related unearned premiums, anticipated claims expenses and investment income.

        Reinstatement premiums are estimated after the occurrence of a significant loss and are recorded in accordance with the contract terms based upon the amount of loss reserves expected to be paid, including IBNR. Reinstatement premiums are earned when written.

Investments

        Investments are reviewed periodically to determine if they have sustained an impairment in value that is considered to be other-than-temporary. If we believe a decline in value of a particular investment is temporary, we record the decline as an unrealized loss and include it as a separate component of our shareholders' equity. If we believe the decline is other-than-temporary, we write down the cost basis of the investment to the market price as at the reporting date and record a realized loss in our statement of operations. The determination that a security has incurred an other-than-temporary decline in value requires the judgment of management, which includes the views of our investment managers and a regular review of our investments. Our assessment of a decline in value includes our current judgment as to the financial position and future prospects of the entity that issued the security, and our intent and ability to hold the security for a sufficient period of time to permit recovery, which could be until maturity for debt instruments. If that judgment changes in the future we may ultimately record an impairment loss, after having originally concluded that the decline in value was temporary.

        Generally, we review all securities that are trading at significantly less than amortized cost or cost for an extended period of time. We generally focus our attention on all securities whose market value is less than 90% of their cost or amortized cost, for a period of six months or more, and less than 95% of their cost or amortized cost, for a period of twelve months or more. The specific factors we consider in evaluating potential impairment include the following:

  •
  The issuer's overall financial condition

  •
  the issuer's credit and financial strength ratings

  •
  the general market conditions in the industry or geographic region in which the issuer operates

  •
  the length of time in which the fair value of an issuer's securities remains below cost

  •
  our ability and intent to hold the security and

  •
  any other factors that may raise doubt about the issuer's ability to continue as a going concern.

        As at June 30, 2006, the Company had net unrealized investment losses of $3.6 million, and we did not record any other-than-temporary impairment charges relating to our portfolio of investments securities during the six months ended June 30, 2006 and the period ended December 31, 2005.

        Investments are recorded on a trade date basis. Realized gains and losses on sales of investments are determined on the first-in, first-out basis and are included in investment income when realized.

        Net investment income is stated net of investment management and custody fees. Investment income is recognized when earned and includes interest and dividend income together with the amortization of premiums and the accretion of discounts calculated under the interest method on fixed maturities purchased at amounts different from their par value.

Share Based Compensation

        The PSU Plan is the Company's Board of Director-approved primary executive long-term incentive scheme. Pursuant to the terms of the PSU Plan, at the discretion of the Compensation Committee of the Board of the Directors, PSUs may be granted to executive officers and certain other key employees. PSUs vest over a period of approximately three years and vesting is contingent upon the Company meeting certain fully diluted return-on-equity goals.

        Upon vesting, the PSU holder will be entitled to receive a number of common shares of the Company (or the cash equivalent, at the election of the Company) equal to the product of the number of PSUs granted multiplied by a factor. The factor will range between zero and 200%, depending on the fully diluted return-on-equity achieved during the vesting period.

        The grant date fair value of the common shares underlying the PSUs was based on the following:

  •
  369,000 PSUs granted between December 20, 2005 and February 20, 2006 valued at $10.00 on the grant date. The $10.00 valuation was based on the subscription price paid by investors in the private placement on December 20, 2005 and additional closings on February 1, 2006 and February 23, 2006. The valuation was selected as the equity securities in the private placement are the same securities as those for which the fair value determination is being made and the transaction is a current transaction between willing parties.

  •
  344,000 PSUs granted between April 1, 2006 and May 22, 2006 valued at $10.07. The fair value was determined by reference to the price to book value multiple of a group of comparable publicly traded reinsurers with a longer track record, more mature infrastructure and more established franchise.

        We estimate the fair value of PSUs granted under the PSU Plan on the date of grant using the grant date fair value and the most probable fully diluted return-on-equity outcome and record the compensation expense in our consolidated statement of operations over the course of each three-year performance period. At the end of each quarter, we reassess the projected results for each three-year performance period as our financial results evolve. We recalculate the compensation expense under the PSU Plan and reflect any adjustments in the consolidated statements of operations in the period in which they are determined.

        The compensation expense for PSUs granted is recorded in temporary equity due to the redemption features in the PSU Plan that could occur in certain change of control of situations.

        The total number of PSUs outstanding under the PSU Plan at June 30, 2006 was 713,000 (or up to 1,426,000 common shares should the maximum factor for the performance period apply). Taking into account the results to date and the expected results for the remainder of the performance period, we have established the most probable factor at 100% and as such the expected number of common shares to be issued under the plan is 713,000 and the PSU expense to be earned over the three-year performance period is $7.2 million.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123 (revised 2004) ("SFAS 123R"), "Share Based Payment." This statement requires that compensation costs related to share-based payment transactions be recognized in the financial statements. The amount of compensation costs will be measured based on the grant date fair value of the awards issued and will be recognized over the period that an employee provides services in exchange for the award or the requisite service or vesting period. The Company adopted SFAS 123R using the prospective method from our inception. Compensation expense for PSUs granted to employees is recorded over the PSU vesting periods.

        In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Tax positions must meet a "more likely than not" recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions upon initial adoption. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its financial statements.

        In March 2006, the FASB issued Statement No. 156 ("SFAS 156"), "Accounting for Servicing of Financing Assets," an amendment of FASB Statement No. 140, which permits an entity to choose either of the following measurement methods for each class of separately recognized servicing assets and servicing liabilities:

  •
  Amortization method—amortize servicing assets or servicing liabilities in proportion to and over the period of net servicing income or net servicing loss and assess the servicing assets or liabilities for impairment or increased obligation based on fair value at each reporting date. This method is consistent with current subsequent measurement guidance for servicing rights.

  •
  Fair value measurement method—measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the change occurs.

        SFAS 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently assessing the impact of SFAS No. 156 on its results of operations and financial position.

        In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 is required to be adopted by the Company for the period ended March 31, 2008. The Company is currently assessing the impact of the adoption of SFAS 157 on its results of operations and financial position.

        In October 2006, the FASB issued SFAS No. 158 ("SFAS 158"), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R)." SFAS 158 requires a calendar year company with publicly traded equity securities that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan(s) in its balance sheet. The funded status is measured as the difference between the fair value of the plan's assets and its benefit obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006, for entities with publicly traded equity securities. This Statement is required to be adopted by the Company for the year ended

December 31, 2006. The Company is currently assessing the impact of the adoption of this Statement on its results of operations and financial position.

Recent Developments

Flagstone Réassurance Suisse SA

        Flagstone has incorporated a subsidiary, Flagstone Réassurance Suisse SA, which will serve as our European underwriting platform. Flagstone Réassurance Suisse SA is headquartered in Martigny in the canton of Valais, Switzerland, with a representative office in Zurich. Flagstone Réassurance Suisse SA is currently in the process of securing appropriate licensure from the Federal Office of Private Insurance in Switzerland. We believe that for many lines of business we can be more effective in marketing and attracting continental European business in Switzerland than in Bermuda, and that for many clients a Swiss counterparty will be preferred. Through this local presence, Flagstone intends to be in a position to closely follow and respond effectively to the changing needs of the various European insurance markets.

Deferrable Interest Debentures

        On August 23, 2006, the Company raised gross and net proceeds of $136.7 million and $133.0 million, respectively, through a private sale of Deferrable Interest Debentures. The amount raised comprised $120.0 million and €13.0 million Deferrable Interest Debentures. The Deferrable Interest Debentures have a floating rate of interest equal to (i) London Interbank Offered Rate (or LIBOR) plus 354 basis points per annum, reset quarterly for the dollar-denominated principal amount and (ii) Euro Interbank Offered Rate (or Euribor) plus 354 basis points per annum, reset quarterly for the euro-denominated principal amount. The Deferrable Interest Debentures mature on September 15, 2036, and may be called at par by the Company at any time after September 15, 2011. The Company may defer payment of the interest for up to 20 consecutive quarterly periods, but no later than September 15, 2011. Any deferred interest payments would accrue interest quarterly on a compounded basis. The amounts outstanding will be recorded as a liability on our consolidated balance sheet and the interest will be recorded as interest expense on our consolidated statements of operations and comprehensive income (loss).

        The Company entered into a currency swap in relation to the euro-denominated Deferrable Interest Debentures to hedge the proceeds, interest payments, and expected redemption of the euro- denominated Deferrable Interest Debentures into U.S. dollars. The currency swap expires on September 15, 2011. In the event the Company does not redeem the Deferrable Interest Debentures at the end of five years, this swap will not completely hedge the Company's currency and interest rate exposure. Under the terms of the currency swap, the Company exchanged €13.0 million for $16.7 million, will receive Euribor plus 354 basis points and pay LIBOR plus 371 basis points. This currency swap has not been designated as a hedge and the change in the fair value of the swap will be included in realized gains (losses) and other assets or liabilities in the consolidated financial statements.

Letter of Credit Facility

        In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. While we have not currently drawn upon this facility, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of our investment portfolio.

Island Heritage

        On October 23, 2006, Flagstone completed an offer to purchase common shares from a group of minority investors in Island Heritage. The transaction increased Flagstone's interest in Island Heritage from 18.7% to 28.5% of the total outstanding share capital of Island Heritage. The aggregate cost to the Company of the shares of Island Heritage purchased in this transaction was $4.2 million. See "Business—Island Heritage."

Results of Operations

        As we were formed in October 2005 and commenced operations in December, 2005, we have a short operating history. Accordingly, we have no comparable results from prior periods. Our fiscal year ends on December 31. Our financial statements are prepared in accordance with U.S. GAAP.

        The following table summarizes our consolidated financial results for the periods indicated:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands, except share and per share data)
REVENUES
Gross premiums written	$214,067	$—
Reinsurance premiums ceded	(8,602)	—

Net premiums written	205,465	—
Change in net unearned premiums	(149,218)	—

Net premiums earned	56,247	—
Net investment income	14,801	629
Net realized losses	(8,621)	—
Other income	2,009	—

Total revenues	64,436	629

EXPENSES
Loss and loss adjustment expenses	9,827	—
Acquisition costs	8,098	—
General and administrative expenses	16,249	13,013
Net foreign exchange gains	(1,325)	—

Total expenses	32,849	13,013

Income (loss) before income taxes and interest in earnings of equity investments	$31,587	$(12,384)
Provision for income tax	—	—
Interest in earnings of equity investments	259	—

NET INCOME (LOSS)	$31,846	$(12,384)

Change in net unrealized losses	(3,584)	—
Change in currency translation adjustment	52	—

COMPREHENSIVE INCOME (LOSS)	$28,314	$(12,384)

Weighted average common shares outstanding—Basic	68,481,102	55,239,491

Weighed average common shares outstanding—Diluted	68,481,102	55,239,491

Net income (loss) per common share outstanding—Basic	$0.47	$(0.22)

Net income (loss) per common share outstanding—Diluted	$0.47	$(0.22)

Six months ended June 30, 2006

Gross Premiums Written

        Details of gross premiums written by line of business and by geographic area of risk insured are provided below:

	Six months ended June 30, 2006
	Gross premiums written	Percentage of total
	($ in thousands)
Line of business
Property catastrophe	$160,503	75.0%
Property	41,509	19.4
Short-tail specialty and casualty	12,055	5.6

Total	$214,067	100.0%

	Six months ended June 30, 2006
	Gross premiums written	Percentage of total
	($ in thousands)
Geographic area of risk insured(1)
North America	$119,661	55.9%
Worldwide risks(2)	31,845	14.9
Europe	30,569	14.3
Japan and Australasia	20,217	9.4
Caribbean	9,003	4.2
Other	2,772	1.3

Total	$214,067	100.0%

(1)
Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.

(2)
This geographic area includes contracts that cover risks primarily in two or more geographic zones.

        Gross premiums written were primarily driven by excess of loss reinsurance contracts, with a twelve-month term, which accounted for $181.7 million, or 84.9% of gross premiums written. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premium written varies by line of business. Most property catastrophe business is written in the January 1, April 1, June 1 and July 1 renewal periods, while the property lines and the short-tail specialty and casualty lines are written throughout the year. Premiums written are generally lower during the fourth quarter of the year as compared to prior quarters.

        Substantially all of our property catastrophe business is on an excess of loss basis. Our property business and our short-tail specialty and casualty business is on both an excess of loss and a pro rata basis. See "Business—Reinsurance Products."

Property Catastrophe Reinsurance

        Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. Property catastrophe reinsurance contracts are typically "all risk" in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.

        For the six months ended June 30, 2006, gross property catastrophe premiums written were $160.5 million comprising business written on the key renewal dates of January 1, April 1 and June 1. Premiums include $5.4 million of assumed premiums written specifically for Mont Fort.

        During the six months ended June 30, 2006, Flagstone recorded minimal gross reinstatement premiums, primarily due to low catastrophe activity during these periods. We expect to record additional reinstatement premiums if additional losses are notified.

Property Reinsurance

        Property reinsurance contracts in this category are written on a pro rata basis and a per risk excess of loss basis. Per risk excess of loss reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example covering a single large building. All property per risk and pro rata business is written with loss limitation provisions, such as per occurrence or per event caps, in place to limit exposure to catastrophic events.

        Premiums written during the six months ended June 30, 2006 were $41.5 million, which was primarily driven by pro rata agreements in the amount of $27.3 million.

Short-tail Specialty and Casualty Reinsurance

        Short-tail specialty and casualty reinsurance is comprised of the reinsurance of a limited number of reinsurance programs such as aviation, energy, accident and health, workers compensation catastrophe, satellite and marine. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

        Premiums written during the six months ended June 30, 2006 were $12.1 million.

Premiums Ceded

        Reinsurance premiums ceded for the six months ended June 30, 2006 were $8.6 million, which was attributable to reinsurance purchased under a pro rata arrangement of $3.2 million and premiums specifically assumed and ceded to Mont Fort of $5.4 million. Through Mont Fort, we can participate in reinsurance opportunities that otherwise would be outside of, or in excess of our own exposure limits, which provides additional capacity typically in time of market dislocations where capacity for a given risk is in short supply.

        We will continue to assess the need for retrocessional coverage and may purchase additional coverage in future periods.

Net Premiums Written

        Net premiums written for six months ended June 30, 2006 were $205.5 million which were primarily derived from excess of loss contracts, net of reinsurance.

Net Premiums Earned

        We write the majority of our business on a losses occurring basis. A losses occurring contract covers claims arising from loss events that occur during the term of the reinsurance contract, although not necessarily reported during the term of the contract. The premium from a losses occurring contract is earned over the term of the contract, usually twelve months. Risks attaching contracts cover claims that arise on underlying insurance policies that incept during the term of the reinsurance contract. The premium from a risks attaching contract generally is earned over a period longer than twelve months.

        Net premiums earned for the six months ended June 30, 2006 were $56.2 million. The large difference between net premiums written and net premiums earned during the six months ended June 30, 2006 reflects the fact that most of our contracts are written on an annual basis, with the premiums earned over the course of the contract period. The majority of our business is written at the January 1, April 1, June 1 and July 1 renewal periods and therefore it is reasonable to anticipate that the earned premiums would generally increase over the course of the fiscal year as premiums written in earlier months are increasingly earned.

Loss and Loss Adjustment Expenses

        Loss and loss adjustment expenses comprise three main components:

  •
  Losses paid, which are actual cash payments to insureds, net of recoveries from our own reinsurers

  •
  movement in outstanding loss or case reserves, which represent the change in management's best estimate of the likely settlement amount for known claims, less the portion that can be recovered from reinsurers and

  •
  movement in IBNR reserves, which are reserves established by us for claims that are not yet reported but can reasonably be expected to have occurred based on industry information, management's experience and actuarial evaluation. The portion recoverable from our reinsurers is deducted from the gross estimated loss and loss adjustment expenses in the statement of operations.

        The components of loss and loss adjustment expenses of $9.8 million for the six months ended June 30, 2006 include $2.3 million paid on a satellite loss and our actuaries' estimate of case reserves and IBNR on premiums earned to date of $7.5 million. The change in the case reserves and IBNR of $7.5 million includes $1.5 million for losses from an Australian tropical cyclone, $0.2 million for losses from U.S. storms that occurred during the six months ended June 30, 2006 and IBNR reserves across each line of business.

        The underwriting results of a reinsurance company are often measured by reference to its loss ratio and expense ratio. The loss ratio is calculated by dividing loss and loss adjustment expenses (including estimates for IBNR losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. The two components of the expense ratio may also be expressed as separate ratios, the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is the sum of the loss and expense ratios.

        Our combined ratio and components thereof are set out below for the six months ended June 30, 2006:

Loss ratio	17.5%
Acquisition cost ratio	14.4
General and administrative expense ratio	28.9

Combined ratio	60.8%

        We have benefited from a low level of catastrophe activity, which has resulted in a loss ratio of 17.5% for the six months ended June 30, 2006, including the $2.3 million satellite loss. The general and administrative expense ratio above includes $3.4 million related to the compensation expense based on the fair value of the Warrant after the February 2006 closings of the private placement.

        Because of our short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop. A significant portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of our policies are characterized by high severity and low frequency. In addition, as a broker market reinsurer, we must rely on loss information reported to such brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information. See "—Relevant Factors—Summary of Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves" and "Risk Factors—Risks Related to the Company—If we underestimate our loss reserves, our financial condition and results of operations could be adversely affected."

Acquisition Costs

        Acquisition costs for the six months ended June 30, 2006 were $8.1 million, which consisted principally of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts. Acquisition costs are expensed over the period of their related contracts.

General and Administrative Expenses

        General and administrative expenses consist primarily of salaries, benefits, and related costs, including costs associated with our PSU Plan, professional fees, the compensation expense based on the fair value of the Warrant and other general operating expenses. General and administrative expenses for the six months ended June 30, 2006 were $16.2 million which consisted principally of salaries, benefits and related costs of $6.9 million including $0.9 million expense for the PSUs granted under our PSU Plan, $3.4 million for the compensation expense based on the fair value of the Warrant, $1.3 million for professional fees primarily related to legal fees, audit fees and consulting fees, travel expense of $1.4 million incurred to develop our franchise and business relationships and information technology expense of $1.4 million as we continue the build out our infrastructure.

        We anticipate increases in general and administrative expenses due to additional staff and professional services, including services required once we become subject to reporting requirements applicable to publicly held companies.

Net Investment Income

        Our primary investment objective is to earn attractive total returns over time, while maintaining the probability of a negative total return in any given year at acceptable levels. During the six months ended June 30, 2006, approximately 90% of our investable assets were managed by Pacific Investment Management Company LLC, or PIMCO. The remaining 10% was managed internally in a passive equity strategy investing in two exchange traded funds.

        The Company's overall fixed income strategy established by the Investment Committee of the Board and executed by PIMCO is to purchase securities that are attractively priced relative to their underlying risk. PIMCO generally manages the interest rate risk associated with holding fixed maturity investments by actively managing the average duration of the portfolio to achieve an adequate total return without subjecting the portfolio to an unreasonable level of interest rate risk. PIMCO manages our fixed income portfolio against a Lehman Aggregate Index adjusted for duration.

        Investment income is principally derived from interest and dividends earned on investments, partially offset by investment management fees and fees paid to our custodian bank.

        Net investment income for the six months ended June 30, 2006 and period from October 4 to December 31, 2005 was $14.8 million and $0.6 million, respectively. The components are set forth below:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)
Interest and dividend income
Cash and cash equivalents	$10,176	$629
Fixed maturities	3,854	—
Short term investments	384	—
Equity investments	184	—
Amortization income
Cash and cash equivalents	11	—
Fixed maturities	697	—
Investment expenses	(505)	—

Net investment income	$14,801	$629

        We continue to refine and develop our investment strategy. Substantially all of our fixed income and short term investments consisted of investment grade securities. As at June 30, 2006, the average credit rating, provided by a recognized national rating agency, of our fixed income portfolio is AA+ with an average duration of 2.6 years.

Net Realized Losses

        Net realized losses for the six months ended June 30, 2006 were $8.6 million, which were due to (i) losses realized from the sale of fixed maturity investments executed in the normal course of our duration management program during a period of rising interest rates and movement from lower to higher yielding assets (ii) realized and unrealized losses arising from the sale and mark to market of our derivative instruments. We did not record any other than temporary impairment charges relating to our portfolio of investment securities during the six months ended June 30, 2006 and the period ended December 31, 2005.

Other Income

        Other income of $2.0 million for the six months ended June 30, 2006 includes investment management fees earned by West End, fees earned by Mont Fort and earned revenue relating to upfront commitment fees on reinsurance contracts. Effective June 30, 2006, West End decided to terminate an investment management agreement with its most significant client. Included in other income for the six months ended June 30, 2006 was an amount of $1.4 million relating to the terminated investment management agreement.

Net Income

        Net income for the six months ended June 30, 2006 was $31.8 million, which was principally due to net underwriting income of $22.1 million, primarily reflecting the relatively low level of reported losses, the compensation expense based on the fair value of the Warrant of $3.4 million, net investment income of $14.8 million and net realized losses of $8.6 million.

Comprehensive Income

        Comprehensive income for the six months ended June 30, 2006 was $28.3 million, which includes the $31.8 million of net income described above, and $3.5 million of net unrealized losses for the period and change in the currency translation adjustment.

Period October 4, 2005 through December 31, 2005

        Since the Company only began operations on December 20, 2005, and the principal renewal periods for our ceding company clients commenced January 1, 2006, the Company did not write any policies in the period from October 4 to December 31, 2005. Net investment income resulting from the investment of the proceeds of our private placement contributed $0.6 million to our net income. This was offset, however, by general and administrative expenses of $0.8 million and the compensation expense based on the fair value of the Warrant of $12.2 million. See "—Relevant Factors—Expenses."

Liquidity and Capital Resources

General

        We are a holding company that conducts no operations of its own. We rely primarily on cash dividends and return of capital from Flagstone to pay our operating expenses. There are restrictions on the payment of dividends from Flagstone to the Company, which are described in more detail below. Subject to the approval of our Board of Directors, we currently expect to pay a quarterly cash dividend of approximately $      per common share, beginning in the first full fiscal quarter following the completion of this offering. Our capital management strategy is to preserve sufficient capital to support Flagstone's financial strength ratings and our future growth while maintaining conservative financial leverage and earnings coverage ratios.

Sources and Uses of Funds

        Our sources of funds primarily consist of premium receipts net of commissions, investment income, capital raising activities including the recent issuance of Deferrable Interest Debentures and proceeds from sales and maturities of investments. Cash is used primarily to pay losses and loss adjustment expenses, reinsurance purchased, brokerage commissions, ceding commissions and profit commissions, excise taxes, general and administrative expenses, with the remainder made available to our investment manager for investment in accordance with our investment policy. In the future, we expect to use cash to pay dividends, and we also may use cash to fund any authorized share repurchases and acquisitions.

        In the period from October 4, 2005 to December 31, 2005, we received $552.4 million in cash from a private placement of our common shares, which was partially offset by issuance costs of $4.6 million. Substantially all of these funds were contributed to Flagstone on the December 20, 2005 funding date to provide capital for its underwriting operations, and were held by Flagstone in cash and cash equivalents at December 31, 2005.

        In the six months ended June 30, 2006, we received an additional $163.1 million in cash in February 2006, from two additional closings of the private placement of our common shares, which was partially offset by issuance costs of $0.3 million. Substantially all of these funds were contributed to Flagstone to provide capital for its underwriting operations. During this period we transferred a percentage of the proceeds from the December 2005 and February 2006 private placements from cash and cash equivalents to fixed maturity investments and exchange traded equity funds.

        For the six months ended June 30, 2006, we generated an operating net cash inflow of $58.1 million, primarily relating to premiums received by Flagstone. We paid losses of $2.3 million on a satellite loss during the six months ended June 30, 2006. We invested a net amount of $377.8 million during the six months ended June 30, 2006, and had a cash and cash equivalents balance of $391.4 million at June 30, 2006.

        Other investments at June 30, 2006 amounted to $21.9 million, comprised mainly of our investment in Island Heritage of $5.1 million, our investment in Rockridge Re Holdings Limited, or Rockridge, of $10.3 million, our investment in Mont Fort of $6.4 million. Our investments in Island Heritage, Rockridge and Mont Fort are recorded under the equity method.

        Fixed maturities, equities, other investments and cash and cash equivalents were $756.4 million as at June 30, 2006, compared to $548.3 million at December 31, 2005. The primary cause of this increase was the receipt of $162.8 million of net proceeds from the final closing of our initial capitalization in February 2006, as well as the receipt of premiums net of acquisition costs, net investment income earnings and net unrealized losses.

        For the period from inception until June 30, 2006, we have had sufficient cash flow from operations to meet our liquidity requirements. We expect that our operational needs for liquidity will be met by our balance of cash, funds generated from underwriting activities, investment income, proceeds from sales and maturities of our investment portfolio and proceeds from the Deferrable Interest Debentures. In August 2006, we received $133.0 million in net proceeds from the issuance of the Deferrable Interest Debentures. We may incur additional indebtedness in the future if we determine that it would be an efficient part of our capital structure.

        We maintained a conservative investment strategy during the six months ended June 30, 2006. Substantially all of our fixed maturity and short term investments consisted of investment grade securities. As at June 30, 2006, our fixed income portfolio had an average credit rating of AA+ and an average duration of 2.6 years. We continue to refine and develop our investment strategy. See "Business—Investments."

        The contractual maturity dates of fixed maturity and short term securities at June 30, 2006 are presented in the table below.

	Amortized cost	Fair value
	($ in thousands)
Due within one year	$51,309	$52,122
Due after 1 through 5 years	110,514	109,207
Due after 5 through 10 years	60,487	58,370
Due after 10 years	3,556	3,300

	$225,866	$222,999
Mortgage and asset backed securities	50,988	50,980

	$276,854	$273,979

        We did not record any other-than-temporary impairment charges relating to our portfolio of investment securities during the six months ended June 30, 2006.

        As at June 30, 2006, net unrealized losses were $3.6 million, reflecting the increase in interest rates from the end of 2005 through June 30, 2006.

        The Company's equity portfolio is comprised of two exchange traded fund holdings ("ETFs"), Standard and Poor's Depositary Receipts ("SPDRs") of $58.4 million & Vanguard Value ETFs of $10.6 million, which are security certificates that state legal right of ownership over a part of a basket of individual stock certificates. The ETFs seek investment results that generally correspond to the price and yield performance of an underlying index.

        The potential for a large claim under one of our reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time. We intend to manage these risks by using modeling techniques to structure our investments and liquidity facility in an effort to anticipate the payout patterns of our liabilities under reinsurance policies. No assurance can be given, however, that we will successfully match the structure of Flagstone's investments with its liabilities under reinsurance contracts. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity, potentially at a significant loss. We disregard the initial acquisition cost in determining which assets to sell, but will focus entirely on the future prospects of each asset as judged by us. Our principal outside manager, PIMCO, has been instructed to act in the same way. Accordingly, the realized gains and losses that we recognize in any given quarter or year could be volatile.

        We do not believe that inflation has had a material effect on our consolidated results of operations. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered implicitly in pricing through the modeled components such as demand surge. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on our results cannot be accurately known, however, until claims are ultimately resolved.

        In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. While we have not currently drawn upon this facility, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of our investment portfolio.

Restrictions and Specific Requirements

        The cash generated from the three closings of our private placement, the issuance of our Deferrable Interest Debentures and operating cash flows has provided us with sufficient liquidity to enable Flagstone to meet its Bermuda statutory requirements under the Insurance Act, as described below.

        The Insurance Act requires Flagstone to maintain a minimum solvency margin (being the minimum amount that the statutory assets must exceed the statutory liabilities as required by the Insurance Act) equal to the greatest of (i) 100 million, (ii) 50% of net premiums written or (iii) 15% of the reserve for losses and loss adjustment expenses. To satisfy these requirements, Flagstone was required to maintain a minimum level of statutory capital and surplus of $102.7 million at June 30, 2006. In addition, Flagstone is required to maintain a minimum liquidity ratio. As at June 30, 2006 and December 31, 2005, Flagstone was in compliance with all of the requirements of the Insurance Act.

        Bermuda law limits the maximum amount of annual dividends or distributions payable by Flagstone to us and in certain cases requires the prior notification to, or the approval of, the BMA. As a Bermuda Class 4 reinsurer, Flagstone may not pay dividends in any financial year which would exceed 25% of its total statutory capital and surplus unless at least seven days before payment of those dividends it files an affidavit with the BMA signed by at least two directors and Flagstone's principal representative, which states that in their opinion, declaration of those dividends will not cause Flagstone to fail to meet its prescribed solvency margin and liquidity ratio. Further, Flagstone may not reduce by 15% or more its total statutory capital as set out in its previous year's statements, without the prior approval of the BMA. Flagstone must also maintain, as a Class 4 Bermuda reinsurer, paid-up share capital of $1 million.

        Flagstone is not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require Flagstone to post a letter of credit or other collateral.

        Flagstone Réassurance Suisse SA has applied for a license to operate as a reinsurer in Switzerland. Swiss law permits dividends to be declared only after profits have been allocated to the reserves required by law and to any reserves required by the articles of incorporation. The articles of incorporation of Flagstone Réassurance Suisse SA do not require any specific reserves. Therefore, Flagstone Réassurance Suisse SA must allocate any profits first to the reserve required by Swiss law generally, and may pay as dividends only the balance of the profits remaining after that allocation. In the case of Flagstone Réassurance Suisse SA, Swiss law requires that 5% of the company's profits be allocated to a "general reserve" until the reserve reaches 20% of its paid-in share capital.

        In addition, a Swiss reinsurance company may pay a dividend only if, after payment of the dividend, it will continue to comply with regulatory requirements regarding minimum capital, special reserves and solvency margin requirements. See "Regulation—Other Jurisdictions—Swiss Regulation."

Deferrable Interest Debentures

        On August 23, 2006, the Company raised gross and net proceeds of $136.7 million and $133.0 million, respectively through a private sale of Deferrable Interest Debentures. The Deferrable Interest Debentures mature on September 15, 2036, and may be called at par by the company at any time after September 15, 2011.

        The indenture governing our Deferrable Interest Debentures would restrict us from declaring or paying dividends on our common shares if Flagstone:

  •
  Is downgraded by A.M. Best to a financial strength rating below A- and fails to renew more than 51% of its net premiums written during any twelve-month period

  •
  is downgraded by A.M. Best to a financial strength rating below A- and sells more than 51% of its rights to renew net premiums written over the course of a twelve-month period

  •
  is downgraded by A.M. Best to a financial strength rating below B++ or

  •
  withdraws its financial strength rating by A.M. Best.

Capital

        At June 30, 2006, total shareholders' equity was $742.2 million compared to $547.6 million at December 31, 2005. The increase in shareholders' equity is principally due to the net proceeds from the final two closings of our private placement of $162.8 million, net income for the six months ended June 30, 2006 of $31.8 million and accumulated other comprehensive loss of $3.5 million. Other comprehensive loss consists of the net unrealized losses on available-for-sale securities and change in currency translation adjustment.

Off Balance Sheet Arrangements

        We have no obligations, assets or liabilities other than those disclosed in the financial statements; no trading activities involving non-exchange traded contracts accounted for at fair value; and no relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

Contractual Obligations

        The following table shows our aggregate contractual obligations by time period remaining to due date as at June 30, 2006:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	($ in thousands)
Lease obligations	$1,862	$641	$776	$162	$283
Loss and loss adjustment expense reserves(1)	7,494	2,259	3,918	978	339

	$9,356	$2,900	$4,694	$1,140	$622

(1)
We caution the reader that the information provided above related to estimated future payment dates of our reserves for loss and loss adjustment expenses is not prepared or utilized for internal purposes and that we currently do not estimate the future payment dates of loss and loss adjustment expenses. Because of the nature of the coverages that we provide, the amount and timing of the cash flows associated with our policy liabilities will fluctuate, perhaps significantly, and therefore are highly uncertain. See "—Relevant Factors—Summary of Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves."

Quantitative and Qualitative Disclosures about Market Risk

        We measure and manage market risks and other risks as part of an enterprise-wide risk management process. The market risks described in this section relate to financial instruments, primarily in our investment portfolio, that are sensitive to changes in interest rates, credit risk premiums or spreads, foreign exchange rates and equity prices.

        We believe that we are currently principally exposed to four types of market risk: interest rate risk, equity market risk, foreign currency risk and credit risk.

Interest Rate Risk

        Our primary market risk exposure is to changes in interest rates. Our fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of our fixed maturity portfolio falls and we have the risk that cash outflows will have to be funded by selling assets, which will be trading at depreciated values. As interest rates decline, the market value of our fixed income portfolio increases and we have reinvestment risk, as funds reinvested will earn less than is necessary to match anticipated liabilities. We expect to manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of the reinsurance liabilities of Flagstone. In addition, the Company enters into interest rate swap contracts as protection against unexpected shifts in interest rates, which would affect the fair value of the fixed maturity portfolio. By using swaps in the portfolio, the overall duration or interest rate sensitivity of the portfolio can be altered.

        As at June 30, 2006, the impact on our fixed maturity and short term investments from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 2.5% or approximately $6.9 million. As at June 30, 2006, the impact on our fixed maturity portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 2.6% or approximately $7.2 million.

        As at June 30, 2006, we held $51.0 million, or 23.0%, of our fixed maturity portfolio in asset-backed and mortgage-backed securities. These assets are exposed to prepayment risk, which occurs when holders of underlying loans increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost. The adverse impact of prepayment is more evident in a declining interest rate environment. As a result, the Company will be exposed to reinvestment risk, as cash flows received by the Company will be accelerated and will be reinvested at the prevailing interest rates.

Equity Market Risk

        The carrying values of our available for sale equity securities are based on quoted market prices as at the balance sheet date. Market prices of equity securities, in general, are subject to fluctuations which could cause the amount to be realized upon sale or exercise of the instruments to differ significantly from the current carrying value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, general market conditions and supply and demand imbalances for a particular security. We believe that the effects of diversification through our ETF holdings and the relatively small size of our existing investment in equities relative to total investments mitigate our exposure to equity price risk. As at June 30, 2006, we hold $58.4 million (84.6%) of our equity holdings in SPDRs and $10.6 million (15.4%) of our equity holdings in Vanguard Value ETFs. The SPDR holdings are comprised of stocks in the S&P 500 Index. The objective of the SPDR holdings is to seek investment results that generally correspond to the yield and price performance of the S&P 500 Index. Thus, the substantial portion of our equity holdings will generally track the increases and decreases in the S&P 500 Index.

Credit Risk

        The Company has exposure to credit risk primarily as a holder of fixed income securities. Our risk management strategy and investment guidelines have been defined to ensure we invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. At June 30, 2006, substantially all of our fixed income investments consisted of investment grade securities. The Company believes this high-quality portfolio reduces its exposure to credit risk on fixed income investments to an acceptable level.

        To a lesser extent, the Company also has credit risk exposure as a party to foreign currency forward contracts and other derivative contracts. To mitigate this risk, we monitor our exposure by counterparty and ensure that counterparties to these contracts are high-credit-quality international banks or counterparties. These contracts are generally of short duration and settle on a net basis, which means that we are exposed to the movement of one currency against the other as opposed to the notional amount of the contracts. At June 30, 2006, our absolute notional value of foreign exchange forward contracts was $37.7 million while the net value of those contracts was a payable of $0.3 million.

        The Company has exposure to credit risk as it relates to its trade balances receivable, namely reinsurance balances receivable. Reinsurance balances receivable from the Company's clients at June 30, 2006, were $129.1 million, including balances both currently due and accrued. The Company believes that credit risk exposure related to these balances is mitigated by several factors, including but not limited to credit checks performed as part of the underwriting process, monitoring of aged receivable balances our rights to cancel the cover for non-payment of premiums and right to offset premiums yet to be paid against losses due to the cedent.

        While the Company does not rely heavily on retrocessional reinsurance, we do require our reinsurers to have adequate financial strength. The Company evaluates the financial condition of its reinsurers and monitors its concentration of credit risk on an ongoing basis. Provisions are made for amounts considered potentially uncollectible. As at June 30, 2006, the Company did not have a provision for amounts considered potentially uncollectible.

        In addition, consistent with industry practice, we assume a degree of credit risk associated with reinsurance brokers. In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we may remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums to reinsurance brokers for payment to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, regardless of whether we have received the premiums.

Foreign Currency Risk

        The U.S. dollar is our reporting currency and the functional currencies of our operating subsidiaries are generally their national currencies, except for Bermuda subsidiaries, whose functional currency is the U.S. dollar. We enter into reinsurance contracts where the premiums receivable and losses payable are denominated in currencies other than the U.S. dollar. In addition, we expect to maintain a portion of our investments and liabilities in currencies other than the U.S. dollar, primarily the euro, the British Pound Sterling and the Japanese Yen. Assets in non-U.S. currencies are generally converted into U.S. dollars at the time of receipt. When we incur a liability in a non-U.S. currency, we carry such liability on our books in the original currency. These liabilities are converted from the non-U.S. currency to U.S. dollars at the time of payment. As a result, we have an exposure to foreign currency risk resulting from fluctuations in exchange rates.

        We attempt to manage our foreign currency risk by seeking to match our incurred losses and expected attritional losses that are payable in foreign currencies with investments that are denominated in such currencies. The Company periodically uses foreign currency forward contracts and currency swaps to minimize the effect of fluctuating foreign currencies. Foreign currency forward contracts and currency swaps purchased are not designated as a hedge for financial reporting purposes. The contractual amount of foreign currency forward contracts at June 30, 2006 was $(1.3) million and the fair value was $(0.3) million.

        Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time.

        As at June 30, 2006, 4.1% of our available-for-sale securities were denominated in currencies other than the U.S. dollar. Of our business written in the six months ended June 30, 2006, approximately 19% was written in currencies other than the U.S. dollar. For the six months ended June 30, 2006, we had net realized and unrealized foreign exchange gains of $1.3 million.

Effects of Inflation

        We do not believe that inflation has had a material effect on our combined results of operations, except insofar as inflation may affect interest rates.

INSURANCE INDUSTRY BACKGROUND

The Insurance And Reinsurance Markets

        Insurance.    The property and casualty insurance market is served by a number of primary insurers, including stock, mutual and captive insurance companies that write insurance policies directly for the public and for other corporations or businesses.

        The property and casualty insurance market covers a wide range of insurance classes, including: homeowners, automobile, property, catastrophe, accident, liability, workers' compensation, professional/medical malpractice, bankers, fidelity, marine, cargo, aviation, and credit/financial loss. Each of these insurance classes seeks to indemnify the insured against its own losses or its liability to a third party for loss or damage.

        Reinsurance and Retrocession.    Primary insurers spread the risks they assume by purchasing insurance, known as reinsurance, from other insurers, known as reinsurers. A reinsurer agrees to indemnify another insurance company, commonly referred to as the ceding company or cedent, for all or a portion of the insurance risks underwritten by the ceding company under one or more of its own insurance policies.

        While reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured, it does benefit a ceding company in a number of ways, including:

  •
  Reducing net liability on individual risks

  •
  providing catastrophe protection from large or multiple losses

  •
  stabilizing results and

  •
  assisting in maintaining acceptable operating and leverage ratios.

        Reinsurance also provides a ceding insurer with additional underwriting capacity by permitting it to assume larger risks and underwrite a greater number of policies than it would otherwise be able to underwrite without being required to increase its capital and surplus.

        Traditional reinsurance principally consists of treaty reinsurance and facultative reinsurance. Under treaty reinsurance, the reinsurer is obliged to reinsure a range of risks or policies, as defined in a standing arrangement, referred to as a treaty, which is usually valid for a period of one year. Under facultative reinsurance, a separate reinsurance contract is negotiated in respect of each original insurance policy to be reinsured. Facultative reinsurance is normally purchased to cover unique or large individual risks or for amounts in excess of limits on risks already reinsured elsewhere.

        Both treaty and facultative reinsurance can be written on either a non-proportional, referred to as excess of loss basis, or a proportional, also known as a pro rata, basis. When a reinsurer writes an excess of loss contract, the reinsurer indemnifies the ceding insurer against that portion of losses and loss adjustment expenses incurred on the original policies in excess of a specified dollar or percentage loss ratio amount. When a reinsurer writes a pro rata contract, the reinsurer indemnifies the ceding insurer against a predetermined percentage or share of the losses and loss adjustment expenses incurred by the ceding insurer under policies it has issued and usually benefits from any third-party reinsurance protection purchased by the ceding insurer.

        Reinsurers may also purchase reinsurance to cover the risks which they have assumed by reinsuring the direct insurers or reinsurers. This is known as retrocessional reinsurance. Reinsurance companies enter into retrocessional agreements for reasons similar to those for which direct insurers purchase reinsurance, such as to spread risk and increase their underwriting capacity. As with reinsurance, retrocessions can be written on a treaty or facultative basis, and on a pro rata or excess of loss basis.

The Bermuda Insurance Industry

        The insurance industry in Bermuda has existed for over 50 years and experienced rapid expansion in the 1980s. We believe Bermuda is now one of the world's leading centers for reinsurance companies.

        There are a number of factors that have made Bermuda an attractive location from which to carry on insurance and reinsurance business, including:

  •
  An established history as a highly reputable business center

  •
  a well-developed insurance industry with the attendant insurance underwriting and managerial expertise

  •
  an advanced regulatory system

  •
  no taxes on premium or corporate income

  •
  political and economic stability and

  •
  a market that is well known by ceding insurers and brokers looking to place their reinsurance protection.

        Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermuda-domiciled insurers were initially established as single-line specialist underwriters, in order to achieve long-term growth and better risk exposure virtually all of these companies have now diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

        Bermuda's strong industry position solidified after the September 11, 2001 terrorist attacks in the United States, and then again following the three major hurricanes of 2005 (Katrina, Rita and Wilma) as approximately $18.5 billion of new capital flowed into Bermuda, according to data compiled by Benfield Group Limited. Much of these new proceeds went to a variety of Bermuda-based start-up companies.

Current Market Environment

        The property and casualty insurance and reinsurance industry historically has been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for both insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers.

        "Industry underwriting capacity," which is defined as capital available to the industry, is affected by a number of factors, including:

  •
  Loss experience for the industry in general, and for specific lines of business or risks in particular

  •
  insured losses resulting from natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism

  •
  insured losses resulting from court decisions expanding insurance coverage and granting of large awards

  •
  investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields and

  •
  ratings and financial strength of competitors.

        During the 1980's and extending into the late 1990's, the worldwide insurance and reinsurance industry was characterized by highly competitive market conditions. Excess industry underwriting capacity, declining premium rates, less favorable policy terms and adverse reserve developments all contributed to poor underwriting results.

        The disasters resulting from the 2005 hurricane season have helped to create much more favorable market conditions for providers of reinsurance. That season included several of the largest insured losses in history:

  •
  Hurricane Katrina, which struck Louisiana, Mississippi, Alabama and surrounding areas in August 2005

  •
  Hurricane Rita, which struck Texas and Louisiana in September 2005 and

  •
  Hurricane Wilma, which struck Florida and the Yucatan Peninsula of Mexico in October 2005.

        Losses from Hurricane Katrina represented the largest insured catastrophe in the history of the insurance industry, surpassing the $20.7 billion in property losses from the terrorist attacks of September 11, 2001, and the $22.3 billion in losses from Hurricane Andrew in August 1992, previously the largest insured event in history. The following table shows the ten largest insured losses to date, three of which occurred in the latter half of 2005:

Largest Insured Losses: 2005 and Prior(1)

Event	Year	Insured damage(2)
Hurricane Katrina	2005	$45.0 billion
Hurricane Andrew	1992	22.3 billion
Terrorist attacks on WTC, Pentagon(3)	2001	20.7 billion
Northridge Earthquake	1994	18.5 billion
Hurricane Ivan	2004	11.7 billion
Hurricane Rita	2005	10.0 billion
Hurricane Wilma	2005	10.0 billion
Hurricane Charley	2004	8.3 billion
Typhoon Mireille	1991	8.1 billion
Winter Storm Daria	1990	6.9 billion

Total		$161.5 billion

(1)
Source: Swiss Re "Sigma" Report entitled "Natural catastrophes and man-made disasters 2005."

(2)
All figures in 2005 U.S. dollars.

(3)
Property losses only, including liability lines losses from the September 11, 2001 attacks, are estimated at $34.7 billion.

        The events of 2005, particularly following the active storm year in 2004, led to a series of changes in the reinsurance market:

  •
  Losses sustained from these storms reduced the amount of risk capital of many insurers and reinsurers

  •
  vendors of catastrophe-modeling software amplified the frequency and severity of natural catastrophe losses in their software and

  •
  rating agencies that assess the financial strength ratings of insurers and reinsurers introduced more stringent tests for companies with catastrophe exposure, which had the effect of curtailing the amount of catastrophe risk that could be underwritten per dollar of capital.

        The combination of these events has prompted primary insurers to revise upwards their perceived exposure to loss from natural catastrophes and has resulted in a significant increase in their desire to buy reinsurance protection. At the same time, new rating agency requirements mean that reinsurers can now write less catastrophe risk per dollar of capital than they could in the past. The result has been an increase in demand for reinsurance in a market with a reduced amount of capital available for writing reinsurance protection.

        The consequences of these events have been most immediately felt in the North American market. The changes in the international market have been generally less severe, but in the North American market, which is dominated by the U.S., insurance and reinsurance has been more difficult to secure, particularly for windstorm coverage, and premiums have been higher for the coverage that is available. This was due to numerous factors, including:

  •
  Many primary insurers are seeking to buy significantly more reinsurance than in previous years

  •
  traditional retrocessional capacity has not been available, meaning that reinsurers are finding it more difficult to find other reinsurers willing to accept part of their risks and as a result reinsurers have reduced the amount of reinsurance offered to primary insurers

  •
  final loss estimates from Hurricanes Katrina, Rita and Wilma have continued to increase and

  •
  higher-than-average Atlantic-basin hurricane activity was forecast for 2006.

        As a result, primary insurers (and reinsurers in turn) have increased their interest in securing reinsurance against such natural catastrophes, which has translated into a level of demand that currently exceeds the available supply of catastrophe reinsurance for some perils and geographic zones, particularly for windstorm coverage in North America.

BUSINESS

Overview

        We are a Bermuda-based global reinsurance holding company. Through our subsidiaries, we write primarily property, property catastrophe and short-tail specialty and casualty reinsurance. We diversify our risks across business lines by risk zones, each of which combines a geographic zone with one or more types of peril (for example, Texas Windstorm). Substantially all of our reinsurance contracts contain loss limitation provisions such as fixed monetary limits to our exposure and per event caps. We specialize in underwriting low frequency, high severity risks, where sufficient data exists to analyze effectively the risk/return profile, and where we are subject to legal systems we deem fair and reliable.

        Our core business is providing property catastrophe reinsurance coverage to selected insurance companies, primarily on an excess of loss basis. These policies provide coverage for claims arising from major natural catastrophes, such as hurricanes and earthquakes, in excess of a specified loss. We also provide coverage for claims arising from other natural and man-made catastrophes such as winter storms, freezes, floods, fires and tornados. Our specialty lines, which represent a growing proportion of our business, cover such risks as aviation, energy, accident and health, satellite, marine and workers' compensation catastrophe.

        We were formed by Haverford, a company controlled and capitalized by Mark Byrne, Executive Chairman of our Board of Directors, and David Brown, our Chief Executive Officer, and we commenced operations in December 2005. Since our formation we have successfully assembled a seasoned senior management team with significant industry expertise and long-standing industry relationships. We have raised approximately $850 million through three closings of a private placement of our common shares and the issuance of Deferrable Interest Debentures. Through the six months ended June 30, 2006, we had $214.1 million in gross premiums written, of which $160.5 million was property catastrophe reinsurance. Renewal dates for reinsurance business are generally concentrated at the beginning of calendar quarters, and the timing of premiums written varies by line of business. Most property catastrophe business is written in the January 1, April 1, June 1 and July 1 renewal periods, while the property lines and the short-tail specialty and casualty lines are written throughout the year. Premiums written are generally lower during the fourth quarter of the year as compared to prior quarters.

        On December 20, 2005 A.M. Best assigned Flagstone a financial strength rating of "A-" (Excellent), the fourth highest of sixteen rating levels. This financial strength rating is not a recommendation to purchase or discontinue any policy or contract issued by us or to buy, hold or sell our common shares.

        Our goal is to achieve long term growth in book value per share by writing business which will generate attractive underwriting profits relative to the risk we bear and by employing a sophisticated investment strategy for our assets. Our guiding principles are to:

  •
  Build and maintain a balanced portfolio of property, property catastrophe, and short-tail specialty and casualty reinsurance, diversified by risk zone. This is designed to mitigate the risk that one or a related series of catastrophes could have a significant, negative effect on our consolidated financial position.

  •
  Utilize leading-edge technology and data analysis in an innovative and proprietary manner in the assessment, pricing and monitoring of risks and in the operation and control of our business.

  •
  Conduct business with clients who share our focus on using quality data, risk management tools and best market practices and to seek business in jurisdictions that we regard as having a fair and reliable legal environment.

  •
  Be responsive to both the brokers who present business to us and to our customers, with the goal of building long-term relationships and developing additional business opportunities.

Our Competitive Strengths

        We believe that the events of 2005 have resulted in fundamental and enduring changes in the insurance and reinsurance markets, and that, as a result, the ability to successfully select and price risks will be even more critical than in the past. We believe we are well positioned to take advantage of these opportunities because of the following strengths:

  •
  Experienced and Highly Incentivized Team. Our senior management team has significant industry expertise, long-standing industry relationships, and the ability to utilize effectively the risk and investment analytical programs which we have both developed independently and acquired. Our Chief Executive Officer, David Brown, has been involved in the insurance industry for over 24 years. Our Executive Chairman, Mark Byrne, has over 20 years of insurance and capital markets experience. Our team of senior underwriters has an average industry experience of 21 years with insurers and reinsurers in a variety of markets. We believe that the depth of our executive team gives us the ability to investigate and execute a broad range of growth opportunities. Each of our key executives either has a substantial financial investment in the Company, or has a substantial part of his long-term compensation on equity-like terms which aligns his interests with those of our shareholders. We believe this level of alignment also enables us to attract high level executive talent.

  •
  Disciplined and Data-Driven Underwriting Management. We focus on underwriting risks for which sufficient data is available for us to build pricing models we believe to be reasonably predictive of the probabilities of loss, and determine the likely aggregation and correlation of those risks with our portfolio of risks. We make use of industry-standard catastrophe modeling software, licensing the software of all three major vendors, and we enhance the output from these models with our proprietary software. Relative to our capital base and that of our competitors, we have a large analytical team which is experienced both in the use of industry standard insurance models and in the development and use of sophisticated catastrophe and financial models. We strive to be a leader in this area and we believe our data-driven approach and strong analytics distinguish us and will allow us to be more selective in choosing and pricing risks and to be more sophisticated in managing our overall portfolio exposure.

  •
  Unique and Efficient Global Operating Platform. We operate with a global platform that we believe affords us greater capabilities and operational efficiencies than those of our competitors relative to our cost basis and our capital size. Our underwriting team and senior executives are located in Bermuda and will be supported by our strategically located subsidiaries in Switzerland (upon obtaining the appropriate licensure), India, the United Kingdom and Canada. We believe we have created an efficient and scalable infrastructure that complements the global, specialized nature of our business. Our team in India includes several experienced users of the major catastrophe models. During peak seasonal workflow, we can substantially increase the number of new business submissions we review, by using our proprietary workflow application to preprocess submissions in Bermuda and assign them for analysis to modelers in India. We generally have the capability to complete this analysis by the beginning of the next business day in Bermuda and to provide indications to brokers within twenty four hours rather than days or weeks, which is more typical in our industry. By having these resources, we are able to analyze a vast amount of data to select the risks that contain the best combination of risk and pricing relative to the others risks in our portfolio.

  •
  Excellent Broker and Customer Relationships. The knowledge, experience and personal relationships of our senior management team provide us with global access to brokers and customers and to existing and new reinsurance programs. We believe that we have strong market relationships with the world's top reinsurance brokers, including Aon Re Worldwide, Benfield Group Limited, Guy Carpenter & Company, Inc. and Willis Group Holdings Ltd., as well as with the mid-tier and smaller specialty brokers. On the strength of these relationships and the depth of our experience, Flagstone has rapidly built a diversified portfolio of attractive business with high-quality clients. We believe that these relationships will facilitate strategic expansion into additional lines of business that we find attractive and consistent with our core strengths and expertise.

  •
  Strong Financial Position. We are a recently formed company with a balance sheet unencumbered by any historical losses relating to Hurricanes Katrina, Rita and Wilma, the September 11, 2001 terrorist attacks, asbestos and other legacy exposures affecting our industry. As a result, we have no risk that deteriorating loss reserves related to legacy exposures prior to our formation will impact our future financial results. On December 20, 2005, A.M. Best assigned Flagstone a financial strength rating of "A-" (Excellent), the fourth highest of sixteen rating levels. As at June 30, 2006, the Company had shareholders' equity in excess of $740.0 million. Our conservative approach to managing our balance sheet reflects our commitment to maintaining our financial strength.

Business Strategies

        We believe that prudent management of our underwriting risks, relative to our capital base, together with effective investment of our capital and premium income, will achieve attractive risk-adjusted returns for our shareholders. To achieve this objective, we intend to execute the following strategies:

  •
  Maintain our Continued Commitment to Diversified and Disciplined Underwriting. We will continue to use our disciplined and data driven underwriting approach to select a diversified portfolio of risks that we believe will generate an attractive return on capital over the long term. Neither our underwriting nor our investment strategies are designed to generate smooth or predictable quarterly earnings, but rather to optimize growth in book value per share over the long term.

  •
  Continue Our Focus on Risk Management. We treat risk management as an integral part of our underwriting and business management processes. Substantially all of our reinsurance contracts contain loss limitation provisions, and we will continue to limit our net exposure under those contracts to any single event by risk zone to a percentage of Flagstone's operating capital. Flagstone's operating capital consists of shareholder's equity and the proceeds from the issuance of the Deferrable Interest Debentures. The single event exposure limit is set by our Underwriting Committee and is currently set at 60%. This limits our absolute exposure to peak risk zones and produces what we believe to be a more balanced portfolio. Our strategy of limiting our exposure by risk zone means that we expect lower returns than some of our competitors in years where there are lower than average catastrophe losses but that our capital will be better protected in the event of large losses.

  •
  Utilize Superior Risk Analysis. In addition to using the latest available analytical tools from third-party vendors, we will continue to develop and enhance our own proprietary pricing, risk management and underwriting support systems. Specifically, we have developed, and continue to refine, numerous proprietary software projects into an overall risk analysis system which we call "MOSAIC." Our experienced industry professionals combine these tools with their judgment and insight gleaned from years of experience to build an optimal portfolio of risks.

  •
  Leverage and Expand Our Strong Broker and Customer Relationships. We will continue to strengthen our relationships with brokers and customers and build our franchise. We will seek to enhance our reputation with brokers by responding promptly to submissions, as quickly as within one business day, if necessary, and by providing a reasoned analysis to support our pricing. Members of our senior management team will continue to spend a significant amount of time meeting with brokers and potential new clients and strengthening existing relationships.

  •
  Implement a Sophisticated Investment Approach. While our assets are currently mostly invested in high-grade fixed income securities, we have developed and are in the process of implementing a more sophisticated investment strategy. This strategy has been designed to produce higher expected total returns while still maintaining sufficient liquidity to pay potential claims and preserving our excellent financial strength rating.

  •
  Leverage Our Efficient Global Operating Platform. We will continue to integrate and grow our global operating platform. We believe that by accessing lower cost, yet highly educated and qualified talent, selected from certain of our locations outside of Bermuda, and integrating them into our operations through our technology platform, we will be able to achieve greater capabilities than our competitors relative to our cost basis and our capital size.

  •
  Expand into Attractive Markets. Our management team has considerable experience in evaluating various market opportunities in which our business may be strategically or financially expanded or enhanced. Such opportunities could take the form of quota share reinsurance contracts, joint ventures, renewal rights transactions, corporate acquisitions of another insurer or reinsurer, or the formation of insurance or reinsurance platforms in new markets. We believe the environment in the reinsurance and insurance markets will continue to produce opportunities for us, through organic expansion or through acquisitions, and that we are well qualified to evaluate and, as appropriate, take advantage of them.

  Certain areas of the reinsurance market do not currently provide the level of data and transparency to support our data driven approach to underwriting, and therefore we limit our participation in those markets. However, as the quality of data and transparency improves in those markets, we will continuously review new types and areas of risk that meet our basic criteria. Thus, over time Flagstone plans to expand into other catastrophe exposures, such as energy, marine and aviation and into additional short-tail specialty and casualty lines. In most cases, we will hire underwriters specifically experienced in these risks.

  •
  Employ Our Capital Markets Expertise. The capital markets experience of our senior management team will be leveraged to access capital markets in innovative ways. For example, we have created a facility, which we sometimes refer to as a sidecar, that has raised capital from third-party investors and will reinsure some of our risks. Through sidecars we can optimize our retained risk profile while earning attractive fees for creating and managing these facilities. We will continue to use our expertise to create additional risk-sharing vehicles, without the use of outside capital markets advisers, thereby reducing our transaction costs.

  •
  Preserve Our Financial Position. We will continue to manage our capital prudently relative to our risk exposures in order to maximize sustainable long term growth in our book value per common share. Our strategy of limiting our exposure by risk zone means that we may achieve lower returns than some of our competitors in years with lower than average catastrophe losses but that our capital will be better protected in the event of large losses. We are committed to maintaining our excellent capitalization, financial strength and ratings over the long term.

Reinsurance Products

        We write primarily property, property catastrophe, and short-tail specialty and casualty reinsurance.

        Substantially all of the reinsurance products we currently seek to write are in the form of treaty reinsurance contracts. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are therefore largely dependent on the individual underwriting decisions made by the cedent. Accordingly, as part of our initial review and renewal process, we carefully review and analyze the cedent's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

        Our contracts can be written on either a pro rata or on an excess of loss basis, generally with a per-event cap. With respect to pro rata reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the cedent and typically provide a ceding commission to the client in order to pay for part of their business origination expenses. In the case of reinsurance written on an excess of loss basis, we generally receive the premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. To date, most of our reinsurance contracts have been written on an excess of loss basis.

        The bulk of our portfolio of risks are assumed pursuant to traditional reinsurance contracts. We may also from time to time take underwriting risk by purchasing a catastrophe-linked bond, or via a transaction booked as an industry loss warranty or an indemnity swap. An indemnity swap is an agreement which provides for the exchange between two parties of different portfolios of catastrophe exposure with similar expected loss characteristics (for example, U.S. earthquake exposure for Asian earthquake exposure). We believe our internal capital markets experience is useful in being able to analyze and evaluate underwriting risks independently from their legal form. All underwriting risks, regardless of the form in which they are entered into, are managed by the underwriting team as part of our overall risk portfolio.

        Presently, we primarily focus on writing the following products:

  •
  Property Catastrophe Reinsurance. We believe our most attractive near-term opportunity is in property catastrophe coverage for insurance companies. In addition to seeking profitable pricing, we manage our risks with contractual limits on our exposure.

  Property catastrophe reinsurance contracts are typically "all risk" in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.

  We generally write property catastrophe reinsurance on an excess of loss basis. In the event of a loss, most contracts of this type require us to cover a subsequent event and generally provide for a premium to reinstate the coverage under the contract, which is referred to as a "reinstatement premium." These contracts typically cover only specific regions or geographical areas, but may be on a worldwide basis.

  We also provide industry loss warranty covers, which are triggered by loss and loss-adjustment expenses incurred by the cedent and some pre-determined absolute level of industry-wide losses resulting from an insured event or by specific parameters of a defined event (such as a magnitude 8 earthquake or a category 4 hurricane).

  •
  Property Reinsurance. We also provide reinsurance on a pro rata share basis and per risk excess of loss basis. Per risk reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example covering a single large building. All property per risk or pro rata share business is written with loss limitation provisions, such as per occurrence or event caps, in place to limit exposure to catastrophic events.

  •
  Short-tail Specialty and Casualty Reinsurance. We also seek to write short-tail specialty and casualty risks such as aviation, energy, accident and health, satellite, marine and workers' compensation catastrophe. We expect to continue increasing our specialty writings based on our assessment of the market environment. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

  Our short-tail casualty portfolio of risks focuses on selected classes, with an initial emphasis on workers' compensation, personal accident catastrophe and "casualty clash" excess of loss reinsurance business. Under a casualty clash reinsurance agreement, the ceding insurer retains an amount which is generally higher than the limit on any one reinsured policy. Thus, two or more coverages, policies or lives must be involved in the same event for coverage to apply under the reinsurance agreement. For example, coverage under an automobile casualty clash reinsurance agreement would apply in the case of a multi-car accident in which several of the individuals involved have their own policies. Likewise, casualty clash coverage would be applicable in the case of an accident involving an insured commercial vehicle which resulted in a workers' compensation claim against the insured party by one of its employees.

        A very high percentage of the reinsurance contracts that we write across all products exclude coverage for losses arising from the peril of terrorism caused by nuclear, biological, chemical or radiological attack. With respect to personal lines risks, losses arising from the peril of terrorism occasioned by causes other than nuclear, biological, chemical or radiological attack may be covered by our reinsurance contracts. Such losses relating to commercial lines risks are generally covered on a limited basis, for example, where the covered risks fall below a stated insured value or into classes or categories we deem less likely to be affected by terrorism than others.

        Details of gross premiums written by line of business and by geographic area of risk insured are provided below:

	Six months ended June 30, 2006
Line of business	Gross premiums written	Percentage of total
	($ in thousands)
Property catastrophe	$160,503	75.0%
Property	41,509	19.4
Short-tail specialty and casualty	12,055	5.6

Total	$214,067	100.0%

	Six months ended June 30, 2006
Geographic area of risk insured(1)	Gross premiums written	Percentage of total
	($ in thousands)
North America	$119,661	55.9%
Worldwide risks(2)	31,845	14.9
Europe	30,569	14.3
Japan and Australasia	20,217	9.4
Caribbean	9,003	4.2
Other	2,772	1.3

Total	$214,067	100.0%

(1)
Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.

(2)
This geographic area includes contracts that cover risks primarily in two or more geographic zones.

Global Operating Platform

        We have offices in Bermuda, Switzerland, India, the United Kingdom and Canada. Our senior management, primary underwriting and risk management functions are located in Bermuda and use the support services from the other offices, with lower operating costs or specialized functions, to deliver products and services to brokers and customers. The result is an operating platform which we believe to be unique, and which provides significant efficiencies in our operations and access to a large and highly qualified staff at a relatively low cost.

        Our Bermuda-based underwriters should soon be complemented with a separately licensed and staffed European underwriting platform, Flagstone Réassurance Suisse SA, based in Martigny in the canton of Valais, Switzerland. We believe that for many lines of business we can be more effective in marketing and attracting continental European business in Switzerland than in Bermuda, and that for many clients a Swiss counterparty will be preferred. Through this local presence, we will be in a position to closely follow and respond effectively to the changing needs of the various European insurance markets. Flagstone Réassurance Suisse SA is currently in the process of securing appropriate licensure from the Federal Office of Private Insurance in Switzerland.

        Our research and development effort and part of our catastrophe modeling and risk analysis team are based in Hyderabad, India. Our office is located in the state of Andhra Pradesh, a region with many highly educated and talented financial analysis professionals, and the operating costs are substantially below those in Bermuda and Halifax. Our team in India includes several experienced users of the major catastrophe models. During peak seasonal workflow, we can approximately double the number of new business submissions we review, by using our proprietary workflow application to preprocess submissions in Bermuda and assign them for analysis to modelers in India. Our team in India has the capability to complete the analysis and provide the results to our underwriters at the beginning of the next business day in Bermuda. A further business advantage of this resource is that as we search for a globally diversified book of business, we need to evaluate many potential opportunities in order to select a few. Were we dependent only on Bermuda modelers, we would not have the resources for this exploratory work.

        In London, England we have a one-person international reinsurance marketing operation to promote Flagstone to international and multinational clients. Our U.K. operations work alongside our underwriters to develop global business opportunities and maintain relationships with existing clients.

        In Halifax, Nova Scotia we have a computer hardware center where we also run support services such as accounting, claims, application support, administration, and software development. Halifax has a concentration of university graduates with professional backgrounds and credentials in such areas as finance, information technology and science which are appropriate for our back-office functions. In general, the cost of employing a highly skilled work force in Halifax is lower than in Bermuda. In addition, Halifax is in the same time zone as Bermuda, which facilitates communications between our offices.

        We believe our operating platform affords us the capability and flexibility to deploy our capital and expertise strategically, efficiently and tactically throughout the global markets. For example, compared to our competitors we believe these capabilities allow us to process new business submissions quickly and thoroughly, to review relatively more risks in the search for attractive opportunities and to explore new markets where the accumulation and analysis of data is a time-consuming activity.

Underwriting and Risk Management

        We view underwriting and risk management as an integrated process. We commence work underwriting a risk only after we have an initial understanding of how its addition to our existing portfolio would impact our total single event loss potential by risk zone. After completing our detailed underwriting analysis and before we provide an indication of terms and price, we ensure that we understand the change this risk will make in the overall risk of our insurance portfolio. We constantly review our global exposures as new opportunities are shown to us, as we bind new business, and as policies mature to ensure that we are continuously aware of our overall underwriting risk.

        A principal focus of Flagstone is to develop and effectively utilize sophisticated computer models and other analytical tools to assess the risks that we underwrite and to optimize our portfolio of underwriting and investment risks.

        We have developed proprietary computer-based pricing and exposure management systems which we call Multiple Operational Sourced and Integrated Control Database, or MOSAIC, and MOSAIC Dynamic Risk Model, or MDRM. As described in more detail below, we believe that MOSAIC/MDRM will be industry-leading underwriting and risk management systems. They are global in scope, comprehensive of all lines of business, and integrate underwriting risk and investment risk.

Underwriting

        Our principal underwriting objective is to create a balanced portfolio of risks, diversified by risk zone. Underwriting and pricing controls are exercised through our two chief underwriting officers, Gary Prestia, who is responsible for North American risks, and Guy Swayne, who is responsible for International risks (which we define as outside North America), and our chief actuary, David Flitman. Underwriting is supported by a team of three additional underwriters, nine catastrophe risk analysts, three additional actuaries, and three catastrophe modeling researchers.

        We underwrite to specific disciplines as set out in our underwriting guidelines developed by our senior executives and approved by the Underwriting Committee of our Board of Directors. In general our underwriting and risk management approach is to:

  •
  Focus on ceding insurers that are leaders in their geographic zone with high quality underlying data

  •
  devote significant time and resources to data evaluation and cleansing

  •
  use multiple analytical models to price each risk, including varying techniques and vendor models

  •
  ensure correct application of vendor model options for each specific risk factor (such as demand surge, which is the tendency for costs such as construction to increase following a large catastrophe)

  •
  leverage our research and development team's in-depth knowledge of the strengths and weaknesses of third-party models in pricing and risk selection

  •
  integrate outputs from the vendor models, our underwriting system and other data into MDRM

  •
  use MDRM to rank and select among competing risks in order to optimize return on equity and capital efficiency

  •
  subject all risks to peer review, and subject large risks to additional approval by the Chief Executive Officer, the Management Committee, or the Underwriting Committee of the Board of Directors, depending on the size of the risk, and

  •
  quickly reject risks that do not meet our requirements.

Risk Management

        Hurricanes Katrina, Rita and Wilma demonstrated that careful risk management is critical to the long term success of any reinsurer of property catastrophe risks. We have developed several risk management tools to enable us to identify our exposure to losses and to manage the risk of catastrophic losses. We use each of these risk management tools in connection with each risk that we write. These tools, vendor models and our proprietary models are a key part of our core controls. Zonal limits, PML and BCAR, ceded reinsurance and program limits are significant secondary controls that we also employ.

Core Risk Controls

        Vendor Models.    Like most companies in the industry, Flagstone uses vendor models to assess the adequacy of risk pricing and to monitor our overall exposure to risk in correlated geographic zones. These vendor models remain essential tools. However, recent events have shown that they have significant limitations. Like all models, they are simplified descriptions of reality, and cannot accurately predict losses in all situations. For example, certain of the most serious losses from Hurricane Katrina were not predicted by the models, which have since been recalibrated by the vendors in an attempt to improve the forecasting. We believe that, on average, the impact of factors not included in a particular model tends to be adverse—that is, there are many more negative surprises than positive ones.

        To address this issue, known as "model risk," we have licensed all three major vendor models and we have invested in the personnel and resources to operate them in an innovative manner. Flagstone's technique in operating the models is to apply underwriting judgment through our weighting of the output of the models and overlaying the model results with a conservative bias. We also believe that by running multiple models on nearly all submissions we can compare the results and reduce the potential for model error. We have devoted the resources to understand, on a fundamental level, the functionality of the models. We believe this approach helps to reduce, although it can not entirely eliminate, our exposure to model risk.

        The vendor models enable us to aggregate exposures by correlated event loss scenarios, which are probability-weighted, which then enables us to generate "probable maximum loss" statistics or PMLs for the portfolio.

        This process is useful at identifying the Company's range of probable exposures to a single event loss. However, evaluating single event loss without taking into account other loss events is limiting since it fails to define our overall risk position. As a result, we focus on generating, and we manage our business using, annual aggregate exposure analysis. Annual aggregate exposure analysis is the use of models such as our MDRM to generate hypothetical scenarios in which a series or sequence of events could occur in any one year. This is superior to the single event analysis for two reasons. First, annual aggregate exposure analysis allows for the possibility of multiple losses occurring in a given year (for example, four hurricanes in Florida in 2004 or Hurricanes Katrina, Rita and Wilma in 2005). Second, it allows for the addition of other types of risk like attritional (non-catastrophic) losses or investment risk. This allows us to evaluate a variety of risks, such as underwriting, investment, currency, interest rate and credit risks, on a collective basis.

        In addition, many risks, such as second-event covers (which are risks which are only covered when they occur a second time during the term of a single treaty), aggregate excess of loss or the total risk of loss in a particular layer, or attritional loss components, cannot be fully evaluated using the vendor models. Flagstone has developed proprietary analytical tools, such as MDRM, that employ aggregate loss distributions and simulation to better evaluate these risks.

        Proprietary Models.    MOSAIC and MDRM are proprietary tools we have developed to perform our sophisticated underwriting and risk management processes.

        MOSAIC is a sophisticated data warehouse with a suite of data gathering and data management tools. MOSAIC accepts and houses complete and detailed data sets from our new business submission tracking, underwriting, accounting, loss portfolio, and investment systems. This provides a comprehensive platform for an integrated management information system as well as a data source for our integrated MDRM model.

        Catastrophe modeled losses and exposures are loaded into our loss portfolio tool, which we refer to as MOSAIC loss portfolio, or MLP. MLP accepts data from multiple sources such as the leading vendor models, as well as our modeling team's assumptions for each specific contract, and stores this data in MOSAIC. MLP provides modeled loss data on a detailed basis for the entire ceding company's risk (and not just the risk that we are covering), such that varying assumptions can then be applied directly to the analysis. This detailed data provides us with greater flexibility in our analysis and supports the application of a greater variety of risk management and information management tools. The data which MLP gives us access to is particularly useful in that it enables us to measure the impact that an increase or decrease in losses to a ceding company would have on Flagstone. MLP also stores, organizes, and reports relevant statistics about this data, including marginal per occurrence PMLs, for use in the more comprehensive annual aggregate loss modeling performed by MDRM.

        MDRM uses the comprehensive information from the MOSAIC data warehouse to create a fully integrated dynamic risk model. MDRM models, on a contract by contract basis, operating cash flows including premiums, losses, expenses, and loss sensitive features, such as reinstatement premiums and profit commissions. MDRM combines these cash flows with other variable data such as the potential returns and volatility of our investment portfolio and the impact of retrocessional coverage we may have purchased to protect our own portfolio. We use MDRM to run all of these variables through several thousand simulations to develop a probabilistic profile of overall expected results across Flagstone's portfolio.

        We use MDRM to optimize our returns, subject to our corporate risk preferences and our other constraints, including, for example, the capital adequacy ratios as calculated by rating agencies or regulators. MDRM allows us to compare, both before and after we write business, exposures and classes of business and the impact on our results in the event of losses under various scenarios. MDRM also allows us to assess the benefit of purchasing a variety of possible retrocessional coverage options and their overall impact on expected returns and reduction of risk. We also use the system to rank and select among competing risks in order to optimize capital efficiency.

Secondary Risk Controls

        Zonal Limits.    Although Flagstone makes extensive use of models in pricing and portfolio management, we also manage the risk of estimation error by applying limits in each of our risk zones, which we refer to as zonal limits. Substantially all of our contracts include loss limitation provisions, and we limit absolutely the amount of exposure to a single event loss for a particular peril that we can take on or retain from those contracts in any one risk zone.

        We establish risk zones through a combination of market conventions or risk independence. Currently, we have divided the United States into 14 risk zones and our other markets, including Europe and Japan, into a total of 12 risk zones. The risk zones may vary in size, level of population density and commercial development in a particular area.

        We recognize that risks may span more than one risk zone, and to the extent we have accepted reinsurance from a ceding insurer with a potential loss exposure in more than one risk zone, we allocate the full limit of the treaty against each risk zone. This results in a very conservative view of exposed limits by risk zone.

        For our business with loss limitation provisions, we limit our net exposure to any single event by risk zone to a percentage of Flagstone's operating capital. This percentage, currently 60%, is set by the Underwriting Committee and may be revised from time to time. For example, we will write a contract to cover earthquake losses in Japan only if, after writing the contract, our total loss and loss adjustment expenses from an earthquake in Japan would not, by the terms of our contracts with loss limitation provisions, exceed 60% of Flagstone's operating capital. The Underwriting Committee has the authority to make exceptions to this limit in certain cases.

        As compared against relying solely on PMLs, our approach to risk control imposes an absolute limit on our net maximum potential loss for any single event in any one risk zone, which reduces the risk to Flagstone of model error or inaccuracy.

        This conservative approach means that in years without major insured losses, Flagstone will most likely generate returns below those companies that expose a higher percentage or multiple of their capital in any one risk zone. However, if significant loss events do occur, we expect Flagstone to suffer lower losses than these companies. We believe that less volatile, yet attractive, returns are in the longer-term interest of our shareholders and clients. We believe our risk-controlled business model also appeals to brokers and clients and significantly helps us to obtain meaningful participations on targeted reinsurance programs.

        We monitor our zonal limits and exposures relative to those limits on a daily basis, and those exposures are integrated into our new business submission tracking and underwriting systems. The following table sets forth Flagstone's net zonal limits in the five risk zones in which most of its significant risks are written:

Net Zonal Limits in Top Five Risk Zones

As at September 1, 2006 ($ in thousands)
Northeast U.S. Windstorm	$415,000
Gulf U.S. Windstorm (excluding Texas)	405,000
United Kingdom and Ireland	403,000
Texas Windstorm	398,000
Florida Windstorm	373,000

        Probable Maximum Loss and BCAR Monitoring.    We monitor our PML to comply with our required minimum Best's Capital Adequacy Ratio, or BCAR. BCAR is the ratio of actual capital, net of certain adjustments, divided by the required capital calculated using various assumptions and conventions promulgated by A.M. Best. This calculation includes a stress scenario in which an insurer is deemed to experience two losses in a single year, each of which has the magnitude of an event estimated to have a probability of occurring once every 100 years. Maintaining an adequate BCAR is an important component of Flagstone's financial strength rating from A.M. Best. We manage our exposures relative to this metric by utilizing MLP, which includes catastrophe modeled loss results on all existing and new business submissions. This includes bound risks and risks we have authorized but not yet bound. This is a crucial factor in managing our portfolio and capital efficiency.

        Ceded Reinsurance.    In addition to managing the risks in our portfolio by monitoring the zonal exposures resulting from each underwriting decision, we also may choose to protect our results and capital through the use of retrocessional coverage. This coverage may be purchased on an indemnity basis as well as on an industry basis (for example, industry loss warranties).

        When we buy retrocessional coverage on an indemnity basis, we are paid for an agreed-upon portion of the losses we actually suffer. In contrast, when we buy an industry loss warranty cover, we are paid only if both Flagstone and the industry suffer a loss (as reported by one of a number of independent agencies) in excess of specified threshold amounts. With an industry loss warranty, we bear the risk that we may suffer a loss and yet receive no payment because the industry loss was less than the specified threshold amount.

        We will only purchase retrocessional coverage from reinsurers with a minimum financial strength rating of "A-" from A.M. Best or S&P, or "A3" from Moody's, from affiliates with whom we are able to control credit risk, or on a collateralized basis.

        We also currently cede business to our sidecar, Mont Fort. Mont Fort raises capital from third-party investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance which will be ceded to Mont Fort by Flagstone. Because Mont Fort and Flagstone each are controlled by us, this type of arrangement is often referred to as a sidecar. We expect each cell of Mont Fort to enter into a reinsurance agreement with Flagstone for the account of that cell, pursuant to which Flagstone will cede business to the cell. Flagstone may also cede business to reinsurance companies other than Mont Fort.

        We also use, or may use in the future, capital markets instruments for risk management (e.g. catastrophe bonds and other forms of risk securitization) where the pricing and capacity is attractive and the structures provide a high degree of security and clear loss settlement procedures.

        Program Limits.    We also seek to control our overall exposure to risk by limiting the amount of reinsurance we will supply in accordance with a particular program or contract. This helps us to diversify within and across risk zones. Our Underwriting Committee sets an absolute dollar limit on our maximum exposure to any one program or contract, which may be exceeded for specific situations at the discretion of the Underwriting Committee.

Marketing

        Our customers generally are sophisticated, long-established insurers who seek the assurance not only that claims will be paid but that reinsurance will continue to be available after claims are paid. Catastrophic losses can be expected to adversely affect our clients' financial results from time to time, and we believe that our financial stability, ratings and growth of capital (as well as service and innovation) are essential for creating long-term relationships. We believe that such relationships are critical to creating long-term value for the Company and for our shareholders.

        The majority of our business is produced through brokers and reinsurance intermediaries who receive a brokerage commission on industry standard terms, usually equal to a percentage of gross premiums. We seek to become the first choice of brokers and clients by providing:

  •
  A high level of technical expertise in the risks we write

  •
  rapid and informed quoting

  •
  timely payment of claims

  •
  large capacity within our underwriting guidelines on the high quality clients we target and

  •
  clear indications of the classes of risks we will and will not write.

        Our objective is to build long-term relationships with key reinsurance brokers, such as Aon Re Worldwide, Benfield Group Limited, Guy Carpenter & Company, Inc. and Willis Group Holdings Ltd., and with many ceding companies.

        The following table sets forth the Company's gross premiums written by broker:

	Six months ended June 30, 2006
Name of broker	Gross premiums written	Percentage of total
	($ in thousands)
Benfield	$61,067	28.5%
Willis Group	48,923	22.8
Aon Re Worldwide	45,099	21.1
Guy Carpenter	31,207	14.6
Other brokers	27,771	13.0

Total	$214,067	100.0%

        Our brokers perform data collection, contract preparation and other administrative tasks, enabling us to market efficiently our reinsurance products by maintaining a small marketing staff.

        We believe that by maintaining close relationships with brokers, we are able to obtain access to a broad range of potential reinsureds. We meet frequently in Bermuda and elsewhere with brokers and senior representatives of clients and prospective clients. All contract submissions are approved in our executive offices in Bermuda.

Claims Management

        We are a newly formed company and have not experienced a high volume of claims. Flagstone's claims management process initiates upon receipt of reports from ceding companies.

        Our claims management process enables us to track losses incurred by our clients at a detailed level, whether or not those losses reach the attachment level in our specific treaties at risk, which is critical for predictions and sensitivity analysis. An initial review is conducted by a claims analyst who uses our proprietary claims validation tools to ensure correct loss and reinstatement premium calculations prior to approval/entry into our underwriting/claims/accounting system. For example, for property catastrophe losses, we use our catastrophe loss template. This template includes the appropriate application of underlying third-party reinsurance structures, where applicable, such as the Florida Hurricane Catastrophe Fund. This is crucial for accurate monitoring of loss activity, for example identifying the likelihood and timing of losses developing through underlying third-party reinsurance into layers that we have reinsured.

        Underwriters and underwriting managers review claims submissions for authorization prior to entry/settlement. These authorizations, additional management approvals, and claims statuses are governed through our custom claims workflow system. This is a key control in our claims process.

        On occasions where legal contract review is necessary, claims are subject to internal legal review from counsel. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately.

        Where necessary Flagstone will conduct or contract for on-site audits periodically, particularly for large accounts and for those whose performance differs from our expectations. Through these audits, we will be able to evaluate ceding companies' claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices, and their adherence to claims-handling guidelines.

        We recognize that fair interpretation of our reinsurance agreements with our customers and timely payment of covered claims is a valuable service to our clients and enhances our reputation.

Information Technology

        Our research, development, and information technology infrastructure is an integral part of our business. We employ 3 catastrophe modeling researchers, 5 quantitative analysts, 13 application developers and integration specialists, and 5 network engineers, as well as using third party consultants from time to time. This group is led by our Chief Information Officer who has a Ph.D in computer science and has more than 20 years experience in quantitative analytics and information technology, 15 of which is focused on the financial services fields.

        Because of the high costs and relatively weak service capability of hardware vendors in Bermuda, we have built our core data center in our Halifax, Nova Scotia office. We have a dedicated data center with biometric access control, standby power, standby air conditioning, and fire suppression. We currently operate approximately 250 processors in the data center, dedicated to the vendor models, MOSAIC, MDRM, and database servers. The infrastructure of the data center will accommodate considerable expansion.

        Flagstone runs a comprehensive backup procedure to ensure that data on critical systems are backed up on a daily basis and that the data can quickly be restored if required. To ensure business continuity, data is first backed up to the Company's storage area network using an automated scheduled backup process. This data can be easily and quickly be restored if needed.

Loss Reserves

        Loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of the ultimate settlement and administration costs of claims incurred (including IBNR). Our estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claims severity and frequency and other variable factors such as inflation. It is likely that the ultimate liability will be greater or less than such estimates and that, at times, this variance will be material.

        Flagstone's actuarial group performs a quarterly loss reserve analysis on a contract by contract basis. This analysis incorporates specific exposures, loss payment and reporting patterns, as well as additional loss-sensitive contractual features such as reinstatement premiums, profit commissions, and other relevant factors. This process involves the segregation of risks between catastrophic and non-catastrophic risks to ensure appropriate treatment.

        For our property and other catastrophe policies, we initially establish our loss reserves based on loss payments and case reserves reported by ceding companies. We then add to these case reserves our estimates for IBNR. To establish our IBNR estimates, in addition to the loss information and estimates communicated by cedents, we also use industry information, knowledge of the business written by us, management's judgment and general market trends observed from our underwriting activities. We may also use our computer-based vendor and proprietary modeling systems to measure and estimate loss exposure under the actual event scenario, if available. Although the loss modeling systems assist with the analysis of the underlying loss, and provide us with information and the ability to perform an enhanced analysis, the estimation of claims resulting from catastrophic events is inherently difficult because of the variability and uncertainty of property catastrophe claims and the unique characteristics of each loss.

        For non-catastrophe business, we utilize a variety of standard actuarial methods in our analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business and specific contracts. The actuarial methods we use to perform our quarterly contract by contract loss reserve analysis include: Paid Loss Development Method, Reported Loss Development Method, Expected Loss Ratio Method, Bornheutter-Ferguson Paid Less Method and Bornheutter-Ferguson Reported Loss Method. See "—Relevant Factors—Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves."

        We reaffirm the validity of the assumptions we use in the reserving process on a quarterly basis during an internal review process. During this process the actuaries verify that the assumptions continue to form a sound basis for projection of future liabilities.

        Although we believe that we are prudent in our assumptions and methodologies, we cannot be certain that our ultimate payments will not vary, perhaps materially, from the estimates we have made. If we determine that adjustments to an earlier estimate are appropriate, such adjustments are recorded in the quarter in which they are identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period. We regularly review and update these estimates, using the most current information available to us.

        Our estimates will be reviewed annually by an independent actuary in order to provide additional insight into the reasonableness of our loss reserves.

Investments

        The investment management guidelines of the Company are set by the Investment Committee of our Board of Directors. The Investment Committee establishes investment policies and guidelines for both internal and external investment managers.

        When the Company was formed the Investment Committee decided to invest initially in a conventional portfolio consisting of mainly high grade bonds and a 10% component of passive U.S. equity. This was decided in order to simplify our initial credit rating process and to allow Company management to focus on underwriting the insurance risks rather than managing the investment portfolio. The Company subcontracted discretionary authority over the bulk of the portfolio to PIMCO. In the six months ended June 30, 2006, our fixed income portfolio (including cash and cash equivalents) earned a total return of $10.3 million, net of investment management fees, as the U.S. dollar bond markets performed poorly during the period. Our investment manager performed satisfactorily.

        While we believe this portfolio was an appropriate component of our initial strategy to accomplish our first year's business objectives, we believe it is not the optimum portfolio to achieve our long term primary financial objective of growth in book value per share.

        Accordingly, in the summer of 2006 the Investment Committee conducted a comprehensive asset allocation study, using a combination of in-house investment expertise and consulting resources. This study was aimed at developing a sophisticated program which will produce higher expected total returns while maintaining adequate liquidity to pay potential claims and preserving our financial strength rating.

        In developing our strategy, the Investment Committee measured or estimated a number of considerations with respect to each asset class, including:

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  Historical return and variance of return of the asset class, and projected future prospects

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  covariance of the asset class with respect to the other asset classes

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  our ability, as a regulated Bermuda reinsurer, to invest in the asset class, including fiscal and regulatory aspects

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  liquidity of the asset class and

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  trading costs, including commissions, fees and taxes.

        Assets were graded into Highly Liquid, Semi-Liquid and Illiquid categories using internally developed criteria regarding the time it would take to liquidate the assets, and the percentage of value that would be lost during the liquidation process. The Investment Committee has used internal and third-party models to develop an investment strategy consistent with modern practice in portfolio optimization and has considered numerous available asset classes. We expect to continue to refine our asset allocation from time to time by considering other asset classes and criteria as our business needs evolve.

        We will implement the results of our asset allocation review process in three parts:

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  A current recommended portfolio and tactics for achieving this portfolio

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  a dynamic strategy for reallocating assets, as the Company's investable assets fluctuate over time relative to our capital and risks and

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  a liquidity management strategy to ensure that Flagstone retains at all times sufficient liquid assets to pay claims that it incurs.

        We expect to implement the revised investment strategy in the fourth quarter of 2006, and to have substantially completed the asset reallocation by December 31, 2006. We will seek to implement and manage this portfolio in a low cost and efficient way, using a mixture of passive assets and outside managers to complement our in-house capability for overall portfolio management, liquidity management and hedging.

Competition

        The reinsurance industry is highly competitive. We compete with major and mid-sized U.S., Bermuda and other international reinsurers, some of which have greater financial, marketing and management resources than we do. We also compete with new companies which continue to be formed to enter the reinsurance market. In addition, established competitors have completed or may be planning to complete additional capital raising transactions.

        In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., AXIS Capital Holdings Ltd., Lloyd's of London, Montpelier Re Holdings Ltd., RenaissanceRe Holdings Ltd., XL Re Ltd., and similar companies.

        Competition in the types of business that we underwrite is based on many factors, including:

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  Premiums charged and contractual terms and conditions offered

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  services provided, products offered and scope of business (both by size and geographic location)

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  strength of client relationships

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  financial strength ratings assigned by independent rating agencies

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  speed of claims payment

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  reputation

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  perceived financial strength and

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  experience of the reinsurer in the line of reinsurance to be written.

        Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products, such as catastrophe bonds, that are intended to compete with reinsurance products.

        We believe that we are well positioned in terms of client services and underwriting expertise. We also believe that our capitalization and strong financial ratios provide us with a competitive advantage in the marketplace.

Financial Strength Ratings

        Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Rating organizations continually review the financial positions of insurers and reinsurers, including Flagstone. A.M. Best maintains a letter scale financial strength rating system ranging from "A++" (Superior) to "F" (in liquidation). Flagstone has received a financial strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of sixteen rating levels. This rating is not a recommendation to buy, hold or sell our common shares.

Other Subsidiaries

West End

        Our wholly-owned subsidiary West End is an investment management and insurance management company which provides services to a small number of managed accounts and to members of the Flagstone group of companies. Generally, for its services to each of these accounts, West End earns a management fee and sometimes an incentive payment. The management fee generally is set as a percentage of the assets of the account, and the incentive payment is calculated based on the appreciation, if any, in the net asset value of the account over a period of time, typically each calendar year.

        West End previously was owned by its employees, including our Executive Chairman and our Chief Executive Officer. We acquired West End on March 31, 2006 for $16.1 million in cash. See "Certain Relationships and Related Transactions."

        We acquired West End primarily to be self-supporting and not reliant on outsourcing for our administrative functions and investment activities. We do not currently expect West End to grow its third-party investment management business.

Flagstone Réassurance Suisse SA

        Flagstone has incorporated a subsidiary, Flagstone Réassurance Suisse SA, which will serve as our European underwriting platform. Flagstone Réassurance Suisse SA is headquartered in Martigny in the canton of Valais, Switzerland, with a representative office in Zurich. Flagstone Réassurance Suisse SA is currently in the process of securing appropriate licensure from the Federal Office of Private Insurance in Switzerland. We believe that, for many lines of business, we can be more effective in marketing and attracting continental European business in Switzerland than in Bermuda, and that, for many clients, a Swiss counterparty will be preferred. Through this local presence, Flagstone intends to be in a position to closely follow and respond effectively to the changing needs of the various European insurance markets.

Mont Fort

        We own all of the outstanding common shares of Mont Fort. Mont Fort raises capital from third-party investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance which will be ceded to Mont Fort by Flagstone. Because Mont Fort and Flagstone each are controlled by us, this type of arrangement is often referred to as a sidecar. Because we are not the primary beneficiary of Mont Fort, we do not consolidate it in our financial statements, and we do not count its contracts against our zonal limits or otherwise consider it as a subsidiary for our underwriting and risk management procedures.

        Mont Fort is organized under the laws of Bermuda as an exempted company which is registered as a general business Class 3 insurer and is also registered as a "segregated accounts" company under the Bermuda Segregated Accounts Companies Act 2000 (as amended), or SAC Act. The SAC Act enables Mont Fort to establish segregated accounts, referred to as cells. Each cell of Mont Fort has a distinct business strategy, underwriting strategy and underwriting risk management program. Each cell of Mont Fort raises its own capital, underwrites its own risks and, to the fullest extent provided by the SAC Act, is solely responsible for liabilities arising from those risks.

        Our Executive Chairman and our Chief Executive Officer serve as directors of Mont Fort. The holders of preferred shares of Mont Fort have no right to elect directors, but the board of directors of Mont Fort may create an advisory committee with respect to each cell. The holders of preferred shares with respect to a cell of Mont Fort are entitled to receive all dividends issued by that cell.

        We expect each cell of Mont Fort to enter into a reinsurance agreement with Flagstone for the account of that cell, pursuant to which Flagstone will cede business to the cell. Flagstone will also cede business to reinsurance companies other than Mont Fort. Generally the holders of preferred shares of a cell will have an annual right to redeem their shares, and Mont Fort will have the ability to wind up each cell in its discretion.

        We view Mont Fort as a flexible, dynamic entity that can raise capital rapidly from institutional investors so that both we and Mont Fort can participate in reinsurance opportunities that otherwise would be outside of, or in excess of, our own exposure appetite. We see this as a service to our brokers and clients as we are able to provide additional capacity typically in time of market dislocations where capacity for a given risk is in short supply. In addition, through Flagstone, we will earn a commission for each reinsurance contract that is ceded to Mont Fort, and through West End we will earn an asset-based fee and generally a performance-based fee for serving as the investment adviser of each cell of Mont Fort. Thus, for limited additional effort on our part we are able to generate attractive fee revenue and, in some cases, obtain retrocession coverage for Flagstone on attractive terms and with excellent credit quality.

        No employee of Flagstone or West End will have an incentive, financial or otherwise, to enter into a transaction between the companies on terms less favorable to Flagstone than open market terms.

        On June 6, 2006, Mont Fort closed an offering of preferred shares relating to a cell, Mont Fort ILW, which yielded gross proceeds of $60.0 million. The primary investor in the Mont Fort ILW cell is an affiliate of Lehman Brothers Inc., which is an underwriter of this offering.

        At June 30, 2006, the Company beneficially owned 100% of the common shares of Mont Fort and 8.3% of the preferred shares of the Mont Fort ILW cell, or 5.0 million of the 60.0 million outstanding preferred shares. On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million, and Mont Fort ILW entered into a quota share reinsurance contract whereby Flagstone assumed 8.3% of the business ceded to Mont Fort ILW. The quota share reinsurance agreement replicates for all economic purposes Flagstone's repurchased preferred share interest in the Mont Fort ILW cell.

Island Heritage

        Island Heritage is a property insurer based in the Cayman Islands which primarily is in the business of insuring homes, condominiums and office buildings in the Caribbean region. Flagstone acquired these shares from Haverford on March 31, 2006 for $7.3 million. See "Certain Relationships and Related Transactions."

        On October 23, 2006, Flagstone completed an offer to purchase common shares from a group of minority investors in Island Heritage. The transaction increased Flagstone's interest in Island Heritage from 18.7% to 28.5% of the total outstanding share capital of Island Heritage. The aggregate cost to the Company of the shares purchased in this transaction was $4.2 million.

        Through our investment in Island Heritage, we participate in the insurance business in the Caribbean region. We believe there are advantages to having an investment in an insurance company combined with a quoting or lead role on its reinsurance program. Our representation on Island Heritage's board and close working relationship with management allows us to promote and support best practices in the underwriting of its underlying business. This in turn helps to ensure that the quality of the data available for us to underwrite the reinsurance is better than normally would be the case. Because of our minority shareholder position in Island Heritage, we do not count its contracts against our zonal limits or otherwise consider it as a subsidiary for our underwriting and risk management procedures.

Properties

        We currently occupy office space in Hamilton, Bermuda that West End leases under a lease expiring on September 30, 2015. The office space is in a building owned by Eye Patch Holdings Limited, a company in which Haverford has a 40.0% stake.

        In Halifax, Nova Scotia, we lease office space in a major office complex. We benefit from a newly-created data center designed to protect our data and operations from power failure, fire, security risks, etc. We believe that for the foreseeable future this office space is sufficient for us to conduct our operations in Canada.

        In Hyderabad, India, we lease office space in a small commercial building. We are engaged in the planning stages to construct a more suitable building in India, and have paid for and been allotted a one-acre lot for this purpose in a new government-promoted office park development. Under the terms of the land allotment agreement, we will be entitled to an executed and registered sale deed for the one acre of land upon the substantial completion of the construction project. We believe that for the foreseeable future this new building will be sufficient for us to conduct our operations in India.

        In Martigny, Switzerland, we lease office space and in Zurich, Switzerland, we sublease office space for our small representative office. We believe that for the foreseeable future the office space in both Martigny and Zurich will be sufficient for us to conduct our operations in Switzerland.

Employees

        As at September 30, 2006, we had 88 employees. We believe our relations with our employees are generally good.

Legal Proceedings

        We are not currently involved in any litigation or arbitration. We anticipate that, similar to the rest of the insurance and reinsurance industry, we will be subject to litigation and arbitration in the ordinary course of business.

REGULATION

Bermuda Insurance Regulation

        The Insurance Act.    As a holding company, we are not subject to Bermuda insurance law and regulations. However, as discussed in detail below, the Insurance Act and related regulations thereof regulate the insurance business of Flagstone. The Insurance Act provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA, which is responsible for the day-to-day supervision of insurers. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. Under the Insurance Act, insurance business includes reinsurance business. The continued registration of a company as an insurer under the Insurance Act is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

        The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on Bermuda insurance companies and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

        Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the most onerous regulation with the strictest limits on their types of business. Flagstone is registered to carry on general business as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. As such, Flagstone will not be permitted to carry on long-term business. In general, long-term business includes life and long-term disability insurance.

        Cancellation of Insurer's Registration.    An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

        Principal Representative.    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of Flagstone is at the Company's principal executive offices in Hamilton, Bermuda, and Flagstone's principal representative is David Brown. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative to immediately provide notification, and thereafter to make a written report to the BMA, where the principal representative believes there is a likelihood of the insurer for which the principal representative acts becoming insolvent, or that a reportable "event" has, or is believed to have, occurred. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. The written report must set out all the particulars of the case that are available to the principal representative and must be submitted within 14 days of the principal representative's prior notification to the BMA.

        Independent Approved Auditor.    Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Flagstone, are required to be filed annually with the BMA. The independent auditor of Flagstone must be approved by the BMA and may be the same person or firm which audits Flagstone's financial statements and reports for presentation to its shareholders. Flagstone's independent auditor is Deloitte & Touche, Bermuda.

        Loss Reserve Specialist.    As a registered Class 4 insurer, Flagstone is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist, who will normally be a qualified property casualty actuary, must be approved by the BMA.

        Statutory Financial Statements.    Flagstone must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). Flagstone is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the shareholder of Flagstone (which is the Company) under the Companies Act, which financial statements are prepared in accordance with U.S. generally accepted accounting principles. Flagstone, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

        Since Flagstone had only a fifty-two day operating history for the calendar year ended December 31, 2005, we obtained approval from the BMA to adopt a thirteen-month financial year for statutory reporting purposes for our first year. Accordingly, Flagstone's first official insurance filing with the Bermuda insurance regulators will be for the period beginning November 10, 2005 and ending December 31, 2006, and therefore, Flagstone did not close its books for insurance regulatory purposes on December 31, 2005.

        Annual Statutory Financial Return.    Flagstone is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

        Minimum Solvency Margin and Restrictions on Dividends and Distributions.    Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Flagstone, must exceed the amount of its general business liabilities by a prescribed amount. Flagstone:

  •
  Is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

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  100 million Bermuda dollars or

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  50% of net premiums written (being gross premiums written less any premiums ceded by Flagstone but Flagstone may not deduct more than 25% of ceded premiums when computing net premiums written) or

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  15% of net losses and loss adjustment expense reserves

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  is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Flagstone will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year)

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  is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins

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  is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins and

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  is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to 75 million Bermuda dollars or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

        Additionally, under the Companies Act, neither the Company nor Flagstone may declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts. See "—Certain Other Bermuda Law Considerations."

        Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers, such as Flagstone. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. Relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax, sundry liabilities (by interpretation, those not specifically defined), letters of credit and guarantees.

        Supervision, Investigation and Intervention.    The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the BMA that there is a risk of Flagstone becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments, (7) to limit its premium income, (8) to remove a controller or officer and/or (9) to file a petition for the winding up of the Company.

        Disclosure of Information.    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. The BMA also may assist other regulatory authorities, including foreign insurance regulatory authorities with their investigations involving insurance and reinsurance companies in Bermuda, subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority, and the BMA must consider whether to co-operate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

        Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquires being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations

        Each of the Company and Flagstone is incorporated as an exempted company limited by shares under the Companies Act. Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, we are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but we may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance, participate in certain business transactions, including:

  •
  The acquisition or holding of land in Bermuda, except land held by way of lease or tenancy agreement which is required for our business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for our officers and employees and held with the consent of the Bermuda Minister of Finance for a term not exceeding 21 years

  •
  the taking of mortgages on land in Bermuda in excess of 50,000 Bermuda dollars

  •
  the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or

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  subject to some exceptions, the carrying on of business of any kind in Bermuda for which we are not licensed in Bermuda.

        While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        The Company and Flagstone will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Under the Companies Act, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Issued share capital is the aggregate par value of a company's issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. The Companies Act also regulates return of capital, reduction of capital and any repurchase or redemption of shares by the Company. In addition, as discussed above under "—Bermuda Insurance Regulation," certain provisions of the Insurance Act will limit Flagstone's ability to pay dividends to us.

        Although we are incorporated in Bermuda, both the Company and Flagstone have been designated as non-resident for exchange control purposes by the BMA. Both the Company and Flagstone are required to obtain the permission of the BMA for the issue and free transferability of all of their common shares. However, the BMA has pursuant to its statement of June 1, 2005 given its general permission under the Exchange Control Act 1972 (and its related regulations) for the issue and transfer of the common shares of the Company to persons not resident in Bermuda for exchange control purposes, subject to the condition that our common shares shall be listed on an appointed stock exchange, which includes the New York Stock Exchange. This general permission would cease to apply if the Company's shares were to cease to be so listed. Any person who becomes a holder of at least 10%, 20%, 33% or 50% of the common shares of the Company must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having become such a holder, whichever is later. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their common shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

        The transfer and issuance of our common shares to any resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972. Because the Company and Flagstone are designated as non-resident for Bermuda exchange control purposes, they are allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are holders of our common shares, in currencies other than the Bermuda dollar.

        In accordance with Bermuda law, share certificates are issued only in the names of corporations, other separate legal entities or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians and holders of a permanent resident's certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian or holder of a permanent resident's certificate) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a policy limiting the duration of work permits to six years, with certain exemptions for key employees. We may not be able to use the services of one or more of our key employees in Bermuda if we are not able to obtain work permits for them, which could have an adverse effect on our business. In addition, exempted companies, such as the Company and Flagstone, must comply with Bermuda resident representation provisions under the Companies Act, which require that a minimum number of offices must be filled by persons who are ordinarily resident in Bermuda. We do not believe that such compliance will result in any material expense to us.

        The Bermuda government actively encourages foreign investment in "exempted" entities like the Company and Flagstone that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, the Company and Flagstone will not be subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda until March 28, 2016. See "Material Tax Considerations—Taxation of the company and subsidiaries—Bermuda."

Other Jurisdictions

Overview

        Flagstone is not currently licensed or admitted as an insurer in any jurisdiction except Bermuda. The insurance laws of each state in the United States and of many other jurisdictions regulate the sale of reinsurance and insurance within their jurisdiction by insurers, such as Flagstone, which are not licensed or admitted to do business within such jurisdiction. With some exceptions, the sale of insurance within a jurisdiction where an insurer is not licensed or admitted to do business is prohibited. Flagstone conducts its business through its Bermuda office, with our research and development effort and part of our catastrophe modeling and risk analysis team in Hyderabad, India, underwriting in our Martigny, Switzerland office (subject to being granted the appropriate licensure), global marketing and business development in our London, England office and back office and operational support in our Halifax, Nova Scotia office. We do not intend to conduct any activities which may constitute the actual transaction of the business of insurance in any jurisdiction in which Flagstone or any other subsidiary of the Company is not licensed or otherwise authorized to engage in such activities. However, the definition of such activities is in some jurisdictions ambiguous and susceptible to judicial interpretation. Accordingly, there can be no assurance that inquiries or challenges to our insurance activities in such jurisdictions will not be raised in the future or that our location or regulatory status, or restrictions on its activities resulting therefrom, will not adversely affect us.

        In addition to the regulatory requirements imposed by the jurisdictions in which a reinsurer is licensed, a reinsurer's business operations are affected by regulatory requirements governing "credit for reinsurance" in other jurisdictions in which its ceding companies are located. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction in which the ceding company files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss expense reserves ceded to the reinsurer. Many jurisdictions also permit ceding companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or non-admitted reinsurers if certain prescribed security arrangements are made. Because Flagstone will not be licensed, accredited or approved in any jurisdiction except Bermuda,

Flagstone expects that in certain instances its reinsurance clients will require it to post a letter of credit or enter into other security arrangements.

Canadian Regulation

        The Company believes that it has all licenses and authorizations required to conduct the business of its offices in Halifax, Canada.

        In Halifax, Nova Scotia, Canada the Company's indirect subsidiary Flagstone Halifax provides certain back office support services to the Company. Flagstone Halifax is registered to carry on business under the Corporations Registration Act (Nova Scotia). Flagstone Halifax is not registered to carry on business in any other province of Canada.

        Flagstone Halifax proposes to provide securities advisory and trading services for the bond portfolios of the Company and other non-Canadian insurers and reinsurers. These services are to be conducted from Nova Scotia indirectly through West End under a series of operational support agreements with West End and other affiliates. The Securities Act (Nova Scotia) requires that Flagstone Halifax be registered as a securities advisor and dealer to carry out theses services from Nova Scotia unless it qualifies under an exemption from the registration requirements or it obtains a ruling from the Nova Scotia Securities Commission that it does not need to be registered to conduct these activities. Flagstone Halifax is not registered as a securities advisor or dealer in Nova Scotia and does not qualify under an existing exemption from the registration requirements. On the basis that these activities are subject to securities regulation in Bermuda, Flagstone Halifax has received a ruling from the Nova Scotia Securities Commission that it does not need to be registered to conduct these activities provided that there is compliance with the applicable laws of Bermuda and the applicable laws governing the bond portfolios.

Indian Regulation

        Our subsidiary in India, West End (India), solely performs back office information technology support services such as research and development and catastrophe analysis and, therefore, is neither considered to be engaged in the insurance/reinsurance business in India nor required to be registered with India's Insurance Development & Regulatory Authority. It is registered to do business under the Companies Act, 1956 of India and has made the registrations with the Indian Income Tax Department and Ministry of Commerce which are necessary for it to conduct its operations.

United Kingdom Regulation

        For the purposes of United Kingdom regulation, Flagstone Representatives Limited is considered an insurance intermediary and carries out its business in the United Kingdom pursuant to an authorization from the Financial Services Authority of the United Kingdom permitting it to carry out the following regulated activities:

  •
  Dealing in investments as an agent

  •
  arranging (bringing about) deals in investments

  •
  making arrangements with a view to transactions in investments

  •
  advising on investments

  •
  assisting in the administration and performance of contracts of insurance and

  •
  agreeing to carry on a regulated activity.

        As an authorized intermediary Flagstone Representatives Limited must comply with certain regulatory requirements, including obligations to maintain professional indemnity insurance and to meet certain minimum capital requirements on an ongoing basis. We are currently in compliance with all of these requirements.

Swiss Regulation

        We recently incorporated a subsidiary, Flagstone Réassurance Suisse SA, which is headquartered in Martigny in the canton of Valais, Switzerland and has a representative office in Zurich. Flagstone Réassurance Suisse SA has applied for a permit from the Federal Office of Private Insurance, or FOPI, in Switzerland to conduct reinsurance business in accordance with the Federal Insurance Supervisory Law, or ISL.

        The conduct of reinsurance business by a company headquartered Switzerland requires a permit granted by FOPI. In addition, various regulatory requirements must be satisfied, as set forth primarily by the three following sets of rules and regulations:

  •
  The ISL

  •
  the Federal Insurance Supervision Ordinance and

  •
  the FOPI Supervision Decree.

        Under Swiss rules and regulations, Swiss reinsurance companies are generally subject to the same provisions that apply to direct insurers, and include the following obligations:

  •
  Sound corporate governance

  •
  minimum capital and capital resource requirements

  •
  internal risk management and control procedures

  •
  appointment of an independent and properly qualified actuary responsible for ensuring that solvency margins are calculated correctly, proper accounting principles are used, and adequate technical reserves are established and

  •
  compliance with the Swiss Solvency Test (SST) requirements.

        The SST requires that a company have adequate and unencumbered capital of its own at its disposal for all of its activities (solvency margin requirements), as determined under two methods of calculation: first, based on the volume of business (Solvency I); and second, based on the risks to which the insurance company is exposed (Solvency II).

        Once licensed and operational, Flagstone Réassurance Suisse SA will be required to comply with each of the requirements above, as well as various reporting requirements which include the following: first, Flagstone Réassuance Suisse SA will be required to prepare an annual report at the end of each financial year on the solvency margins available, as well as an annual report on the calculation of target capital and on risk bearing capital. Flagstone Réassurance Suisse SA will also be required to prepare a corporate report and a report on supervision. The report on supervision is to be submitted to FOPI by June 30 of each year in electronic form together with the annual report.

MANAGEMENT

Directors and Executive Officers

        The table below sets forth the names, ages and positions of our directors and executive officers as at the date of this offering.

Name	Age	Position(s)
Mark J. Byrne(1)	44	Executive Chairman of the Board of Directors
David A. Brown(3)	49	Chief Executive Officer, Deputy Chairman and Director
James O'Shaughnessy	42	Chief Financial Officer
Gary Prestia	44	Chief Underwriting Officer—North America
Guy Swayne	42	Chief Underwriting Officer—International
Gary Black(2)	61	Director
Nick Brumm(3)	38	Director
Stephen Coley(3)	61	Director
Thomas Dickson(2)	44	Director
Stewart Gross(1)	47	Director
E. Daniel James(1)	41	Director
Tony Knap(3)	57	Director
Marc Roston(1)	37	Director
Jan Spiering(2)	54	Director
Wray T. Thorn(2)	40	Director

(1)
Denotes Class A Director with term expiring in 2009.

(2)
Denotes Class B Director with term expiring in 2008.

(3)
Denotes Class C Director with term expiring in 2007.

        Set forth below is certain information concerning our directors and executive officers as at the date of this prospectus.

        Mark Byrne has been our Executive Chairman since our inception. Mr. Byrne also serves as Chairman of Haverford and Vice Chairman of Island Heritage. He founded West End in 1998. Prior to starting West End, Mr. Byrne served as Managing Director at Credit Suisse First Boston responsible for Global Fixed Income Arbitrage in London and Tokyo. Mr. Byrne also held management positions at PIMCO and Salomon Brothers and has 20 years experience in the fixed income and derivative business. He has invested at early stages in several insurance companies and has served on the boards of several insurance companies, including three public companies: White Mountains Insurance Group Ltd., Terra Nova Bermuda Holding Ltd. and Markel Corp. He holds a Bachelors degree from Dartmouth College and an MBA from the Tuck School of Business at Dartmouth.

        David Brown has served as Chief Executive Officer of Flagstone since its inception. Mr. Brown is also a director of Island Heritage. From September 2003 until our inception, Mr. Brown served as the Chief Executive Officer of Haverford and as the Chief Operating Officer of West End. Mr. Brown joined Centre Solutions (Bermuda) Limited in 1993, and was its President and Chief Executive Officer at the time of his retirement in 1998. Prior to joining Centre, Mr. Brown was a Partner with Ernst & Young in Bermuda. Mr. Brown is the non-executive Chairman of the Bermuda Stock Exchange and a Director and Trustee for the Schroder Family Trusts. Mr. Brown led the team which analyzed, structured and negotiated the acquisition of Merastar Insurance Company in 2004. As Chairman of Merastar, he led the board's oversight of the successful turn-around strategy. At Centre, Mr. Brown was responsible for the global operations of a group with over $7 billion in assets and offices in several countries. During his ten years with Ernst & Young, he specialized in insurance and was involved in the liquidation of numerous insurance companies in Bermuda, the U.K. and the U.S. Mr. Brown is a Fellow of the Institute of Chartered Accountants in England & Wales and a Member of both the Institute of Chartered Accountants of Bermuda and the Canadian Institute of Chartered Accountants.

        James O'Shaughnessy joined the Company as Chief Financial Officer in May 2006. Previous to Flagstone he was the Chief Accounting Officer and Senior Vice President at Scottish Reinsurance Group Limited where he was responsible for group internal and external reporting as well as various finance functions and research into accounting issues. Prior to joining Scottish Re in 2005, Mr. O'Shaughnessy was Chief Financial Officer and Senior Vice President at XL Re Ltd., and before that he served for four years at Centre Solutions as Controller and Vice President. Before joining Centre Solutions, he spent 4 years at ACE Tempest Reinsurance Ltd. where his last position was Vice President of Finance. He began his career in Ireland at PricewaterhouseCoopers before moving to KPMG Peat Marwick in Bermuda. Mr. O'Shaughnessy holds a Bachelor of Commerce degree from University College, Cork, Ireland and is both a Fellow of the Institute of Chartered Accountants of Ireland and an Associate Member of the Chartered Insurance Institute of the U.K.

        Gary Prestia has served as our Chief Underwriting Officer—North America since December 2005. Mr. Prestia has more than twenty one years experience in the insurance and reinsurance industry in senior underwriting and executive management positions successfully navigating across the underwriting cycles. From 1998 through 2004 Mr. Prestia served as an executive officer of Converium AG, becoming President of Converium North America, with responsibility for all legal entities and staff in the United States and Canada. As Senior Vice President and Chief Underwriting Officer, he was responsible for property catastrophe, property non-catastrophe, motor, marine and third-party liability (excluding professional liability and workers' compensation). In early 2005 Mr. Prestia joined Alea North America as Chief Executive Officer of the North American Reinsurance Division. Prior to 1998, Mr. Prestia held senior underwriting positions at Transatlantic Re. Mr. Prestia received his CPCU and ARe professional designations from the American Institute for Chartered Property and Casualty Underwriters and Bachelor of Business Administration undergraduate degree and graduate work at St. Johns University School of Risk Management and Insurance in New York.

        Guy Swayne has been our Chief Underwriting Officer—International since December 2005. Mr. Swayne has extensive experience in the industry worldwide and brings a depth of expertise in underwriting, business development, and leadership to the Company. Prior to joining the Company, he was Chief Underwriting Officer—International with ACE Tempest Reinsurance Ltd. where he managed the International Catastrophe underwriting unit. Mr. Swayne joined Ace in January 2000 and has held senior positions including Executive Vice President, ACE Financial Solutions International (AFSI)—Bermuda where he managed AFSI offices in London, Dublin, and Melbourne. In London he became President of ACE Financial Solutions Europe (AFSE) whereby he established and developed the European office reporting directly to the President and Chief Executive Officer in Bermuda. Mr. Swayne was instrumental in many key elements associated with a start up operation including business plan and budget development, hiring underwriting team, business production and program completion.

        Gary Black has been a director since June 2006. He is Chief Claims Executive and Senior Vice President of OneBeacon Insurance Company, a part of the White Mountain Insurance Group. Prior to joining OneBeacon in January of 2004, Mr. Black spent 35 years with Fireman's Fund Insurance Companies where he was an Executive Vice President and President of the Claims Division. At Fireman's Fund his responsibilities included claims, corporate administration, general counsel, staff counsel and systems. He received his B.A. degree from Southwest Baptist University and is a Chartered Property Casualty Underwriter.

        Nick Brumm has been a director since December 2005. Mr. Brumm is one of the four Managing Members of QVT Financial GP LLC, the general partner of QVT Financial LP in November 2003. QVT Financial LP is a New York-based hedge fund manager with approximately $4.2 billion in assets under management. Mr. Brumm's primary portfolio management focus at QVT is on private equity, distressed and high-yield investing and other special situations. Mr. Brumm served as a Director of DB Advisors, a subsidiary of Deutsche Bank AG. He joined Deutsche Bank AG in 2000 as a member of the QVT group and remained there until 2004. From 1992 to 2000, Mr. Brumm practiced law at Cravath, Swaine & Moore and Hengeler Mueller Weitzel Wirtz where he worked in the areas of domestic and international securities offerings, mergers and acquisitions, and bank and high yield lending. He is fluent in French and German. Mr. Brumm earned an A.B. in History and Literature, summa cum laude, from Harvard College in 1988 where he was elected to Phi Beta Kappa. Mr. Brumm was an exchange fellow at the Ecole Normale Superieure in Paris and graduated from the University of Paris in 1989 with a master's in history avec mention tres bien. He received a B.A. from Oxford University in Law with First Class Honours in 1991 and an L.L.M. from Columbia University in 1992.

        Stephen Coley has been a director since January 2006. Mr. Coley is Director Emeritus of McKinsey & Company. During his 28+ years of active client service with McKinsey, Mr. Coley led a wide variety of successful business strategy and organization efforts, principally serving technology and basic industrial clients, and led the Firm's corporate growth practice. In addition, Mr. Coley served for 10 years on McKinsey's Investment Committee, which oversees employee profit sharing investments and partner alternative investment vehicles, and served as the committee's chairman from 2000 to 2004. Mr. Coley received an M.B.A., with distinction, from Harvard Business School, where he was named a Loeb Fellow in finance. He has a B.S. in electrical engineering from Duke University. Mr. Coley currently serves on the Boards of Directors of Dycom Industries and Underwriters Laboratories. He also serves on the Duke University Pratt School of Engineering Board of Visitors and as a Board Advisor to Havell Capital Management, a money management firm in New York, New York.

        Thomas Dickson has been a director since December 2005. Mr. Dickson is Chief Executive Officer and Founder of Meetinghouse LLC a private firm that provides investment advisory and management services and advice and support to management for underwriting, ratings, capital management and actuarial functions. Mr. Dickson currently serves as President and Chief Executive Officer of Haverford Capital Partners (Cayman) Limited, a private equity fund specializing in investments in (re)insurance and specialty finance started in August 2005. Mr. Dickson served as President and Chief Executive Officer of the Centre Group and as its Chief Underwriting Officer. At the time, the Centre Group held assets in excess of $9 billion and capital in excess of $1 billion. He joined The Centre Group at the time of its establishment in 1988 and, prior to assuming responsibilities as Chief Underwriting Officer, served in a variety of business production and underwriting capacities in Bermuda and New York. Mr. Dickson holds a bachelor's degree with honors from Stanford University and a Masters Degree from the Johns Hopkins School of Advanced International Studies.

        Stewart Gross has been a director since January 2006. Mr. Gross is a Managing Director and member of the Investment Committee of Lightyear Capital, a private equity firm investing in companies in the financial services industry. Prior to joining Lightyear in April 2005, Mr. Gross spent 17 years at Warburg Pincus where he was a Managing Director and member of the Executive Management Group. Mr. Gross has been a primary investor in many highly successful companies, including RenaissanceRe Holdings Ltd. Mr. Gross is currently a Director of BEA Systems, Inc., SkillSoft Corporation, Aldabra Acquisition Corporation and several private companies. Mr. Gross received an A.B., magna cum laude from Harvard College and an M.B.A. from Columbia Business School where he was elected to Beta Gamma Sigma.

        E. Daniel James has been a director since December 2005. Mr. James is a principal of the Merchant Banking Group and a managing director of Lehman Brothers. He joined the Lehman

Brothers Merchant Banking Group in 1995. Prior to joining the Merchant Banking Group, he was a member of the M&A Group, based in London and New York. In 1988, Mr. James joined Lehman Brothers' Financial Institutions Group. He is currently a director of Blount International, Inc. and Phoenix Brands LLC. He holds a B.A. in chemistry, with honors, from the College of the Holy Cross.

        Tony Knap, Ph.D. has been a director since December 2005. Dr. Knap serves as President, Director and Senior Research Scientist of Bermuda Biological Station for Research, Inc., which he joined in 1978. In 1994, he founded the Risk Prediction Initiative, a partnership between the science community and the reinsurance industry providing essential information between natural disasters and changing climate. Dr. Knap's principal research interests are climate change, environmental science, atmosphere/ocean interactions, effects of chemicals on the marine environment as well as relationships between ocean health and human health. Dr. Knap holds a number of professorships, and serves on numerous expert panels and committees in his field. Dr. Knap received his Ph.D. in oceanography in 1978 from the University of Southampton, U.K.

        Marc Roston, Ph.D. has been a director since December 2005. Mr. Roston has been a Senior Portfolio Manager, Chair of the Investment Committee and head of the New York office at Silver Creek Capital Management since 2004. His responsibilities include portfolio strategy, investment research and due diligence. From 2000 to 2004 Mr. Roston was an investment manager with McKinsey & Company in New York and, prior to that, an equity portfolio manager at J.P. Morgan Investment Management. Mr. Roston holds a Ph.D. in economics from the University of Chicago and a B.S. from Carnegie Mellon University.

        Jan Spiering has been a director since December 2005. From February 1979 to June 2002, Mr. Spiering served as an officer of Ernst & Young, becoming the Chairman and Managing Partner of Ernst & Young Bermuda. During his tenure at Ernst & Young, Mr. Spiering was a member of the firm's Global Advisory Counsel, founding member of the International Investment Committee, and was Chairman of the firm's Offshore Fund's Group. He retired from Ernst & Young in 2002, and currently serves on the board of directors for WP Stewart & Co Ltd., Montpellier Resources, Corona Capital Ltd., and the Mid Ocean Club. Mr. Spiering is a Fellow of the Institute of Chartered Accountants in England and Wales and the Institute of Chartered Accountants of Bermuda and is a Member of the Canadian Institute of Chartered Accountants.

        Wray T. Thorn has been a director since October 2006. Mr. Thorn is the Managing Director of Private Equity at Marathon Asset Management, LLC, a global alternative investment and asset management company with over $7.5 billion in capital, where he has worked since June 2005. In his current role, Mr. Thorn provides private equity capital to companies to support management buyout transactions, acquisition and expansion strategies, growth programs, shareholder transitions and financial restructurings. Prior to joining Marathon, Mr. Thorn spent a total of 12 years working sponsoring and financing private equity transactions, acquisitions and capital markets transactions at Fox Paine & Company, Dubilier & Company, where he was a principal and founding member, and the Acquisition Finance Group of Chemical Bank. He is a graduate of Harvard University with an A.B. in Government, cum laude.

Board of Directors

        Our bye-laws provide for a Board of Directors of no less than ten and no more than twelve directors. Our Board of Directors is divided into three classes: four Class A directors whose initial term will expire at the 2009 annual general meeting of our shareholders, four Class B directors whose initial term will expire at the 2008 annual general meeting of our shareholders and four Class C directors whose initial term will expire at the 2007 annual general meeting of our shareholders. Thereafter, directors will hold office until the next annual general meeting at which the term of that class of directors expires or until their successors are duly elected or appointed or their office is otherwise vacated. See "Description of Share Capital—Bye-laws—Our Board of Directors and Corporate Action."

        Our Board of Directors has established corporate governance measures substantially in compliance with the requirements of the New York Stock Exchange. These include a set of Corporate Governance Guidelines, charters for each of the Audit Committee, Compensation Committee and Governance Committee and a Code of Business Conduct for directors, officers and employees. Our Board of Directors has also adopted a Code of Business Practices for the Company's principal executive, financial and accounting officers. These documents will be published on the Company's website, www.flagstonere.bm, and will be provided upon written request to the Company's Secretary at its registered office address, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

        Our Board of Directors has reviewed the materiality of any relationship that each of the twelve directors of the Company has with the Company either directly or indirectly through another organization. The criteria applied included the director independence requirements set forth in the Company's Corporate Governance Guidelines, any other managerial, familial, professional, commercial or affiliated relationship between a director and the Company, a subsidiary or another director and, with respect to the Company's Audit Committee, the SEC's independence rules. Based on this review, the Board of Directors has determined that Messrs. Brumm, Coley, Dickson, Gross, James, Knap, Roston and Spiering are independent directors.

Committees of the Board of Directors

        The standing committees of the Board of Directors are:

        Audit Committee.    The Audit Committee is comprised of Messrs. Coley, Dickson, Gross, and Spiering. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. Among its functions, the Audit Committee:

  •
  Reviews the audit plans and findings of the independent auditors, reviews the audit plans and findings of our internal audit and risk review staff, reviews the results of regulatory examinations and tracks management's corrective actions plans where necessary

  •
  reviews our accounting policies and controls, compliance programs, and significant tax and legal matters

  •
  is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and

  •
  reviews our risk assessment and management processes.

        Mr. Spiering, who is an independent director, is the Chairman of the Audit Committee, and the Board of Directors has designated him as the Audit Committee financial expert as defined by SEC rules.

        Compensation Committee.    The Compensation Committee is comprised of Messrs. Gross, James and Knap, and Mr. James serves as Chairman. The Compensation Committee oversees our compensation and benefit plans, including administration of annual bonus awards and long term incentive plans and reports their findings and opinions to the Board of Directors.

        Governance Committee.    The Governance Committee is comprised of Messrs. Black, Brumm, Coley, James and Spiering, and Mr. Coley serves as Chairman. The Governance Committee has responsibility for identifying individuals qualified to become board members consistent with the criteria approved by the Board of Directors, recommending director nominees to the Board of Directors, recommending Corporate Governance Guidelines to the Board of Directors and overseeing an evaluation of the Board of Directors and management.

        Underwriting Committee.    The Underwriting Committee is comprised of Messrs. Black, Brumm, Byrne, Dickson, Gross, Knap and Roston, and Mr. Roston serves as Chairman. The Underwriting Committee oversees the Company's underwriting policies and approves any exceptions thereto.

        Investment Committee.    The Investment Committee is comprised of Messrs. Brown, Brumm, Byrne, Dickson, Spiering and Roston, and Mr. Byrne serves as Chairman. The Investment Committee formulates the Company's investment policy and oversees all of the Company's significant investing activities.

Director Compensation

        Directors who are also employees are not paid any fees or other compensation for services as members of the Board of Directors or any Committee of the Board of Directors. Directors who are not employees of the Company are paid an annual fee of $65,000. The Company pays $15,000 of the annual fee in RSUs under the Company's RSU Plan. For this purpose, prior to this offering each RSU has been valued at the book value per common share as at the most recent available quarter-end balance sheet of the Company, and after this offering each RSU will be valued at the market price of the common shares as at the date of payment. Directors receive the remaining $50,000 of the annual fee in cash, or may, at their election, receive RSUs instead of cash for any amount of their annual fee. For a description of the RSU Plan, see "Management Compensation—Long Term Incentive Plan Awards."

        Each director receives cash in the amount of $1,000 for each Board or Committee meeting attended in person, and $500 for each meeting attended by telephone. Each director receives cash in the amount of $3,000 per year for each Committee the Director serves upon. In addition, Committee Chairs (other than the Audit Committee Chair) receive an annual fee of $2,000 for each Committee chaired. The Audit Committee Chair receives an annual fee of $100,000. This fee is greater than that received by the other Committee Chairs due to the substantially greater demands made upon the Audit Committee Chair.

Management Compensation

        The Company was formed on October 4, 2005 and commenced insurance operations on December 20, 2005. It had no prior operating history. The current executive officers, Messrs. Brown, Byrne, O'Shaughnessy, Prestia and Swayne, are compensated according to the terms of their employment contracts, which are described below. These five persons are hereinafter referred to collectively as the "Named Executive Officers."

        Other than $19,000 in salary paid to Mr. Brown, $57,000 in salary paid to Mr. Prestia and $34,000 in salary and mortgage subsidy paid to Mr. Swayne, the issue of the Warrant as discussed below, and grants under the PSU Plan, we did not pay compensation to any of the Named Executive Officers during the period ended December 31, 2005.

        For the six months ended June 30, 2006, we paid the following amounts in base salary and other compensation to the Named Executive Officers:

Named Executive Officer	Base salary	Mortgage subsidy received	Housing allowance received		Other compensation(1)
Mark Byrne	$204,167	$30,195	$	n/a	—
David Brown	250,000	23,479		n/a	—
Gary Prestia	212,500	n/a		28,387	—
Guy Swayne	187,500	17,414		n/a	—
James O'Shaughnessy	45,769	—		n/a	—

(1)
The Company did not provide other compensation to the Named Executive Officers during this period.

Warrant

        In connection with the private placement of our common shares that we completed in February 2006, we issued the Warrant to Haverford to purchase       common shares of the Company (which equaled 12.0% of the issued share capital of the Company through the completion of the private placement) at an exercise price of $      per share (subject to adjustment for share splits and similar events). The Warrant will be exercisable during the month of December 2010. Haverford is controlled by our Executive Chairman, Mark Byrne, and our Chief Executive Officer, David Brown.

        The fair value of the Warrant at the time of its initial issuance in December 2005 was $12.2 million and is included as compensation expense for the period ended December 31, 2005. We amended the Warrant in connection with the additional closings of the private placement in February 2006. The increase in the fair value of the Warrant as a result of this amendment was $3.4 million and is included as compensation expense for the six months ended June 30, 2006. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Relevant Factors—Expenses."

Annual Bonus Plan

        Each year, employees that participate in the annual bonus plan will be eligible to receive a bonus based upon the employees' achievement of annual performance targets that have been established by the Compensation Committee of the Board of Directors. The Compensation Committee will establish a bonus pool in the first quarter of each year. The pool will then be allocated to non-officer employees by the Chief Executive Officer with the approval of the Executive Chairman based upon their individual performance with respect to their performance targets.

        The bonus allocation to officer employees except the Chief Executive Officer and Executive Chairman will be set by the Executive Chairman in consultation with the Chief Executive Officer. The bonus paid to the Chief Executive Officer and Executive Chairman will be decided by the Compensation Committee in consultation with the Executive Chairman.

        From the inception of the Company through June 30, 2006, none of the Named Executive Officers had received a bonus.

Long Term Incentive Plan Awards

        PSU Plan.    The Company has adopted a PSU Plan to provide PSUs as incentive compensation to certain key employees of the Company, as well as, at the discretion of the Compensation Committee, employees of companies that provide operational support or other services to the Company. Mr. Byrne does not benefit from the PSU Plan, but is responsible for recommending grants under the PSU Plan to the Compensation Committee.

        The Compensation Committee has exclusive authority to select the persons to be awarded PSUs. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award. Following the final performance period of a PSU, the Compensation Committee determines whether the related performance objectives were met in whole or in part, and the payment due on the PSU as a result. PSUs generally may be cancelled by the Company if the participant's continuous employment terminates prior to the end of the award period.

        Settlement on a PSU may be made in cash or by issuance of common shares or both, in the discretion of the Compensation Committee. The Company expects generally to settle the PSUs in common shares. The maximum number of common shares that may be issued under the PSU Plan is      common shares, subject to adjustment for share subdivisions, splits and similar events. However, if the Company undergoes a change of control and the participant is terminated or constructively terminated or the PSU Plan is changed adversely, a participant may receive all or a portion of the participant's award. If the change of control is "hostile," meaning that it was opposed by our Executive Chairman and our Chief Executive Officer, all PSUs held by a participant will become payable in full immediately upon any termination of the employment of the participant by the Company.

        Our long term expectation is that PSU grants equal in number to 1% of outstanding common shares will be made each year. Thus, an increase in the maximum number of common shares that may be issued under the PSU Plan will need to be authorized in due course.

        The following table summarizes the awards made to the Named Executive Officers during 2005 and the first six months of 2006 under the PSU Plan:

Estimated future payouts (in common shares)
Name	Number of PSUs	Performance period for payout	Threshold (#)	Target (#)	Maximum (#)
Mark Byrne	—	n/a	n/a	n/a	n/a
David Brown		12/31/08	—
Guy Swayne		12/31/08	—
Gary Prestia		12/31/08	—
James O'Shaughnessy		12/31/08	—

        "Threshold" means the minimum number of common shares of the Company (or their cash value) payable under the award. "Target" means number of shares (or their cash value) payable if the performance objectives of the award were met in full. "Maximum" means the maximum number of shares (or their cash value) payable under the award.

        RSU Plan.    The RSU Plan is the Company's incentive scheme for officers, employees and non-management directors. The Compensation Committee has the authority to grant RSUs. Each RSU represents the right to receive, upon vesting, without payment to the Company, one newly-issued, fully paid and non-assessable common share of the Company, subject to the terms and conditions of the RSU Plan and the grant certificate evidencing each grant. In the discretion of the Compensation Committee, upon vesting the value of an RSU grant alternatively may be paid in cash, or partly in cash and partly in common shares.

        The vesting period of each RSU is set out in the grant certificate. Unvested RSUs held by employees or officers generally shall be cancelled without payment to the participant upon termination of employment.

        Between July 1, 2006 and October 23, 2006, the Company granted            RSUs to certain employees and            RSUs to directors of the Company.

Compensation Policies

        Our Compensation Committee approves all compensation policies. Our policies are designed to align the interests of employees and management with shareholders and to foster sustained value creation with particular emphasis on total compensation management, pay for performance and the use of equity-based compensation.

        Through its performance management and rewards processes and programs, we endeavor to create an environment that fosters and rewards:

  •
  Striving for and achieving excellence

  •
  engaging in responsible relationships with clients, colleagues, and shareholders and

  •
  maintaining the highest ethical standards.

        We are committed to providing superior compensation in return for superior performance and to developing the measurement systems and decision processes necessary to support the best compensation decision making. Annual incentive bonus awards are determined annually on a discretionary basis. They are correlated with the performance of the Company and the individual and can therefore be highly variable from year to year.

        Performance assessments consider the given individual's scope of responsibility or sphere of influence. Performance assessments incorporate quantitative and qualitative elements and include a balanced assessment of financial results, operational results and leading indicators of future performance, to the extent feasible.

        Other than Mr. Byrne, substantially all of our employees receive a portion of their annual performance-based compensation in the form of either PSUs or RSUs.

        We believe that broad-based employee stock ownership enhances our ability to deliver superior shareholder returns by increasing the alignment between the interests of employees and shareholders. The goal of these programs is to engage all employees as partners in the Company's success and to help the Company realize the maximum gain from its strategy.

Employment-Related Agreements

        The following paragraphs summarize the employment-related agreements for our Named Executive Officers. The employment agreements for Messrs. O'Shaughnessy, Prestia and Swayne provide that either party may terminate upon 180 days' advanced written notice to the other party and do not otherwise specify a termination date. The employment agreements for Messrs. Byrne and Brown provide that either party may terminate the agreement upon 365 days' advanced written notice to the other party and do not otherwise specify a termination date. The employment agreements for each Named Executive Officer provide for a discretionary annual bonus to paid to each Named Executive Officer. The employment agreements for Messrs. O'Shaughnessy, Prestia and Swayne specify that the annual bonus shall not exceed 75% of such Named Executive Officer's annual salary. The employments agreements for Messrs. Byrne and Brown do not limit the amount of each Named Executive Officer's annual bonus.

        The employment agreements for each of the Named Executive Officers specify that each Named Executive Officer shall have the right to personal use of the Company aircraft, provided that each Named Executive Officer shall reimburse the marginal cost to the Company for this personal use. This amount does not include fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips.

        Mark Byrne.    We have entered into an employment agreement with Mr. Byrne, dated October 18, 2006, under which he has agreed to continue to serve as our Executive Chairman. The agreement provides that Mr. Byrne shall be paid an annual salary of $500,000 for the year ending December 31, 2006 and $600,000 for the year ending December 31, 2007. The agreement further provides that Mr. Byrne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. Byrne's annual salary as amended from time to time.

        David Brown.    We have entered into an employment agreement with Mr. Brown, dated October 15, 2006, under which he has agreed to continue to serve as our Chief Executive Officer. The agreement provides that Mr. Brown shall be paid an annual salary of $500,000 for the year ending December 31, 2006 and $600,000 for the year ending December 31, 2007. The agreement further provides that Mr. Brown shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. Brown's annual salary as amended from time to time.

        James O'Shaughnessy.    We have entered into an employment agreement with Mr. O'Shaughnessy, dated October 18, 2006 under which he has agreed to continue to serve as our Chief Financial Officer. The agreement provides that Mr. O'Shaughnessy shall be paid an annual salary of $300,000 for the year ending December 31, 2006 and $315,000 for the year ending December 31, 2007. The agreement further provides that Mr. O'Shaughnessy shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. O'Shaughnessy's annual salary as amended from time to time.

        Gary Prestia.    Flagstone entered into an employment agreement with Mr. Prestia, dated October 18, 2006, under which he has agreed to continue to serve as Flagstone's Chief Underwriting Officer-North America. The agreement provides that Mr. Prestia shall be paid an annual salary of $425,000 for the year ending December 31, 2006 and $460,000 for the year ending December 31, 2007. The agreement further provides that Mr. Prestia shall receive a housing allowance of up to $10,000 per month.

        Guy Swayne.    Flagstone entered into an employment agreement with Mr. Swayne, dated October 18, 2006, under which he has agreed to continue to serve as Flagstone's Chief Underwriting Officer—International. The agreement provides that Mr. Swayne shall be paid an annual salary of $375,000 per year for the year ending December 31, 2006 and $430,000 for the year ending December 31, 2007. The agreement further provides that Mr. Swayne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is $1.5 million.

Severance

        The Named Executive Officers' employment agreements entitle each to termination compensation if the Named Executive Officer's employment is terminated without cause. Severance payments include: a cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to the Named Executive Officers. In the event a Named Executive Officer has been employed with the Company for less than three years and is terminated without cause, the bonus will be calculated by averaging the sum of such lesser number of bonuses paid to Named Executive Officer. Each employment agreement includes a covenant by the officer not to solicit employees of the Company during a period following notice of termination, and provides for severance payments only after the officer shall have complied with that non-solicitation requirement.

        David Brown's employment agreement provides that, in the event Mr. Brown is terminated without cause, Mr. Brown generally shall be entitled to the greater of: (i) a cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him, or (ii) the cash value mark-to-market, as at the Company's books and records for the most recently ended quarter, of the PSUs he lost due to termination, pro-rated for the portion of the performance period served under the PSUs. However, if he is terminated without cause following a change of control of the Company, Mr. Brown will be entitled to a cash payment equal to one year's annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him.

        Severance payments for each Named Executive Officer are in addition to the Company's obligation to pay such Named Executive Officer's salary during the requisite notice period.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information as at June 30, 2006 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

  •
  Each person known by us to beneficially own 5% or more of our outstanding common shares

  •
  each of our directors

  •
  each of our executive officers and

  •
  all of our executive officers and directors as a group.

Name and address of beneficial owner	Beneficial ownership of principal shareholders prior to the offering(1)		Beneficial ownership of principal shareholders after the offering(1)
	Number	Percentage	Percentage
Lehman entities(2)		22.1%
Haverford (Bermuda) Ltd.(3)		17.5
Silver Creek entities(4)		13.7
Lightyear entities(5)		8.4
Marathon Special Opportunity Master Fund, Ltd.(6)		7.7
QVT Fund L.P.(7)		7.0
Mark J. Byrne
David A. Brown
James O'Shaughnessy
Gary Prestia
Guy Swayne
Gary Black
Nick Brumm
Stephen Coley
Thomas Dickson
Stewart Gross
E. Daniel James
Tony Knap
Marc Roston
Jan Spiering
Wray T. Thorn
All directors and executive officers as a group (18 persons)

(1)
Our bye-laws reduce the total voting power of any shareholder who is a U.S. person controlling more than 9.9% of our common shares to 9.9% of the voting power of our common shares. See "Description of Share Capital—Voting Rights." This provision would effectively reduce the voting power of the Lehman entities and the Silver Creek entities, each of which is a U.S. person which controls more than 9.9% of our common shares.

(2)
Of the common shares beneficially owned by the Lehman entities,      are held by Lehman Brothers Merchant Banking Partners III L.P.;      are held by Lehman Brothers Merchant Banking Fund III L.P.;      are held by Lehman Brothers Merchant Banking Fund (B) III L.P.;      are held by LB I Group Inc;      are held by Lehman Brothers Fund of Funds XVIII—Co-Investment Holding, LP;      are held by Lehman Brothers Merchant Banking Capital Partners V L.P.; and

  are held by Lehman Crossroads Series XVII Master Holding Fund 66, LP. The address of the Lehman entities is 399 Park Avenue, 9th Floor New York, NY 10022.

(3)
Of the      common shares beneficially owned by Haverford,      common shares are held by Haverford Capital Partners (Cayman) Limited. The address of Haverford (Bermuda) Ltd. is Crawford House 23 Church Street Hamilton HM 11 Bermuda.

(4)
Of the common shares beneficially owned by the Silver Creek entities,      are held by Silver Creek Low Vol Strategies Holdings, LLC;      are held by Silver Creek Low Vol Strategies Holdings II, LLC; and      are held by Silver Creek Special Opportunities Holdings I, LLC. The address of the Silver Creek entities is 1301 Fifth Avenue, 40th Floor Seattle, WA 98101.

(5)
Of the common shares shown as beneficially owned by the Lightyear entities,      are held by Lightyear Fund II (Cayman), L.P. and      are held by Lightyear Co-Invest Partnership II (Cayman), L.P. Lightyear Fund II (Cayman), GP, L.P. is the sole general partner of each of these entities and disclaims beneficial ownership of the shares controlled by these entities. The address of Lightyear entities is 375 Park Avenue, 11th Floor New York, NY 10152.

(6)
The address of Marathon Special Opportunity Master Fund, Ltd. is 461 Fifth Avenue, 10th Floor, New York, NY 10017.

(7)
The address of QVT Fund L.P. is c/o QVT Financial LP, 527 Madison Avenue, 8th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below the transactions we have entered into with parties that are related to our Company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Transactions and Relationships with Initial Investors

        Haverford sponsored our formation and invested $100.0 million in our initial private placement. Haverford is a Bermuda limited liability investment company, Bermuda Class 3 insurer and long term insurer which enables Haverford to invite all classes of property and casualty reinsurance and long term reinsurance. Haverford currently directly owns     common shares, or 13.9%, of our outstanding common shares and is the holder of the Warrant which will entitle it to purchase up to an additional    common shares of the Company in December 2010. See "Principal Shareholders" and "Description of Share Capital—Warrant." Our Executive Chairman, Mark Byrne, and our Chief Executive Officer, David Brown, own, directly or indirectly, all of the share capital of Haverford.

        Haverford also owns all of the share capital of Haverford Investment Holdings Ltd., which owns 6.0% of the share capital of Haverford Capital Partners (Cayman) Ltd., which we refer to as HCP. HCP currently directly owns    common shares, or 3.5%, of the outstanding common shares of the Company.

        The Company paid $1.0 million to Haverford during the period from October 4, 2005 to December 31, 2005 in relation to services performed in respect of the private placement of the common shares of the Company. The Company paid $0.2 million to HCP during the period from October 4, 2005 to December 31, 2005 in relation to services performed in respect of the private placement.

        Thomas Dickson, the Chief Executive Officer and a member of the Board of Directors of HCP, is also a director of the Company. The Company entered into a consultancy arrangement with Meetinghouse LLC, a company for which Mr. Dickson serves as Chief Executive Officer. The consultancy arrangement provided for the provision of 150 hours of actuarial services at a rate of $500 per hour, for the period from December 2005 through March 2006. During December 2005, services amounting to $21,000 were provided for the development of financial and business models, and during the period from January to March 2006, additional services amounting to $54,000 were provided for business model development.

        The Company entered into a charter agreement with Longtail Aviation Ltd., which we refer to as Longtail, a Bermuda aircraft operator which is majority owned by our Executive Chairman, Mark Byrne. The Company incurred an expense of $20,334 in relation to this agreement in 2005, and $0.9 million through June 30, 2006.

        The Company entered into a purchase and sale agreement with IAL Leasing Limited, an entity controlled by Mark Byrne, our Executive Chairman, for the purchase of a private aircraft. The Company paid IAL Leasing $1.8 million for the private aircraft. The purchase price of the aircraft was determined by averaging two independent appraisals from qualified aircraft valuation experts and was reviewed by the chairman of the Audit Committee. The transaction closed on July 31, 2006.

        On August 1, 2006 our subsidiary, Flagstone Westwind Holdings Limited, which we refer to as Flagstone Westwind, entered into a twenty-four month management and joint use agreement with Longtail for the management and charter of its Westwind 1124A aircraft. Pursuant to the agreement, Flagstone Westwind pays Longtail a management fee of $6,000 per month and receives a fee from Longtail of $2,000 per charter hour flown. Flagstone Westwind bears the costs of maintaining the aircraft.

        Lightyear Fund II (Cayman), L.P., which currently owns    , or 8.4%, of our outstanding common shares, is a party to a letter agreement dated February 23, 2006 with the Company under which Lightyear has rights to information regarding the Company. These rights principally include a right to visit and inspect the offices of the Company and a right to designate one non-voting observer to the Board of Directors (which Lightyear presently does not exercise because it has a representative, Stewart Gross, as a full member of the Board of Directors). Under the letter agreement, Lightyear has agreed not to use or disclose any confidential information that it obtains in connection these rights, subject to customary exceptions. These rights are designed to enable Lightyear to qualify its investment in the Company as a venture capital investment under U.S. Department of Labor regulations.

Relationships with Strategic Investors and Underwriters

        Certain affiliates of Lehman Brothers Inc., which is acting as an underwriter in this offering, have invested a total of $158.3 million in the Company and own an aggregate of    , or 22.1%, of our common shares. See "Principal Shareholders."

        An affiliate of Lehman Brothers Inc. has also invested $50.0 million in the preferred shares of Mont Fort ILW, a segregated account of Mont Fort. See "Business—Mont Fort."

        E. Daniel James, who is a director of the Company, is also a principal of the Merchant Banking Group and a managing director of Lehman Brothers. As discussed above, an affiliate of Lehman Brothers Inc. is acting as an underwriter in this offering. In addition, an affiliate of Lehman Brothers Inc. provided additional investment banking services to the Company.

        In August 2006, we entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A., an affiliate of Citigroup Global Markets Inc., which is acting as an underwriter in this offering. As at October 24, 2006, we had not utilized this facility.

Transactions with Management

        On December 20, 2005, Flagstone entered into a 24-month operational support agreement with West End. Mark Byrne is Chairman and Chief Executive Officer of West End and also serves as the Executive Chairman of the Company. Pursuant to this operational support agreement, West End provided Flagstone with certain insurance management and related support services as well as transitional assistance for a fee. During the six months ended June 30, 2006, the Company paid West End $1.0 million in fees under the operational support agreement.

        On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 shares of West End (representing a 70.6% interest) from the Company's Executive Chairman and shares of 2,829 West End shares (representing a 16.6% interest) from the Company's Chief Executive Officer. As at June 30, 2006, amounts due to related parties included an amount of $0.7 million payable to the Company's Executive Chairman and Chief Executive Officer relating to this acquisition. See "Business—Other Subsidiaries—West End." West End provides investment management services to Island Heritage, Mont Fort, and Rockridge.

        West End holds an 11.6% equity investment in the common equity of, and 29.6% voting interest in, Rockridge. West End serves as an investment adviser to Rockridge of which the Company's Chief Executive Officer serves as Chairman of the Board. Rockridge was founded by Montpelier Reinsurance Ltd and West End. Affiliates of the Silver Creek entities, which hold 10.9% of the outstanding common shares of the Company, also hold 58.2% of the outstanding securities of Rockridge.

        West End leases its office space in Hamilton, Bermuda from Eye Patch Holdings Limited, a company in which Haverford has a 40.0% stake, pursuant to a ten-year lease dated as at October 1, 2005. West End currently pays $24,780 per month in rent and an additional $5,869 per month in maintenance fees under the lease. Rent is subject to review and adjustment every three years and maintenance fees are subject to review and adjustment on both an annual and a quarterly basis.

        On March 6, 2006, the Company purchased all of the outstanding common shares of Mont Fort for consideration of $0.1 million from Haverford. As at the date of purchase, Mont Fort had assets of $0.1 million and no liabilities. Mr. Byrne and Mr. Brown serve as directors of Mont Fort. See "Business—Mont Fort."

        Flagstone entered into a reinsurance agreement with Mont Fort ILW during 2006. Under this agreement Mont Fort ILW will assume a share of the Company's Industry Loss Warranty exposure. Written premiums ceded to Mont Fort ILW during the six months ended June 30, 2006 amounted to $5.4 million and were included in amounts due to related parties as at June 30, 2006.

        On March 31, 2006, Flagstone acquired from Haverford 63,783 common shares, representing 18.7% of the common shares and 22.5% of the voting interest, of Island Heritage for consideration of $7.3 million. The purchase price was determined by reference to a recent arm's length purchase by an unrelated shareholder. See "Business—Island Heritage."

        Flagstone entered into an excess of loss reinsurance agreement with Island Heritage during 2006 under which Flagstone will assume a share of Island Heritage's residential and commercial property risks. Premiums written under the agreement during the six months ended June 30, 2006 amounted to $1.2 million and $0.8 million was due from Island Heritage at June 30, 2006. Mr. Byrne and Mr. Brown serve as directors of Island Heritage.

        The March 2006 acquisitions of shares of West End, Island Heritage and Mont Fort were recommended by a committee of the Company's disinterested directors and approved unanimously by the full Board of Directors (with Messrs. Byrne and Brown recusing themselves).

        During the six months ended June 30, 2006, the Company earned a total of $1.7 million in investment advisory fees from Value Capital L.P., Mont Fort ILW, Island Heritage and Rockridge.

MATERIAL TAX CONSIDERATIONS

        The following discussion summarizes the material Bermuda, Canadian, U.K., Swiss, Indian, and United States federal income tax considerations applicable to the Company and its subsidiaries and the material Bermuda and United States federal income tax consequences of the ownership and disposition of common shares. Except as otherwise indicated, the discussion of the material tax considerations under (i) "Taxation of the Company and Subsidiaries—Bermuda" and "Taxation of Shareholders—Bermuda Taxation of Shareholders" is based upon the advice of Attride-Stirling & Woloniecki, our Bermuda counsel, (ii) "Taxation of the Company and Subsidiaries—United States" and "Taxation of Shareholders—United States Taxation of Shareholders" is the opinion of Carter Ledyard & Milburn LLP, our U.S. counsel, (iii) "Taxation of the Company and Subsidiaries—Canada" is based upon the advice of Stewart McKelvey, our Canadian counsel, (iv) "Taxation of the Company and Subsidiaries—United Kingdom" is based upon the advice of Kendall Freeman, our U.K. counsel, (v) "Taxation of the Company and Subsidiaries—India" is based upon the advice of Fox Mandal, our Indian counsel, and (vi) "Taxation of the Company and Subsidiaries—Switzerland" is based upon the advice of Lenz & Staehelin, our Swiss counsel. The advice of such firms does not include any factual or accounting matters, determinations or conclusions with respect to RPII, amounts and computations (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business or activities of the Company and its subsidiaries. The opinion of Carter Ledyard & Milburn LLP relies upon and is premised on the accuracy of factual statements and representations made by the Company concerning the business and properties, ownership, organization, source of income and manner of operation of the Company. The statements as to our beliefs, expectations and views do not represent our legal opinion or that of our counsel. This discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. Prospective investors are urged to consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of common shares.

Taxation of the Company and Subsidiaries

        Bermuda.    Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by the Company or its subsidiaries. The Company and its Bermuda incorporated subsidiaries have each obtained from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act, 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to the Company or its Bermuda incorporated subsidiaries or to any of our operations or our common shares, debentures or other obligations, until March 28, 2016. The Company and its Bermuda incorporated subsidiaries could become subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (the Company and its Bermuda incorporated subsidiaries are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967, as amended, or otherwise payable in relation to any property leased to the Company or its Bermuda incorporated subsidiaries. The Company and its Bermuda incorporated subsidiaries will each pay annual Bermuda government fees based on their respective capital structures and Flagstone will pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

        Canada.    Flagstone Halifax is subject to Canadian income tax at a rate of approximately 40% on its taxable income. Taxable income consists generally of income earned from providing services to the Company, less deductible expenses incurred by Flagstone Halifax. The services are provided indirectly, through a sub-contracting arrangement with an indirect Bermuda subsidiary of West End, West End Capital Securities Traders Limited, which we refer to as WECST.

        The amount of income earned by Flagstone Halifax depends on the "transfer price" charged by Flagstone Halifax to the Bermuda entities. Canada's tax authorities may review such transfer prices from time to time, to ensure an appropriate transfer price has been set in accordance with Canada's transfer pricing tax rules. The tax authorities will impose penalties on Flagstone Halifax if it does not maintain and update detailed documentation and working papers in support of the transfer prices it uses.

        Any after-tax income of Flagstone Halifax paid to West End as a dividend will be subject to a 25% Canadian withholding tax. As Bermuda is a tax-free jurisdiction this will in effect be a final tax, raising the effective Canadian tax rate on income repatriated to Bermuda to approximately 55%.

        As more fully described below, the activities of Flagstone Halifax do not result in the Company (excluding Flagstone Halifax) being subject to income tax in Canada, as the Company is not considered to carry on business in Canada by virtue of its indirect ownership of Flagstone Halifax, or its indirect contracting relationship with Flagstone Halifax.

        Canada imposes income tax on the basis of residency. Generally, non-residents such as the Company are only subject to tax in Canada to the extent they carry on business in Canada, as set forth in section 2(3)(b) of the Income Tax Act (Canada).

        Canada applies both a common law test and a statutory test to determine whether a non-resident is carrying on business in Canada. The common law test looks to where the contracts of the business are made, and the location of operations from which profits arise. In the context of a non-resident contracting for services from a Canadian resident, as is the case between WECST and Flagstone Halifax, it is well accepted that such activity in and of itself does not create sufficient nexus to Canada to cause the activity to be construed as the non-resident customer carrying on business in Canada. A non-resident may at times be considered to carry on business in Canada where its Canadian subsidiary is a mere agent for the non-resident. However, Flagstone Halifax currently conducts itself, and intends to conduct itself, with sufficient independence from West End so that it will not be considered a mere agent of its parent West End.

        Section 253 of the Income Tax Act (Canada) extends the concept of carrying on business to include a transaction by which a non-resident "solicits orders or offers anything for sale in Canada through an agent or servant, whether the contract or transaction is to be completed inside or outside Canada or partly inside or outside Canada." Certain aspects of Flagstone Halifax's operations could be construed as soliciting offers for sale, but as these activities are not being carried on by Flagstone Halifax as agent for West End, this deeming provision should have no application.

        Should Flagstone, West End or WECST be found to be subject to Canadian tax on its income as a result of the operations of Flagstone Halifax, this would negatively affect their results. Specifically, Flagstone, West End or WECST would be subject to Canadian income tax at the same rates as Flagstone Halifax as described above, such rates being applied to that portion of the income of Flagstone, West End or WECST that is considered by Canada Revenue Agency to be earned in Canada.

        United Kingdom.    Flagstone Representatives Limited is a company incorporated and managed in the United Kingdom and is, by virtue of its place of incorporation, resident in the United Kingdom and will be subject to U.K. corporation tax on its worldwide profits (including revenue profits and capital gains). The main rate of United Kingdom corporation tax is currently 30% on profits of whatever description, and no U.K. withholding tax applies to dividend distributions paid by Flagstone Representatives Limited.

        None of our other companies, except for Flagstone Representatives Limited are incorporated in the United Kingdom. Accordingly, none of our other companies should be treated as being resident in the United Kingdom for corporation tax purposes unless the central management and control of any such company is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. Each of our companies currently intends to manage its affairs so that none of our companies, other than Flagstone Representatives Limited, are resident in the United Kingdom for tax purposes.

        The rules governing the taxation of foreign companies operating in the United Kingdom through a branch or agency were amended by the Finance Act 2003. The current rules apply to the accounting periods of non-U.K. resident companies which start on or after January 1, 2003. Accordingly, a non-U.K. resident company should only be subject to U.K. corporation tax if it carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom. In that case, the company is, in broad terms, taxable on the profits and gains attributable to the permanent establishment in the United Kingdom. Broadly, a company will have a permanent establishment if it has a fixed place of business in the United Kingdom through which the business of the company is wholly or partly carried on or if an agent acting on behalf of the company habitually exercises authority in the United Kingdom to do business on behalf of the company.

        Each of our companies, apart from Flagstone Representatives Limited, currently intend to operate in such a manner so that none of our companies, apart from Flagstone Representatives Limited, carry on a trade through a permanent establishment in the United Kingdom.

        The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are not resident in the United Kingdom and are not entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a branch or agency. Each of our companies, other than Flagstone Representatives Limited, currently intends to operate in such a manner that none of our companies will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of our companies were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of our companies, other than Flagstone Representatives Limited, were to be treated as carrying on a trade in the United Kingdom through a branch or agency or of having a permanent establishment in the United Kingdom, our results of operations and your investments could be materially adversely affected.

        Switzerland.    Flagstone Réassurance Suisse SA is a company incorporated and managed in the canton of Valais, Switzerland, and is subject to ordinary corporate income tax at the federal, cantonal and municipal levels. Absent the grant of a tax holiday, corporate income taxes in the municipality of Martigny (canton of Valais) generally apply at an effective rate of 21.57% to net taxable profits, and a net equity corporate capital tax applies at a statutory rate of 0.05% to net equity. Both net taxable profits and net equity are derived from the company's statutory accounts, as established under Swiss GAAP. For reinsurance companies, net taxable profits generally consists of premiums received less operational costs and a proper allocation to technical reserves (so-called provisions). A reinsurance company's taxable net equity consists of paid-in capital, legal reserves, and reported earnings as well as any paid-in surplus.

        Flagstone Réassurance Suisse SA has applied for preferential tax treatment from the cantonal tax administration of the canton of Valais, and has secured an indication that, subject to satisfaction of certain conditions (including the success of the ongoing licensing application process with the Federal Office of Private Insurance and the establishment of sufficient presence in Martigny), Flagstone

Réassurance Suisse SA may be granted a partial tax holiday providing an exemption from cantonal and municipal corporate income taxes for a period of 5 years.

        In addition, since Flagstone Réassurance Suisse SA expects to perform only limited underwriting activity on the Swiss market with local counterparties, it may also be granted for cantonal and municipal corporate income tax purposes, and upon formal request, the benefits of the auxiliary company tax regime. Under said regime, the foreign source income realized by Flagstone Réassurance Suisse SA would be subject to an effective after-tax rate of 1.72% for both cantonal and municipal income tax purposes and an effective after-tax rate of 7.83% for federal income tax purposes, resulting in an overall effective income tax rate of 9.55%. Furthermore, its net equity would be subject to capital tax at 0.02%.

        Any after-tax income of Flagstone Réassurance Suisse SA paid to its shareholders as a dividend will be subject to a 35% Swiss withholding tax. Since Flagstone Réassurance Suisse SA is wholly-owned by a Luxembourg intermediate holding company, the withholding tax may be reduced to 15% (non refundable) or even reduced to 0% in the case of qualifying ownership if the conditions set forth under the Luxembourg-Switzerland tax treaty with respect to the beneficial ownership requirements are met. Flagstone Réassurance Suisse SA intends to approach the Swiss Federal Tax Administration to obtain a formal advanced ruling on the application of withholding taxes.

        Reinsurance activities are generally considered as being exempted activities (i.e. out of scope) for Swiss value added tax purposes.

        None of our companies, other than Flagstone Réassurance Suisse SA, are incorporated or managed in Switzerland. Accordingly, none of our other companies should be liable for Swiss corporation taxation unless they carry on business through a permanent establishment in Switzerland. From a Swiss tax perspective, a permanent establishment is a fixed place of business through which a company performs business activities that are considered as being quantitatively and qualitatively significant by the tax authorities, and may include a branch, office, agency or place of management. Each of our companies, other than Flagstone Réassurance Suisse SA, currently intends to operate in such a manner so that none of our companies, apart from Flagstone Réassurance Suisse SA, will carry on business through a permanent establishment in Switzerland.

        India.    West End (India) is a company incorporated in the state of Andhra Pradesh, India, and is by virtue of its place of incorporation resident in India for Indian tax purposes. West End (India) is located in the city of Hyderabad and is registered under the software technology park of India, or STPI, Scheme. Tax incentives associated with businesses which are registered under the STPI Scheme generally provide a complete exemption from Indian tax on business income generated through these operations, and West End (India) has been granted a complete tax holiday valid through March 31, 2009.

        Under the STPI tax holiday, the entire income of the Indian operations from services provided to Flagstone and other companies based outside India is exempt from tax in India through the fiscal year ending March 31, 2009. The tax authorities have the powers to examine the eligibility of claiming the tax holiday benefit. Flagstone believes that it has satisfied all conditions for claiming the tax holiday benefit and therefore does not view this as a potential risk area.

        None of our other companies, apart from West End (India), should be treated as being resident in India for corporate tax purposes. Companies not resident in India may be subject to Indian taxation on income, from whatever source derived, that is received or deemed to be received in India, or that arises or accrues (or is deemed to arise or accrue) in India. We believe that we will not have any other taxable income arising, accruing, or received in India. We have complied with the India transfer pricing legislation and obtained an independent transfer pricing study, and we believe that all of our transactions with West End (India) are entered into at an arms length and revenues have been appropriately attributed to the Indian operations. The Company therefore does not view this as a potential risk area.

        United States.    In general, under current United States tax rules and regulations, a non-U.S. corporation is subject to United States federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States and to the United States branch profits tax on its effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States unless entitled to the benefit of an applicable income tax treaty. Neither the Code, nor the applicable regulations provide a definition of what constitutes being engaged in a trade or business within the United States. The limited case law considering the issue does not provide definitive guidance and generally holds that a non-U.S. corporation will be considered to be engaged in a United States trade or business if it regularly and continuously carries out business activities in the United States. All facts and circumstances must be examined annually in determining whether a non-U.S. corporation is engaged in a United States trade or business for a taxable year.

        The Company and each of its subsidiaries intend to conduct substantially all of their activities outside the United States and to limit their United States contacts so as not to be engaged in the conduct of a trade or business in the United States. Accordingly, none of the Company or its subsidiaries should be subject to United States federal income tax imposed on business income. However, we cannot be certain that the IRS will not contend, perhaps successfully, that the Company and/or its subsidiaries are engaged in a trade or business in the United States because the Code, regulations and court decisions do not provide definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States. In addition, the determination of whether a non-U.S. corporation is engaged in a United States trade or business is essentially factual in nature. If any of the Company or its subsidiaries were deemed to be so engaged, such company would be subject to United States income tax, as well as the branch profits tax, on some or all of its income.

        If any of the Company or its subsidiaries were subject to United States federal income tax, such company would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of our United States business. In addition, such company may be subject to the branch profits tax. United States federal income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a United States corporation, except that the Code provides that a non-U.S. corporation is allowed deductions and credits only if it files a United States income tax return. Penalties also may be assessed for failure to file tax returns. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the branch profits tax.

        Under the income tax treaty between Bermuda and the United States (the "Treaty"), a Bermuda reinsurance company that is eligible for benefits under the Treaty will be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. The Company and each of its Bermuda insurance subsidiaries intend to conduct substantially all of their activities outside the United States so as not to have a permanent establishment in the United States.

        Flagstone and any other Bermuda insurance subsidiary of the Company would not be entitled to the benefits of the Treaty if (i) 50% or less of its shares were beneficially owned, directly or indirectly, by individual residents of the U.S. or Bermuda or U.S. citizens, or (ii) its income were used in substantial part to make certain distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. We cannot be certain that Flagstone or any other Bermuda insurance subsidiary of the Company will be eligible for Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of the Company's shareholders.

        Section 842 of the Code sets forth a formula for determining the minimum amount of effectively connected net investment income of a foreign insurance company carrying on an insurance business within the United States. The formula depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Flagstone or any other insurance subsidiary of the Company were considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above) or another relevant U.S. income tax treaty, then section 842 could subject a significant portion of such company's investment income to U.S. income tax. In addition, although the Treaty clearly applies to premium income, it is uncertain whether the Treaty applies to other income such as investment income. If Flagstone or any other Bermuda insurance subsidiary of the Company is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Treaty in general, but the Treaty is interpreted to not apply to investment income, section 842 could subject a significant portion of such company's investment income to U.S. income tax.

        Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to United States income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% on the gross income subject to the tax subject to reduction or elimination under the Code or an applicable income tax treaty. For example, the tax is not imposed with respect to certain types of United States source income, such as "portfolio interest."

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks of a U.S. entity or individual located wholly or partly within the United States and with respect to risks of a non-U.S. entity or individual engaged in a trade or business in the U.S. located within the United States. The rates of tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds or 1% for reinsurance premiums.

Taxation of Shareholders

        Bermuda Taxation of Shareholders.    Under current Bermuda law, payments of dividends and the return of capital in respect of the common shares will not be subject to taxation in Bermuda and no withholding will be required on the payment of dividends or return of capital to any holder of common shares, nor will gains derived from the disposal of common shares be subject to Bermuda income or corporation tax. For shareholders who are designated as non-resident for exchange control purposes, Bermuda currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax; and, for these shareholders, no stamp duty is payable in respect of the issue or transfer of the common shares.

        United States Taxation of Shareholders.    The following discussion summarizes the material United States federal income tax considerations applicable to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders who purchase their common shares in this offering and who hold their common shares as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, the following summary does not describe the U.S. federal income tax consequences to certain holders who are subject to special treatment under the Code, such as financial institutions, tax-exempt organizations, expatriates, insurance companies, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, dealers in securities or currencies, persons who are considered to be "United States shareholders" with respect to the Company for purposes of the CFC rules of the Code (generally, a United States holder, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of the Company's shares), investors that hold common shares as a position in a "straddle" or "appreciated financial position" or as part of a hedging, "conversion" or other integrated transaction for United States federal income tax purposes or investors that have a "functional currency" other than the U.S. dollar.

        If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns common shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns common shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of common shares.

        In this summary, the term "United States person" means:

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  A citizen or individual resident of the United States

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  a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States or under the laws of any state thereof or the District of Columbia

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  an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or

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  any trust if (A)(i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, or (B) such trust validly elects to be treated as a United States person.

        As used in this discussion, the term "United States holder" means a United States person that holds the common shares as "capital assets" within the meaning of Section 1221 of the Code. The term "Non-United States holder" means a non-resident alien individual, or a corporation, estate or trust that is not a United States holder.

        All investors are urged to consult their own tax advisors as to the particular tax consequences of this offering to them, including the effect and applicability of United States federal, state, local and non-U.S. income and other tax laws.

  United States Holders

        Taxation of Distributions.    Subject to the discussion below relating to the potential application of the PFIC, CFC and RPII rules, cash distributions made with respect to common shares will constitute dividends for United States federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the Company, as determined for United States federal income tax purposes. United States holders generally will be subject to United States federal income tax on the receipt of such dividends. If you are a non-corporate United States holder, dividends paid to you in taxable years beginning on or before December 31, 2010 that constitute qualified dividend income (which will not be the case if we are classified as a PFIC) will be taxable to you at a maximum tax rate of 15% provided that you hold the common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common shares generally will be qualified dividend income provided that, in the year that you receive the dividend, the common shares are readily tradable on an established securities market in the United States. However, those dividends generally will not be eligible for the dividends received deduction.

        To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the United States holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. The character of such gain is described below under "Dispositions of Common Shares."

        Passive Foreign Investment Companies.    In general, a non-U.S. corporation is a PFIC if:

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  75% or more of its gross income constitutes "passive income" (the "75% test") or

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  50% or more, on average, of its assets produce, or are held for the production of, "passive income" (the "50% test").

        The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, the Company would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Flagstone and other 25% owned subsidiaries for purposes of the PFIC tests described above. If the Company is not a PFIC, the PFIC statutory provisions state that a U.S. shareholder of the Company will not be treated as a shareholder of a subsidiary that meets the definition of a PFIC for federal income tax purposes as long as the shareholder does not own 50% or more of the value of the Company's shares. If the Company is a PFIC, United States holders of common shares will be treated as shareholders in any lower tier PFICs.

        For the above purposes, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business" (the "insurance company exception"). This insurance company exception is intended to ensure that income, including investment income, derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

        The Company currently expects, for purposes of the PFIC rules, that Flagstone will be predominantly engaged in the active conduct of an insurance business and will not have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, the Company currently expects that none of the income or assets of Flagstone should be treated as passive. Further, the Company currently expects that the passive income and assets of each other direct and indirect subsidiary of the Company will, for PFIC purposes, be de minimis in each year of operations relative to the overall income and assets of the Company. Under the look-through rule, the Company should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. Assuming that the Company's expectations are in fact correct currently and in the future, Carter Ledyard & Milburn LLP is of the opinion that the Company should not be treated as a PFIC in 2006 or in the foreseeable future. There can be no assurance, however, that the IRS will not challenge this position and that a court will not sustain such challenge. The IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which Flagstone may fail to qualify for the insurance company exception and the Company may, consequently, be deemed a PFIC.

        If the Company were treated as a PFIC for any taxable year during which a United States holder held common shares directly or through a pass through entity, the Company would always be treated as a PFIC (unless certain elections are made) with respect to such holder and certain adverse consequences could apply upon a sale or exchange of common shares or the receipt of a distribution that is more than 125% of the average distribution with respect to the common shares (i.e., an "excess distribution"), including a material increase in the amount of tax that the United States holder would owe, an imposition of tax earlier than it would otherwise be imposed, an interest charge and additional tax form filing requirements. In addition, upon the death of a U.S. individual, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares. Further, a distribution paid by a PFIC to United States holders that are individuals that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as "qualified dividend income." Some of these adverse consequences could be mitigated if either a timely "qualified electing fund" election ("QEF election") to currently include a pro rata share of our income or a "mark to market" election is made. You would not be eligible to make a QEF election unless we comply with certain applicable information reporting requirements. We intend to provide United States holders with the information needed to report income and gain under a QEF election if we are classified as a PFIC. Each United States holder who is considering an investment in common shares should consult their own tax advisor as to the effects of the PFIC rules and the availability of the "qualified electing fund" and "mark to market" elections.

        During a taxable year that an investor is deemed to be a U.S. 10% shareholder (defined below) and the Company is a CFC, see the discussion below, the rules relating to PFICs generally would not apply to that investor.

        Possible Classification of the Company and/or its Subsidiaries as Controlled Foreign Corporations. U.S. 10% shareholders (as defined below) that own, directly or indirectly through non-U.S. entities, on the last day of the taxable year, shares of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during the taxable year, are required to include in their gross income for United States federal income tax purposes their pro rata share of the CFC's subpart F income, as defined below, for such year. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of United States property.

        Substantially all of the income of the Company and Flagstone is expected to be subpart F income. Subpart F income generally includes passive investment income, such as interest, dividends or certain rent or royalties and subpart F insurance income, which typically includes underwriting and investment income that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, insuring risks situated outside the CFC's country of incorporation, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a United States insurance company. However, subpart F income does not include any income from sources within the United States which is effectively connected with the conduct of a trade or business within the United States and not exempted or subject to a reduced rate of tax by applicable treaty.

        A "U.S. 10% shareholder" is any United States person who owns, directly or indirectly through non-U.S. entities, or is considered to own (i.e., constructively, generally through attribution rules applying to family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC if its U.S. 10% shareholders collectively own, directly, indirectly through non-U.S. entities, or constructively more than 50% of the total combined voting power or total value of the corporation's stock on any day during the taxable year of the non-U.S. corporation. However, only for purposes of taking into account subpart F insurance income, a non-U.S. corporation such as Flagstone generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned directly, indirectly through non-U.S. entities, or constructively by U.S. 10% shareholders.

        Because of the anticipated dispersion of the Company's share ownership, provisions in the bye-laws that limit voting power and other factors, no United States person who owns common shares of the Company directly or indirectly through one or more non-U.S. entities should be treated as a U.S. 10%

shareholder. However, because of the complexity of the attribution rules and the uncertainty of the effectiveness of the voting limitations, we cannot be certain that no United States person who owns common shares directly or indirectly through non-U.S. entities will not be deemed a U.S. 10% shareholder and that we will not be characterized as a CFC. United States holders should therefore consult their own tax advisors to consider whether their ownership interest in the Company would cause them to become a U.S. 10% shareholder of the Company and/or its subsidiaries and to determine the impact of such a classification on them.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of one of the Company's insurance subsidiaries, determined on a gross basis, is 20% or more of such subsidiary's gross insurance income for the taxable year and the RPII 20% ownership exception discussed below does not apply. The following discussion generally would not apply for any taxable year in which such subsidiary's RPII falls below the 20% threshold or the RPII 20% ownership exception is met. While we cannot be certain, the Company believes that each insurance subsidiary's gross RPII as a percentage of its gross insurance income will be below the 20% threshold for the foreseeable future and that each insurance subsidiary should meet the ownership exception.

        RPII Companies.    A different definition of CFC is applicable in the case of a non-U.S. corporation which earns RPII. RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder of the non-U.S. corporation or a related person (as defined below) to such a shareholder. A RPII shareholder is a United States person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of common shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules.

        For purposes of taking into account RPII, and subject to the exceptions described below, an insurance subsidiary will be treated as a CFC if its RPII shareholders collectively own, directly, indirectly through non-U.S. entities or constructively, 25% or more of the total combined voting power or value of the subsidiary's stock on any day during a taxable year. If such subsidiary is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a United States person who owns, directly or indirectly through non-U.S. entities, common shares of such subsidiary on the last day of any such taxable year must include in its gross income for United States federal income tax purposes its allocable share of the RPII earned by such subsidiary for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such United States persons at that date, but limited by the subsidiary's current-year earnings and profits and generally reduced by the United States person's share, if any, of prior-year deficits in earnings and profits

        RPII Exceptions.    The special RPII rules do not apply to a subsidiary if:

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  Direct and indirect insureds, and persons related to such insureds, whether or not United States persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of such subsidiary (the "RPII 20% ownership exception") or

  •
  the RPII of such subsidiary, determined on a gross basis, is less than 20% of its gross insurance income for such taxable year (the "RPII 20% gross income exception").

        Computation of RPII.    In order to determine how much RPII each insurance subsidiary has earned in each taxable year, the Company intends to obtain and rely upon information from each insurance subsidiary's insureds to determine whether any of the insureds or persons related to such insureds own shares of the Company directly or indirectly through non-U.S. entities, and are United States persons. However, the Company may not be able to determine whether any of the underlying insureds of the insurance companies to which its subsidiaries provide insurance or reinsurance are RPII shareholders or related persons to such shareholders. Consequently, the Company may not be able to determine accurately the gross amount of RPII earned by a subsidiary in a given taxable year. Each insurance subsidiary will take reasonable steps to secure such additional information relevant to determining the amount of its insurance income that is RPII as it believes advisable, but the Company cannot assure investors that such information will be sufficient to enable each insurance subsidiary to make such determination accurately.

        If the Company determines that neither the RPII 20% ownership exception nor the RPII 20% gross income exception is applicable for any taxable year, the Company may seek information from the Company's shareholders as to whether direct or indirect owners of common shares at the end of the year are United States persons. Such information is necessary in order to allow the Company to determine and apportion RPII among United States persons. In any such year, the Company will inform United States persons, to the extent possible, of the amount of RPII per share. To the extent the Company is unable to determine whether a direct or indirect owner of common shares is a United States person, the Company may assume that such owner is not a United States person for the purpose of allocating RPII, thereby increasing the amount of RPII per share for all such United States holders.

        If, as expected, the insurance subsidiaries satisfy either the RPII 20% gross income exception or the RPII 20% ownership exception, United States holders will not be required to include RPII in their taxable income.

        Apportionment of RPII to United States Holders.    If the Company determines that neither the RPII 20% ownership exception nor the RPII 20% gross income exception is applicable for any taxable year, every United States person who owns, directly or indirectly through non-U.S. entities, common shares on the last day of such taxable year will be required to include in gross income its share of each insurance subsidiary's RPII for the entire year. The amount of RPII includible in the income of a direct or indirect United States shareholder is based upon the net RPII for the year after deducting related expenses such as losses, loss reserves and operating expenses. Such gross income inclusion is applicable whether or not RPII is distributed and regardless of whether the United States person has owned common shares for the entire year. A United States person who owns common shares during such taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of an insurance subsidiary's RPII.

        If a subsidiary has RPII and the Company makes a distribution of such RPII to a United States holder with respect to common shares, such distribution will not be taxable to the extent any such RPII that has been allocated to and included in the gross income of such United States holder for the taxable year in which the distribution was paid or for any prior year.

        Uncertainty as to Application of RPII.    The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code have existed only in proposed form since 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to such regulations. It is also uncertain whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. The description of the RPII rules herein is therefore qualified. Accordingly, the meaning of the RPII provisions and the application thereof to the Company's insurance subsidiaries are uncertain. The statutory provisions include the grant of authority to the United States Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, the Company cannot assure investors that any amounts of RPII inclusions reported by the Company to direct or indirect United States holders will not be subject to adjustment based upon subsequent IRS examination. Each United States holder who is considering an investment in common shares should consult their own tax advisor as to the effects of these uncertainties.

        Basis Adjustments.    A United States holder's tax basis in its common shares will be increased by the amount of any CFC income, including RPII that the United States holder includes in income. Upon actual distribution of amounts previously included in income under the CFC and RPII CFC rules, the United States holder's tax basis in its common shares will be reduced by the amount of distributions that are excluded from income. In general, a United States holder will not be able to exclude from income distributions with respect to CFC income that a prior United States holder included in income.

        Information Reporting.    Under certain circumstances, United States persons who own (directly or indirectly) shares in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) every United States person who "controls" a non-U.S. corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a taxable year of that non-U.S. corporation, (ii) United States persons treated as U.S. 10% shareholders or RPII shareholders of a CFC that own shares directly or indirectly through non-U.S. entities on the last day of the taxable year, and (iii) United States persons (under certain circumstances) that directly or indirectly acquire 10% or more of the value of shares of a non-U.S. corporation, even if the entity is not a CFC.

        If an insurance subsidiary's gross RPII for a taxable year constitutes 20% or more of such subsidiary's gross insurance income for such period and the 20% ownership exception does not apply, any United States person treated as owning any common shares of such subsidiary directly or indirectly through non-U.S. entities on the last day of such taxable year will be subject to the RPII rules and will be required to file a Form 5471. For any taxable year, if the Company determines that an insurance subsidiary does not meet either the RPII 20% gross income exception or the RPII 20% ownership exception, the Company intends to mail to all shareholders of record, and will make available at the transfer agent with respect to common shares, Form 5471 (completed with Company information) for attachment to the returns of shareholders. However, the Company's determination of the amount of a subsidiary's gross RPII for a given taxable year may not be accurate because of the Company's inability to gather the information necessary to make such determination. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

        Tax-Exempt Shareholders.    Under Code section 512(b)(17), a tax-exempt entity that owns common shares directly or indirectly through non-U.S. entities is required to treat as unrelated business taxable income (UBTI) the portion of any subpart F insurance income allocable to such tax-exempt entity if such insurance income would be treated as UBTI if derived directly by such tax-exempt entity, subject to certain exceptions. Prospective investors that are tax-exempt entities are urged to consult their own tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

        Dispositions of Common Shares.    Subject to the discussion elsewhere relating to the potential application of the CFC and PFIC rules, the gain or loss realized by a United States holder on the sale, exchange or other disposition of common shares will be includible in gross income as capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and such United States holder's basis in its common shares. If a United States holder's holding period for common shares is more than one year, any gain will be subject to United States federal income tax as long-term capital gain. Investors are advised to consult their own tax advisors regarding the applications of these capital gain provisions.

        Under Code section 1248, if a United States person sells or exchanges stock in a non-U.S. corporation and such person was a U.S. 10% shareholder of such corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (to the extent not previously included in the holder's income under an anti-deferral regime, such as the CFC or PFIC regime) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). The Company believes that because the voting limitations provisions in our organizational documents and other factors, no United States person should be treated as owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total voting power of the Company. To the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A U.S. 10% shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, the Company will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

        Code section 953(c)(7) generally provides that Code section 1248 also will apply to the sale or exchange of shares by a United States person in a non-U.S. corporation that is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a United States corporation. The dividend treatment applies to a United States person subject to the RPII rules regardless of whether the United States person is a U.S. 10% shareholder or the RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception) apply. Existing proposed regulations do not specifically address whether Code section 1248 would apply when a non-U.S. corporation (such as the Company) is not a CFC but the non-U.S. corporation has an insurance company subsidiary that is a CFC (such as Flagstone). We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our common shares because the Company will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations under section 953 of the Code in a contrary manner, or that the U.S. Treasury Department will not amend the regulations under section 953 of the Code, to provide that section 1248 will apply to dispositions of common shares. All investors are urged to consult their own tax advisors as to the applicability of Code section 1248 to a disposition of common shares.

        Foreign Tax Credit.    In the event that United States holders own at least 50% of the common shares, only a portion of the dividends paid by the Company and current income inclusions, if any, under the CFC, RPII and PFIC rules (including sales of common shares treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's United State foreign tax credit limitation. It is likely that substantially all of any such income that is foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes (and for taxable years beginning after December 31, 2006 will constitute either "passive" or "general" income). The limitation on foreign taxes eligible for the United States foreign tax credit is calculated separately with respect to specific classes of income. Thus, it may not be possible for most United States holders to utilize excess foreign tax credits to reduce United States tax on such income unless such credits can be applied against tax due on other foreign source income in the appropriate class. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available.

  Non-United States Holders

        Taxation of Distributions.    A Non-United States holder generally will not be subject to U.S. federal income tax or withholding tax on distributions received with respect to common shares, unless such income is effectively connected with the conduct of a trade or business in the United States by such Non-United States holder. If the Non-United States holder is entitled to the benefits of a United States income tax treaty with respect to such distributions, such income is generally taxable only if it is attributable to a permanent establishment maintained by the Non-United States holder in the United States.

        Dispositions of Common Shares.    Gain realized on the sale or other disposition of common shares by a Non-United States holder will not be subject to U.S. federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the Non-United States holder of a trade or business within the United States or (ii) in the case of an individual Non-United States holder, such holder is present in the United States for 183 days or more during the taxable year of sale or disposition and does not qualify for an exemption.

        If the Non-United States holder is engaged in a trade or business in the United States for federal income tax purposes, the income from the common shares, including distributions and the gain from the sale, exchange or other disposition of the common shares that is effectively connected with the conduct of that trade or business (or that is attributable to a permanent establishment in the case of a Non-United States holder entitled to the benefits of a United States income tax treaty) will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous sections relating to the taxation of United States holders. In addition, in the case of a corporate Non-United States holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

  Information Reporting and Backup Withholding

        Payments in respect of common shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at a rate equal to the fourth lowest income tax rate applicable to individuals (which, under current law, is 28%) unless an exemption is established from these rules. Backup withholding will not apply if a United States holder (i) is a corporation or comes within certain exempt categories, and demonstrates the fact when so required, or (ii) furnishes a correct taxpayer identification number and makes any other required certification.

        Non-United States holders generally are not subject to information reporting to the IRS or U.S. backup withholding tax with respect to dividends paid on, or upon the disposition of, common shares, provided that such Non-United States holders establish their non-United States status (or other exemption) in the manner required by United States Treasury regulations.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a United States holder's U.S. tax liability, and a United States holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS. Investors should consult their own tax advisors regarding the possible applicability of the backup withholding provisions to payments in respect of common shares.

Possible Changes in U.S. Tax Law

        The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a CFC, is a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC provisions to an insurance company and the regulations regarding RPII are in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We are not able to predict if, when or in what form such guidance will be provided or whether such guidance will have a retroactive effect. The tax treatment of non-U.S. insurance companies has been the subject of discussion in the U.S. Congress. We cannot assure you that future legislative action will not increase the amount of U.S. tax payable by us. If this happens, our financial condition and results of operations could be materially adversely affected.

        The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for United States federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares.

        Prospective investors are urged to consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of common shares.

DESCRIPTION OF SHARE CAPITAL

General

        Upon the completion of this offering, our authorized share capital will consist of      common shares, par value $0.01 per common share, of which       common shares will be issued and outstanding following the offering (or      common shares if the underwriters exercise their over-allotment option in full). Under certain circumstances, we have the right but not the obligation to purchase all or a portion of our common shares held by a shareholder. See "—Acquisition of Common Shares by the Company" below. When issued and paid for, all of the common shares sold pursuant to this offering will be fully paid and nonassessable. As at June 30, 2006, there were approximately 55 holders of record of our common shares. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and bye-laws, the Registration Rights Agreement and the Warrant, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. All references in this section to "bye-laws" refer to the amended bye-laws of the Company to be adopted prior to (and conditioned upon) completion of this offering. The Registration Rights Agreement described below will become effective at the time of (and is conditioned upon) the effectiveness of the registration statement of which this prospectus is a part.

        Holders of our common shares have no pre-emptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

Voting Rights

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the common shares of a shareholder are treated as "controlled shares" (as generally determined under section 958 of the Code and the Treasury Regulations promulgated thereunder and under section 957 of the Code) of any U.S. Person and such controlled shares constitute 9.9% or more of the votes conferred by the Company's issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.9% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.9% under a formula specified in the bye-laws. The reduction in votes is generally to be applied proportionately among all the "controlled shares" of the 9.9% U.S. Shareholder. The formula is applied repeatedly until the voting power of all 9.9% U.S. Shareholders has been reduced to 9.9%. In addition, the Board of Directors may limit a shareholder's voting rights where it deems it appropriate to do so to (i) avoid the existence of any 9.9% U.S. Shareholder; and (ii) avoid certain adverse tax, legal or regulatory consequences to the Company or any of the Company's subsidiaries or any shareholder or its affiliates. "Controlled shares" includes all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of Section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of the Company so long as the reallocation does not cause any U.S. shareholder to become a 9.9% U.S. Shareholder.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have their voting rights increased to in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.9% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

        We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. We may, in our reasonable discretion, reduce or disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.

        Under our bye-laws, the boards of directors of our direct and indirect non-U.S. subsidiaries that are not treated as pass-through or disregarded entities for U.S. federal income tax purposes are to consist of persons who have been elected by our shareholders (subject to the limitations on voting rights discussed above) by resolution in a general shareholder meeting.

Restrictions on Transfer of Common Shares or Warrants

        Although our Board of Directors may decline to register certain transfers of shares, pursuant to our bye-laws, our Board of Directors is required to register any transfer settled on a stock exchange or automated quotation system on which shares are listed or traded from time to time. Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which the shares are listed or traded from time to time, our Board of Directors may generally require any shareholder or any person proposing to acquire our shares or warrants to provide the information required under our bye-laws. If any such shareholder or proposed acquirer does not provide such information, or if the Board of Directors has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board of Directors may decline to register any transfer or to effect any issuance or purchase of shares or warrants to which such request is related. Although these restrictions on transfer will not interfere with the settlement of trades on the New York Stock Exchange, we may decline to register transfers in accordance with our bye-laws and Board of Directors resolutions after a settlement has taken place.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of our Company.

Acquisition of Common Shares by the Company

        Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse legal or regulatory treatment to us, our subsidiaries or our shareholders if our Board of Directors reasonably determines, in good faith, that failure to exercise our option would result in such adverse consequences or treatment. Upon notice from the Company, a shareholder will have 75 days to remedy such adverse consequences or treatment, including by selling the common shares to a third party, subject to any other restrictions on transfer. If the shareholder does not remedy the adverse consequences or treatment, we will have the option, but not the obligation to purchase the common shares at fair market value, as determined by an independent valuation and approved by the Board of Directors.

Issuance of Shares

        Subject to our bye-laws and Bermuda law, our Board of Directors has the power to issue any of our shares as it determines, including the issuance of any shares with preferred, deferred or other special rights or restrictions.

Registration Rights Agreement

        The Company and all of the investors in our private placement are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that, on or after December 20, 2007, persons who hold at least 20% of the common shares which were issued in our private placement will have the right to request registration for a public offering of common shares. We agree to use our best efforts to cause the prompt registration of such common shares, but may postpone the filing of a registration statement in connection with such public offering for up to three months from the date of the request if we determine in good faith that the registration would reasonably be expected to have an adverse effect on any proposal or plan by us or any of our subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any stock purchase, amalgamation, merger, consolidation, tender offer, reorganization, or similar transaction or if an underwritten public offering is contemplated in which the common shares proposed to be registered would be included. If the number of common shares to be sold in the requested offering is limited by the managing underwriter, then the number of common shares requested to be registered will be allocated, pro rata, among the requesting shareholders. The shareholders who are parties to the Registration Rights Agreement will be entitled to request no more than three registrations.

        "Piggyback" Registrations.    Additionally, the Registration Rights Agreement provides that, if at any time no less than three months following this offering, we propose to register any of our common shares under the Securities Act, we will offer the shareholders who are party to the Registration Rights Agreement the opportunity, subject to certain conditions, to include their common shares in such registration statement. We are generally required to pay all expenses associated with any demand or "piggyback" registrations.

        "Lock-Up"    Pursuant to the Registration Rights Agreement the shareholders who are party to that agreement have agree to abide by the underwriters' lock-up agreements described elsewhere in this prospectus whereby they will not offer, sell, or otherwise dispose of any common shares for a specified period of time, not to exceed 180 days after the date of this prospectus. See "Underwriting—Lock-Up Agreements". In addition, these shareholders have agreed not to offer, sell or otherwise dispose of any common shares without the prior written consent of the Company for an additional 90 days following the expiration date of the underwriters' lock-up period.

Bye-Laws

        The following is a summary of some of the other important provisions of our bye-laws:

  Our Board of Directors and Corporate Action.

        Our bye-laws provide that the Board of Directors shall consist at all times of no less than 10 and no more than 12 directors, divided into 3 classes as nearly equal as possible, each of whom shall hold office for a term determined by the shareholders or, in the absence of such determination, for a three year term. Shareholders may remove a director at a special general meeting prior to the expiration of such director's term but without prejudice to any right such director may have to compensation or damages from the Company, in respect of such removal. The reappointment of a director requires the affirmative vote of shareholders holding at least a majority of the total combined voting power of all of our issued and outstanding shares at a special meeting of shareholders and such reappointment must leave the composition of the Board of Directors in compliance with the requirements regarding the nomination of Board of Directors members. A special meeting of shareholders may be convened by the Executive Chairman, any two directors, any director and the Secretary, or the Board of Directors. Our bye-laws also provide that the Board of Directors shall convene a special general meeting at the requisition of shareholders holding at the date of the deposit of the requisition not less than 10% of the total combined voting power of all of our issued and outstanding shares carrying the right to vote at our general meetings.

        Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the Board of Directors without a meeting. A quorum shall be no less than 2 directors.

        Our bye-laws require the affirmative vote of at least 75% of the directors then in office to approve any of the following:

  •
  Any amendment to the bye-laws or alteration to the memorandum of association of the Company

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  the consolidation, sub-division, conversion, reduction or cancellation of any share capital of the Company

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  any merger, consolidation, amalgamation, continuation or similar transaction involving the Company, or any acquisition or disposition of a subsidiary greater than 10% of the Company's book value

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  except for rights created under the PSU Plan, the creation of any option or right to subscribe or acquire, or convert any security into, any share capital of the Company

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  any increase in the maximum number of common shares which can be issued under the PSU Plan or any material amendment or modification of the PSU Plan or the Warrant

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  any transaction or series of transactions with Haverford or its affiliates in excess of $10 million in the aggregate, or any material modification or amendment of the terms thereof or

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  any resolution to voluntarily wind up or liquidate the Company.

        Shareholder Action.    At any general meeting, two or more persons present in person and representing more than 50% of the total combined voting power of all of our issued and outstanding shares throughout the meeting shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

Warrant

        The Company has granted to Haverford a Warrant to purchase common shares. The Warrant will be exercisable during the month of December 2010. The Warrant entitles the holder to purchase      common shares of the Company, (which equaled 12.0% of the issued share capital of the Company through the completion of the private placement) at an exercise price of $      per share (subject to adjustment for share splits and similar events). Haverford may transfer the Warrant only to certain of its affiliates.

Differences in Corporate Law

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith and in the best interests of the company in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

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  A duty to act in good faith in the best interests of the company

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  a duty not to make a personal profit from opportunities that arise from the office of director

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  a duty to avoid conflicts of interest and

  •
  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  To act honestly and in good faith with a view to the best interests of the company and

  •
  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

        Interested Directors.    Bermuda law provides that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as at the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Our bye-laws specify that (except when there is only one shareholder), two or more persons, present in person and representing in person or by proxy a majority of the total combined voting power of all the issued and outstanding shares of the Company are required to form a quorum for the transaction of business. Generally, any action or resolution requiring approval of the shareholders may be passed by a simple majority (subject to the limitation on voting rights described above under "—Voting Rights").

        Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our Board of Directors.

        Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

        Dividends.    Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company is or would be, after the payment of dividends or distribution of contributed surplus is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment or distribution, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation under Bermuda law. In addition, the ability of Flagstone, a licensed Class 4 Bermuda reinsurer, to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Regulation—Bermuda Insurance Regulation—Minimum Solvency Margin and Restrictions on Dividends and Distributions."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when the business purpose of such acquisition is consistent with the purposes for which our Company was formed, as set forth in our memorandum of association. We may, with the approval of 75% of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept such offer, the offeror may by notice require the non-accepting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of shareholders and not to individual shareholders, and the burden is on the dissenting shareholders to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors.    Under the Companies Act and our bye-laws, we may indemnify our directors, officers or any other person appointed to a board committee in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any action, damages or expenses brought against or incurred by such person in or about the execution of such person's duty or supposed duty, or in such person's respective office, other than in respect of such person's own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 10% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Approval of Corporate Matters by Written Consent.    The Companies Act and our bye-laws provide that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

        Calling of Special Shareholders' Meetings.    Our bye-laws provide that a special general meeting may be called by the Chairman, any two directors, any director and the secretary, the Board of Directors, or by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of the company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or by-laws to call a special meeting of shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering we will have a total of      common shares outstanding. All of the      common shares      common shares if the underwriters exercise the over-allotment option in full) sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by, or is in common control with that company.

        The remaining      common shares outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of common stock and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

        Pursuant to the Registration Rights Agreement, our initial investors have certain demand registration rights with respect to our common shares. At any time after this offering subject to exceptions, such shareholders may request that we file a registration statement under the Securities Act covering their shares. Upon receipt of any such request, we generally will be required to use our best efforts to effect such underwritten registration. The initial investors will be entitled to request no more than three demand registrations. See "Description of Share Capital—Registration Rights Agreement".

        Pursuant to the Registration Rights Agreement, our initial investors also have certain "piggyback" registration rights with respect to our common shares. Accordingly, if, at any time no less than three months following this offering, we propose to register any of our common shares under the Securities Act, we are required to notify such shareholders and to include in such registration all the common shares requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter. We are generally obligated to pay all the expenses associated with any demand or "piggyback" registrations. See "Description of Share Capital—Registration Rights Agreement".

        No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common shares prevailing from time to time. The sale of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares.

UNDERWRITING

        Lehman Brothers Inc. and Citigroup Global Markets Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Underwriters	Number of shares
Lehman Brothers Inc.
Citigroup Global Markets Inc.

Total

        The underwriting agreement provides that the underwriters' obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  The obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional common shares as described below), if any of the common shares are purchased

  •
  the representations and warranties made by us to the underwriters are true

  •
  there is no material change in our business or the financial markets and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common shares.

	No exercise	Full exercise
Per common share
Total

        The expenses of the offering that are payable by us are estimated to be $        (excluding underwriting discounts and commissions).

        The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $        per common share. After the offering, the representatives may change the offering price and other selling terms.

  Option to Purchase Additional Common Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of        common shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than         common shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, all of our directors and executive officers, and shareholders holding an aggregate of approximately    % of our currently outstanding common shares have agreed that, subject to certain exceptions without the prior written consent of each of Lehman Brothers Inc. and Citigroup Global Markets Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares (including, without limitation, common shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and common shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Lehman Brothers Inc. and Citigroup Global Markets Inc.

        Lehman Brothers Inc. and Citigroup Global Markets Inc., in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, Lehman Brothers Inc. and Citigroup Global Markets Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

        The Company has undertaken to ensure that participants in the Directed Share Program will be restricted to the extent required by the NASD or the NASD rules from the sale, transfer, assignment, pledge or hypothecation of the common shares for a period of three months following the date of the effectiveness of the Registration Statement. The underwriters will notify the Company as to which participants will need to be so restricted. Any shares sold in the Directed Share Program to our directors or officers shall be subject to the 180-day lock-up agreement described above.

Offering Price Determination

        Prior to this offering, there has been no public market for our common shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common shares, the representatives will consider:

  •
  The history and prospects for the industry in which we compete

  •
  our financial information

  •
  the ability of our management and our business potential and earning prospects

  •
  the prevailing securities markets at the time of this offering and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to five percent of the common shares offered hereby for officers, directors, employees and certain other persons associated with us and with whom we do business. The number of common shares available for sale to the general public will be reduced to the extent such persons purchase such reserved common shares. Any reserved common shares not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered hereby. Certain of the participants in this program have entered into lock-up agreements. See "—Lock-Up Agreements."

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares involved in the sales made by the underwriters in excess of the number of common shares they are obligated to purchase is not greater than the number of common shares that they may purchase by exercising their option to purchase additional common shares. In a naked short position, the number of common shares involved is greater than the number of common shares in their option to purchase additional common shares. The underwriters may close out any short position by either exercising their option to purchase additional common shares and/or purchasing common shares in the open market. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through their option to purchase additional common shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  •
  Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        We intend to apply have our common shares listed for quotation on the New York Stock Exchange under the symbol "FSR." In connection with that listing, the underwriters have undertaken to sell the minimum number of common shares to the minimum number of beneficial owners necessary to meet the New York Stock Exchange listing requirements.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customers.

Stamp Taxes

        If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships/NASD Conduct Rules

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

        As described elsewhere in this prospectus under "Principal Shareholders", certain affiliates of Lehman Brothers Inc. own 22.1% of the common shares of the Company outstanding prior to this offering. As described elsewhere in this prospectus under "Business—Mont Fort", an affiliate of Lehman Brothers Inc., has invested $50.0 million in the MFR ILW Cell, a segregated account of Mont Fort, a subsidiary of the Company.

        Because of these relationships, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, or NASD. This rule requires that the initial public offering price for our shares cannot be higher than the price recommended by a "qualified independent underwriter," as defined by the NASD.        is serving as a qualified independent underwriter and will assume the customary responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify        against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

Foreign Selling Restrictions

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common shares that are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares at any time under the following exemptions under the Prospectus Directive may be made:

  •
  To legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of common shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The Company has not authorized and does not authorize the making of any offer of common shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of any common shares as contemplated in this prospectus. Accordingly, no purchaser of common shares, other than the underwriters, is authorized to make any further offer of any common shares on behalf of the Company or the underwriters.

LEGAL MATTERS

        Certain matters as to U.S. law in connection with this offering will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York. Certain matters as to Canadian law in connection with this offering will be passed upon for us by Stewart McKelvey, Nova Scotia, Canada. Certain matters as to U.K. law in connection with this offering will be passed upon for us by Kendall Freeman, London, United Kingdom. Certain matters as to Indian law in connection with this offering will be passed upon for us by Fox Mandal, Hyderabad, India. Certain matters as to Swiss law in connection with this offering will be passed upon for us by Lenz & Staehelin, Geneva, Switzerland. The validity of the issuance of common shares under Bermuda law will be passed upon for us by Attride-Stirling & Woloniecki, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York and by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The financial statements included in this prospectus and the related financial statement schedules included elsewhere in this registration statement have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at Judiciary Plaza, 100 F Street, N.E., in Washington D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to furnish our shareholders with annual reports containing combined financial statements audited by an independent accounting firm.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL
SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

        We have been advised by Attride-Stirling & Woloniecki, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Attride-Stirling & Woloniecki that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

        The BMA has given its general permission for exchange control purposes for the issue and transfer of the common shares to and between non-residents of Bermuda, subject to the condition that the common shares shall be listed on the Nasdaq National Market System or any other appointed stock exchange, such as the New York Stock Exchange. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as at June 30, 2006 and December 31, 2005	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the six months ended June 30, 2006 and period from October 4, 2005 to December 31, 2005	F-4
Consolidated Statements of Shareholders' Equity for the six months ended June 30, 2006 and period from October 4, 2005 to December 31, 2005	F-5
Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and period from October 4, 2005 to December 31, 2005	F-6
Notes to Consolidated Financial Statements for the six months ended June 30, 2006 and period from October 4, 2005 to December 31, 2005	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Flagstone Reinsurance Holdings Limited
Hamilton, Bermuda

We have audited the accompanying consolidated balance sheets of Flagstone Holdings Reinsurance Limited and subsidiaries (the "Company") as of June 30, 2006 and December 31, 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the six month period ended June 30, 2006 and the period from October 4, 2005 (date of incorporation) to December 31, 2005, and related financial statement schedules included in Schedules I, III and IV. These financial statements and related financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and related financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Flagstone Reinsurance Holdings Limited and subsidiaries at June 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the six months ended June 30, 2006 and the period from October 4, 2005 (date of incorporation) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche
Hamilton, Bermuda
October 24, 2006

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS

	As at June 30, 2006	As at December 31, 2005
	($ in thousands, except share and per share data)
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (Amortized cost: $225,545)	$221,857	$—
Equity investments, available for sale, at fair value (Cost: $69,692)	69,008	—
Short term investments, available for sale, at fair value (Amortized cost: $51,309)	52,122	—
Other investments	21,943	—

Total Investments	364,930	—

Cash and cash equivalents	391,424	548,255
Reinsurance premium balances receivable	129,105	—
Unearned premiums ceded	6,762	—
Accrued interest receivable	3,756	—
Deferred acquisition costs	17,537	—
Goodwill	4,264	—
Other assets	5,413	101
Due from related parties	1,294	—

Total Assets	$924,485	$548,356

LIABILITIES
Loss and loss adjustment expense reserves	$7,494	$—
Unearned premiums	155,980	—
Payable for investments purchased	2,472	—
Other liabilities	9,362	396
Due to related parties	6,105	292

Total Liabilities	181,413	688

Temporary Equity	919	34

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2006 - 71,547,891; 2005 - 55,239,491)	715	552
Additional paid-in capital	725,508	559,466
Accumulated other comprehensive loss	(3,532)	—
Retained earnings (deficit)	19,462	(12,384)

Total Shareholders' Equity	742,153	547,634

Total Liabilities, Temporary Equity and Shareholders' Equity	$924,485	$548,356

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands, except share and per share data)
REVENUES
Gross premiums written	$214,067	$—
Reinsurance premiums ceded (related party: 2006, $5,434; 2005, $ nil.)	(8,602)	—

Net premiums written	205,465	—
Change in net unearned premiums	(149,218)	—

Net premiums earned	56,247	—
Net investment income	14,801	629
Net realized losses	(8,621)	—
Other income (related party of: 2006, $1,736; 2005, $ nil.)	2,009	—

Total revenues	64,436	629

EXPENSES
Loss and loss adjustment expenses	9,827	—
Acquisition costs	8,098	—
General and administrative expenses	16,249	13,013
Net foreign exchange gains	(1,325)	—

Total expenses	32,849	13,013

Income (loss) before income taxes and interest in earnings of equity investments	31,587	(12,384)
Provision for income tax	—	—
Interest in earnings of equity investments	259	—

NET INCOME (LOSS)	$31,846	$(12,384)

Change in net unrealized losses	(3,584)	—
Change in currency translation adjustment	52	—

COMPREHENSIVE INCOME (LOSS)	$28,314	$(12,384)

Weighted average common shares outstanding—Basic	68,481,102	55,239,491

Weighted average common shares outstanding—Diluted	68,481,102	55,239,491

Net income (loss) per common share outstanding—Basic	$0.47	$(0.22)

Net income (loss) per common share outstanding—Diluted	$0.47	$(0.22)

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands, except share data)
Common voting shares:
Balance at beginning of period	55,239,491	—
Issued during the period	16,308,400	55,239,491

Balance at end of period	71,547,891	55,239,491

Share capital:
Common voting shares
Balance at beginning of period	$552	$—
Issued during period	163	552

Balance at end of period	715	552

Additional paid-in capital
Balance at beginning of period	559,466	—
Issue of shares	162,921	551,843
Issuance costs (related party: 2006, $nil; 2005, $972)	(251)	(4,590)
Fair value of issued warrant	3,372	12,213

Balance at end of period	725,508	559,466

Accumulated other comprehensive loss
Balance at beginning of period	—	—
Change in net unrealized losses	(3,584)	—
Change in currency translation adjustment	52	—

Balance at end of period	(3,532)	—

Retained earnings (deficit)
Balance at beginning of period	(12,384)	—
Net income (loss) for period	31,846	(12,384)

Balance at end of period	19,462	(12,384)

Total Shareholders' Equity	$742,153	$547,634

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements

FLAGSTONE REINSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$31,846	$(12,384)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net realized losses	8,621	—
Depreciation expense	310	—
Compensation expense	4,257	12,247
Interest in earnings of equity investments	(259)	—
Amortization/accretion on fixed maturities	(708)	—
Changes in assets and liabilities, excluding net assets acquired:
Accrued interest receivable	(3,756)	—
Reinsurance premium balances receivable	(129,105)	—
Unearned premiums ceded	(6,762)	—
Deferred acquisition costs	(17,537)	—
Other assets	(1,529)	(101)
Due from related parties	(851)	—
Loss and loss adjustment expense reserves	7,494	—
Unearned premiums	155,980	—
Other liabilities	5,117	396
Due to related parties	5,003	292

Net cash provided by operating activities	58,121	450

Cash flows provided by (used in) investing activities:
Net cash paid in acquisitions of subsidiaries	(11,992)	—
Purchases of available-for-sale securities	(458,887)	—
Sales and maturities of available-for-sale securities	114,131	—
Other investments	(19,573)	—
Purchases of fixed assets	(1,462)	—

Net cash used in investing activities	(377,783)	—

Cash flows provided by (used in) financing activities:
Issue of common shares, net of issuance costs	162,833	547,805
Other	(2)	—

Net cash provided by financing activities	162,831	547,805

Increase (decrease) in cash and cash equivalents	(156,831)	548,255
Cash and cash equivalents—beginning of period	548,255	—

Cash and cash equivalents—end of period	$391,424	$548,255

Supplemental schedule of non cash investing activities:
Payable for investments purchased	$2,472	$—

The accompanying notes to the consolidated financial statements are an integral part of the consolidated financial statements

FLAGSTONE REINSURANCE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

1.    DESCRIPTION OF BUSINESS

        Flagstone Reinsurance Holdings Limited ("the Company") is a holding company organized under the laws of Bermuda. The Company, through its principal operating, wholly owned subsidiary, Flagstone Reinsurance Limited ("Flagstone"), is a provider of global property, property catastrophe, and short-tail specialty and casualty reinsurance. Flagstone was incorporated in Bermuda on November 10, 2005 and licensed as a Class 4 insurer under The Insurance Act 1978, as amended, and related Regulations (the "Insurance Act"). The Company was originally incorporated as Windstorm Holding Limited on October 4, 2005 and the change of name was effective on November 14, 2005.

        On March 31, 2006, the Company acquired West End Capital Management (Bermuda) Limited and its subsidiaries ("West End"), a company engaged in the business of investment and insurance management in Bermuda. West End subsidiaries include (a) Flagstone Management Halifax Limited which provides accounting, claims, information technology support, risk modeling, actuarial and legal services and (b) West End Capital Management BPO Services (India) Private Limited which provides back office information technology support services. On March 31, 2006, Flagstone acquired an equity interest in Island Heritage Holdings Limited ("Island Heritage"), a Caribbean property insurer based in the Cayman Islands.

        Flagstone Réassurance Suisse SA ("Flagstone Suisse") was formed in Switzerland on September 7, 2006 and is an indirect wholly owned subsidiary of Flagstone. Flagstone Suisse was formed to serve as the Company's European underwriting platform. Flagstone Suisse is currently in the process of securing appropriate licensure from the Federal Office of Private Insurance in Switzerland.

        Flagstone Finance SARL was formed in Luxembourg on August 22, 2006 and is a wholly owned subsidiary of Flagstone. Flagstone Finance SARL was formed to serve as a holding company for Flagstone Suisse and act as a group financing entity.

        Flagstone Representatives Limited ("Representatives") was formed on June 1, 2005 as West End Capital Management (UK) Limited, a wholly owned, dormant subsidiary of West End. Representatives has been approved by the Financial Services Authority to perform the following Controlled Functions: (i) arranging deals in investments; (ii) assisting in the administration and performance of contracts of insurance; (iii) dealing in investments as agent; and (iv) making arrangements with a view to transactions in investments.

        Flagstone Leasing Services Limited ("Flagstone Leasing"), a Bermuda company, was formed on July 3, 2006 and is a wholly owned subsidiary of Flagstone. It was formed as a holding company for Flagstone Westwind Holdings Limited ("Flagstone Westwind").

        Flagstone Westwind was formed on July 3, 2006 for the sole purpose of acquiring, owning and operating a Westwind II aircraft for use by the Company and its affiliates.

        Flagstone (Mauritius) Limited ("Mauritius") was formed in May 2006 and is a wholly owned subsidiary of West End. Mauritius was formed as a holding company and financing vehicle for the Company's India operations.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant inter-company accounts and transactions have been eliminated on consolidation.

        These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries including Flagstone, and all variable interest entities for which the Company is the primary beneficiary as defined in Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46"), "Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51." FIN 46 requires a variable interest entity to be consolidated if a party with an ownership, contractual or other financial interest in the variable interest entity is obligated to absorb a majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. A variable interest holder that consolidates the variable interest entity is called the primary beneficiary. Investments in preferred or voting common shares in which the Company has a significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting.

        The accompanying financial statements as at June 30, 2006, include all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position as at June 30, 2006 and the results of operations and cash flows for the six months ended June 30, 2006 and are not necessarily indicative of the operating results for the full year.

Use of Estimates in Financial Statements

        The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's principal estimates are for loss and loss adjustment expenses and estimates of premiums written, premiums earned, acquisition costs, other than temporary impairments and share based compensation. The Company reviews and revises these estimates as appropriate. Any adjustments made to these estimates are reflected in the period the estimates are revised.

Loss and Loss Adjustment Expense Reserves

        Loss and loss adjustment expense reserves, including losses incurred but not reported and provisions for settlement expenses, include amounts determined from loss reports on individual cases, independent actuarial determinations and management estimates. Flagstone's limited historical experience and resultant lack of reported losses means that industry data must be relied upon in the reserving process.

        A significant portion of Flagstone's business is property catastrophe and programs with high attachment points of coverage. Reserving for losses in such programs is inherently judgmental in that losses in excess of the attachment level of Flagstone's policies are characterized by high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event. In addition, the Company has limited past loss experience due to its short operating history, which increases the inherent uncertainty in estimating ultimate loss levels.

        Loss and loss adjustment expense reserves include a component for outstanding case reserves for which claims have been reported and a component for losses incurred but not reported ("IBNR"). Case reserve estimates are initially set on the basis of loss reports received from ceding companies. Estimated IBNR reserves consist of a provision for additional development in excess of the case reserves reported by ceding companies as well as a provision for claims which have occurred but which have not yet been reported to the Company by ceding companies. IBNR reserves are estimated by management using various actuarial methods as well as a combination of the Company's loss experience, insurance industry loss experience, underwriters' experience, general market trends, and management's judgment. The Company's internal actuaries review the reserving assumptions and methodologies on a quarterly basis.

        The uncertainties inherent in the reserving process, delays in ceding companies reporting losses to the Company together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expense reserves significantly greater or less than the reserve provided at the time of the loss event. Loss and loss adjustment expense reserve estimates are regularly reviewed and updated as new information becomes known. Any resulting adjustments are reflected in the period in which they become known.

Premiums and Acquisition Costs

        Premiums are first recognized as written as at the date that the contract is bound. The Company writes both excess of loss and pro rata contracts.

        For excess of loss contracts, premiums written are based on the deposit premium as defined in the contract. Subsequent adjustments to the deposit premium are recognized in the period in which they are determined. For pro rata contracts where no deposit premium is specified in the contract, premiums written are based on estimates of ultimate premiums provided by the ceding companies. Initial estimates of premiums written are reflected quarterly from the period in which the underlying risks incept. Subsequent adjustments, based on reports of actual premiums written by the ceding companies, or revisions in estimates, are recorded in the period in which they are determined.

        The Company has entered into industry loss warranty transactions that are structured as reinsurance or derivatives. The Company evaluates each contract in accordance with Derivatives Implementation Group B26, "Dual Trigger Property and Casualty Contracts," to determine if the amounts received from these contracts should be recorded as reinsurance or as derivatives. When those transactions are determined to be reinsurance, they are recorded as premiums written and earned over the contract period.

        In the normal course of its operations, the Company has received commitment fees to provide future reinsurance capacity. These contracts are accounted for as deferred revenue as they relate to upfront commitment fees and are included in other liabilities.

        Premiums are earned over the contract period. The portion of the premium related to the unexpired portion of the risk period is reflected in unearned premiums.

        Premiums receivable are recorded at amounts due less any required provision for doubtful accounts. As at June 30, 2006, the provision for doubtful accounts was $nil.

        Where contract terms require the reinstatement of coverage after a ceding company's loss, the mandatory reinstatement premiums are recorded as written and are recognized as premiums earned when the loss event occurs.

        Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Unearned ceded premiums represent the portion of premiums ceded related to the unexpired portion of the risk period.

        Acquisition costs are comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts. Deferred acquisition costs are amortized over the underlying term of the related contracts and are limited to their estimated realizable value based on the related unearned premiums, anticipated loss and loss adjustment expenses and investment income.

Investments

        Fixed maturity and publicly traded equity securities are classified as "available for sale" as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and are carried at fair value as at the balance sheet date. Fixed maturity investments are stated at fair value as determined by the quoted market price of these securities as provided either by independent pricing services or, when such prices are not available, by reference to broker or underwriter bid indications. Short term investments comprise securities with a maturity greater than three months but less than one year from the date of purchase. Equity securities are stated at fair value as determined by the most recently traded price. The net unrealized gains and losses on fixed maturities and equity investments are included in accumulated other comprehensive income.

        Investments are reviewed periodically to determine if they have sustained an impairment in value that is considered to be other-than-temporary. This review involves consideration of several factors including (i) the issuer's overall financial condition, (ii) the issuer's credit and financial strength ratings, (iii) the general market conditions in the industry or geographic region in which the issuer operates, (iv) the length of time the fair value of an issuer's securities remains below cost (v) the Company's ability and intent to hold the security and (vi) any other factors that may raise doubt about the issuer's ability to continue as a going concern. The identification of potentially impaired investments involves significant management judgment, which includes the determination of their fair value and the assessment of whether any decline in value is other-than-temporary. Unrealized losses in the value of individual investments, considered by management to be other-than-temporary, are charged to income in the period they are determined. Other-than-temporary impairment is recorded as a realized loss which serves to reduce net income and earnings per share. Temporary losses are recorded as unrealized losses which do not impact net income and earnings per share but reduce other comprehensive income.

        Investments are recorded on a trade date basis. Realized gains and losses on sales of investments are determined on the first-in, first-out basis and are included in net realized gains (losses).

        Investments in preferred or voting common shares in which the Company has significant influence over the operating and financial policies of the investee are classified as other investments and are accounted for under the equity method of accounting. Under this method, the Company records its proportionate share of income or loss from such investments in interest in earnings of equity investments for the period. Any decline in value of the equity method investments considered by management to be other-than-temporary is charged to income in the period in which it is determined.

        Net investment income is stated net of investment management and custody fees. Investment income is recognized when earned and includes interest and dividend income together with the amortization of premiums and the accretion of discounts calculated under the interest method on fixed maturities purchased at amounts different from their par value.

Share Based Compensation

        The Company accounts for share based compensation in accordance with SFAS No. 123(R), "Share-Based Payment." SFAS 123(R) requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost of such services will be recognized as compensation expense over the period during which an employee is required to provide service in exchange for the award.

        The Company's share based compensation plan consists of performance share units ("PSUs") which is designed to maximize shareholder value over long periods of time by aligning the financial interests of its management with those of its shareholders. The Company estimates the fair value of PSUs granted under the PSU Plan on the date of grant using the grant date fair value and the most probable fully diluted return-on-equity outcome and records the compensation expense in its consolidated statements of operations over the course of each three-year performance period. At the end of each quarter, the Company reassesses the projected results for each three-year performance period as its financial results evolve. The Company recalculates the compensation expense under the PSU Plan and reflects any adjustments in the consolidated statements of operations in the period in which they are determined.

        The compensation expense for PSUs granted is recorded in temporary equity due to the redemption features in the PSU plan that could occur in certain change of control situations in accordance with Emerging Issues Task Force D-98 "Classification and Measurement of Redeemable Securities."

Warrant

        The Company accounts for the warrant granted to Haverford (Bermuda) Ltd. ("Haverford"), a related party due to common ownership, as stock compensation in accordance with SFAS No. 123(R). Compensation expense for the warrant was measured at fair value at the date of issuance of the warrant and recorded as compensation expense in the issuance period as there was no required service period. See Note 10 for additional details.

Derivative Instruments

        The Company accounts for its derivative instruments using SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value with movements in fair value reflected in earnings. None of these derivatives are designated as hedges, and accordingly, these instruments are carried at fair value, with the fair value recorded in other assets or liabilities with the corresponding realized and unrealized gains and losses included in net realized gains and losses in the consolidated financial statements.

Investments related derivative instruments

        The Company generally uses interest rate and currency swaps and foreign currency forward contracts to manage duration and currency exposure. The Company may acquire "to be announced" mortgage-backed securities ("TBA") and for the period between the purchase of the TBA and the issuance of the underlying security, the Company's position is accounted for as a derivative.

Reinsurance derivative contracts

        The Company has entered into industry loss warranty transactions that are structured as reinsurance or derivatives. When those transactions are determined to be derivatives, they are recorded at fair value in other assets or liabilities with the changes in fair value reported in realized gains and losses in the consolidated financial statements. The Company uses internal valuation models to estimate the fair value of these derivatives.

Goodwill

        In connection with its purchase of West End and Island Heritage, the Company recorded goodwill in the amount of $2.0 million and $2.3 million, respectively.

        For acquisitions under the purchase method, in accordance with SFAS 142, the Company will perform, at a minimum, an annual valuation of its goodwill asset to test it for impairment. If, as a result of the assessment, the Company determines that the value of its goodwill asset is impaired, the Company will record an impairment charge in the period in which the determination is made.

        Goodwill recorded for equity method investments will be reviewed annually, at a minimum, for potential impairment in accordance with Accounting Policies Board Opinion 18 ("APB 18"), "The Equity Method of Accounting for Investments in Common Stock". If it is determined the Company would be unable to recover the carrying amount of its equity investment or if its equity investment would be unable to sustain an earning capacity to justify its carrying amount, the Company would record an impairment charge in the period the determination is made.

        The Company conducted its annual reviews as at June 30, 2006 and determined that the recorded goodwill was not impaired.

Foreign Currency Translation

        The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are generally their national currencies, except for the Bermuda subsidiaries, whose functional currency is the U.S. dollar. In translating the financial statements of those subsidiaries whose functional currency is other than the U.S. dollar, assets and liabilities are converted into U.S. dollars using the rates of exchange in effect at the balance sheet dates, and revenues and expenses are converted using the weighted average foreign exchange rates for the period. The cumulative translation adjustment is reported in the consolidated balance sheets as a separate component of accumulated other comprehensive income (loss).

        In recording foreign currency transactions, revenues and expense items are converted at the prevailing exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date, which may result in the recognition of exchange gains or losses. The exchange gains and losses are reported in the consolidated statements of operations as net foreign exchange gains.

Earnings (Loss) Per Common Share

        The calculation of basic earnings (loss) per common share is based on weighted average common shares and excludes any dilutive effects of warrants and share equivalents. Diluted earnings (loss) per common share assume the exercise of all dilutive warrants and share equivalents. Warrants and share equivalents are dilutive when the market value of the Company's common shares exceeds the strike price of the warrants and share equivalents.

        The issuance of PSUs is contingent upon the attainment of a certain level of fully diluted return-on-equity. The number of PSUs considered outstanding and included in the computation of diluted earnings (loss) per common share at the end of a reporting period is equal to the number of shares, if any, that would be issuable based on the fully diluted return-on-equity of such reporting period, should the end of the reporting period be the end of the contingency period.

Cash and Cash Equivalents

        Cash and cash equivalents include amounts held in banks, money market funds and time deposits with maturities of less than three months at the date of purchase.

Taxation

        Certain subsidiaries of the Company operate in jurisdictions where they are subject to taxation. Current and deferred income taxes are charged or credited to net income based upon enacted tax laws and rates applicable in the relevant jurisdiction in the period in which the tax becomes accruable or realizable. Deferred income taxes are provided for all temporary differences between the bases of assets and liabilities used in the consolidated balance sheets and those used in the various jurisdictional tax returns. When management's assessment indicates that it is more likely than not that deferred income tax assets will not be realized, a valuation allowance is recorded against the deferred tax assets.

New Accounting Pronouncements

        In December 2004, the FASB issued SFAS 123(R). This statement requires that compensation costs related to share-based payment transactions be recognized in the financial statements. The amount of compensation costs will be measured based on the grant date fair value of the awards issued and will be recognized over the period that an employee provides services in exchange for the award or the requisite service or vesting period. The Company adopted SFAS 123(R) using the prospective method from inception.

        In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS Statement No. 109, "Accounting for Income Taxes." Tax positions must meet a "more likely than not" recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions upon initial adoption. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its results and financial position.

        In March 2006, the FASB issued SFAS 156 ("SFAS No. 156"), "Accounting for Servicing of Financing Assets," an amendment of SFAS No. 140, which permits an entity to choose either of the following measurement methods for each class of separately recognized servicing assets and servicing liabilities:

  •
  Amortization method—amortize servicing assets or servicing liabilities in proportion to and over the period of net servicing income or net servicing loss and assess the servicing assets or liabilities for impairment or increased obligation based on fair value at each reporting date. This method is consistent with current subsequent measurement guidance for servicing rights.

  •
  Fair value measurement method—measure servicing assets or servicing liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the change occurs.

        SFAS No. 156 is effective as at the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently assessing the impact of SFAS No. 156 on its results and financial position.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This Statement is required to be adopted by the Company for the quarter ended March 31, 2008. The Company is currently assessing the impact of the adoption of this Statement on its results and financial position.

        In October 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R)." SFAS requires a calendar year company with publicly traded equity securities that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan(s) in its balance sheet. The funded status is measured as the difference between the fair value of the plan's assets and its benefit obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006, for entities with publicly traded equity securities. This Statement is required to be adopted by the Company for the year ended December 31, 2006. The Company is currently assessing the impact of the adoption of this Statement on its results and financial position.

3.    BUSINESS COMBINATIONS

        On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 West End shares (representing a 70.6% interest) from the current Executive Chairman of the Company and 2,829 West End shares (representing a 16.6% interest) from the current Chief Executive Officer of Flagstone. These individuals are both shareholders of Haverford, which is a shareholder of the Company. The results of operations of West End are included in the consolidated statement of operations from April 1, 2006.

        The primary reason for the transaction was for the Company to be self-supporting and not reliant on outsourcing for its administrative functions and investment activities.

        The Company paid an amount of $15.4 million on March 31, 2006 and the final settlement was made on August 16, 2006 in the amount of $0.7 million, which was included in due to related parties as at June 30, 2006. Goodwill of $2.0 million was recognized on the acquisition date. The fair value of the net assets acquired is summarized as follows:

As at March 31, 2006
($ in thousands)
Cash	$3,394
Investments in Rockridge Re Holdings Limited ("Rockridge")(1)	10,171
Fixed assets	2,236
Other assets	684

Assets acquired	$16,485

Long term liabilities	$183
Accruals and other liabilities	2,206

Liabilities acquired	2,389

Net assets acquired	$14,096

(1)
Rockridge, a company incorporated under the laws of the Cayman Islands, was established to assume high-layer, short-tail risks principally from Montpelier Reinsurance Ltd. West End holds 11.6% of the common share equity interests, which represent 29.6% of the total voting rights of all shares. West End is deemed to have significant influence over Rockridge due to its 29.6% voting interest and board representation. As such, the Rockridge investment is recorded as an equity method investment and is included in other investments in the consolidated balance sheet.

        The following unaudited pro-forma information related to the Company's acquisition of West End for the six months ended June 30, 2006 and the period from October 4, 2005 through December 31, 2005 illustrates the effects of the acquisition as if it had occurred at the beginning of the periods presented. The pro-forma information is not intended to be indicative of the consolidated results of operations that would have been reported if the acquisition had occurred on January 1, 2006 and October 4, 2005 nor does it purport to be indicative of combined results of operations which may be reported in the future.

	Six Months ended June 30, 2006 (Unaudited)	Period October 4, 2005 through December 31, 2005 (Unaudited)
	($ in thousands, except per share data)
Revenue	$67,368	$4,864
Net income (loss)	30,916	(11,440)
Net income (loss) per common share—Basic	$0.45	$(0.20)
Net income (loss) per common share—Diluted	$0.45	$(0.20)

        Included in the pro-forma revenue and net income (loss) amounts above for the six months ended June 30, 2006 and the period from October 4, 2005 through December 31, 2005 is revenue of $4.0 million and $3.4 million and net income (loss) of ($1.7) million and $0.6 million, respectively, primarily relating to an investment management agreement that was terminated by West End effective June 30, 2006.

4.    MONT FORT RE LIMITED

        On March 6, 2006, the Company entered into a share purchase agreement to purchase 370,000 common shares, representing 100% of the outstanding common shares, of Mont Fort Re Limited ("Mont Fort"), a segregated accounts or "cell" company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended), for consideration of $0.1 million. The assets and liabilities acquired at the date of purchase were $0.1 million and $nil, respectively. In May 2006, the Company invested an additional $1.3 million in Mont Fort.

        Prior to the acquisition, the purpose of Mont Fort was to facilitate third-party transactions in credit insurance and reinsurance through its segregated accounts on a 100% matched, fully offset basis so that it would bear no net retained insurance risk. Each policy written by a segregated account would be entirely reinsured at the closing of the transaction with high-credit quality counterparties.

        Mont Fort raises capital from third-party investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance, which will be ceded, solely to Mont Fort by Flagstone. On June 6, 2006, Mont Fort closed an offering of preferred shares relating to its first cell, Mont Fort ILW, which yielded gross proceeds of $60.0 million including an investment by Flagstone of $5.0 million (8.3%) in the preferred shares of Mont Fort. As at June 30, 2006, the Company's maximum exposure to loss as a result of its participation in Mont Fort was $6.4 million.

        In accordance with FIN 46 the Company has determined that Mont Fort is a variable interest entity. The Company is not considered to be the primary beneficiary and is therefore not required to consolidate Mont Fort into these financial statements.

        The Company is deemed to have significant influence over the operating and financial policies of Mont Fort due to its board representation and 100% voting interests and is accounted for under the equity method of accounting.

5.    INVESTMENTS

        The cost or amortized cost, gross unrealized gains and losses, and carrying values of the Company's fixed maturity investments, short term investments and equity securities as at June 30, 2006 were as follows:

	Amortized cost or cost	Gross unrealized losses	Gross unrealized gains	Fair value
	($ in thousands)
Fixed maturities
U.S. government and government agency	$75,799	$(1,756)	$—	$74,043
Non U.S. government and government agencies	9,118	(461)	—	8,657
Corporates	67,702	(889)	19	66,832
Mortgage-backed securities	11,643	(10)	8	11,641
Asset-backed securities	39,345	(12)	6	39,339
U.S. states and political subdivisions of U.S. states	19,545	(445)	—	19,100
Other debt securities	2,393	(148)	—	2,245

Total	$225,545	$(3,721)	$33	$221,857

Short term investments	$51,309	$—	$813	$52,122

Equity securities	$69,692	$(845)	$161	$69,008

        The Company did not hold fixed maturity or equity investments at December 31, 2005 as it commenced operations on December 20, 2005 and the initial funds raised through the first closing of the private placement are included in cash and cash equivalents of $548.3 million. Proceeds from the sale of fixed maturity investments during the six months ended June 30, 2006 amounted to $114.1 million.

        The contractual maturity dates of fixed maturity and short term investments at June 30, 2006 are as follows:

	Amortized cost	Fair value
	($ in thousands)

Due within one year	$51,309	$52,122
Due after 1 through 5 years	110,514	109,207
Due after 5 through 10 years	60,487	58,370
Due after 10 years	3,556	3,300
Mortgage and asset backed securities	50,988	50,980

Total	$276,854	$273,979

        Actual maturities may differ from contractual maturities because certain borrowers have the right to prepay certain obligations with or without prepayment penalties.

        At June 30, 2006, 100% of the Company's fixed maturity and short term investment portfolio was invested in securities which were investment grade.

        At June 30, 2006, the Company's equity investments consisted of two exchange traded funds.

        Net investment income for the six months ended June 30, 2006 was $14.8 million. The components are set out below:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)
Interest and dividend income
Cash and cash equivalents	$10,176	$629
Fixed maturities	3,854	—
Short term investments	384	—
Equity investments	184	—
Amortization income
Cash and cash equivalents	11	—
Fixed maturities	697	—
Investment expenses	(505)	—

Net investment income	$14,801	$629

        The analysis of the change in net unrealized losses on investments reflected in accumulated other comprehensive loss for the periods ended June 30, 2006 and December 31, 2005 is as follows:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)

Fixed maturities	$(3,688)	$—
Short term investments	813	—
Equity securities	(684)	—
Other	(25)	—

Net change in unrealized losses	$(3,584)	$—

        Realized investment gains and losses on securities classified as available for sale for the periods ended June 30, 2006 and December 31, 2005 were as follows:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)
Fixed maturities
Gross realized gains	$123	$—
Gross realized losses	(1,538)	—

Net realized losses on available for sale securities	$(1,415)	$—

        The following table is a reconciliation of the net realized losses on securities classified as available for sale to the net realized losses in the consolidated statements of operations:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands)

Net realized losses on available for sale securities	$(1,415)	$—
Net realized and unrealized losses on derivative instruments	(7,206)	—

Total net realized losses	$(8,621)	$—

        Net realized losses for the six months ended June 30, 2006 were $8.6 million, which were due to losses realized from the sale of fixed maturity investments due to duration management and movement into higher yielding fixed maturity investments and realized and unrealized losses on derivative instruments.

        The following table presents an analysis of the fixed maturity and equity investment positions which were carried at an unrealized loss as at June 30, 2006:

	Amortized cost	Gross unrealized losses	Fair value
	($ in thousands)
Fixed maturities
U.S. government and government agency	$75,799	$(1,756)	$74,043
Non U.S. government and government agencies	9,118	(461)	8,657
Corporates	33,596	(889)	32,707
Mortgage-backed securities	5,837	(10)	5,827
Asset-backed securities	21,589	(12)	21,577
U.S. states and political subdivisions of U.S. states	19,545	(445)	19,100
Other debt securities	2,393	(148)	2,245

Total fixed maturities	$167,877	$(3,721)	$164,156

Equity securities	$59,244	$(845)	$58,399

        There were 79 fixed maturity securities and one equity holding that were in an unrealized loss position at June 30, 2006.

        The Company did not record any other-than-temporary impairment charges relating to its portfolio of investment securities during the six months ended June 30, 2006 and period ended December 31, 2005. In the determination of other-than-temporary impairment, the Company considers several factors and circumstances including the issuer's overall financial condition, the issuer's credit and financial strength ratings, the general market conditions in the industry or geographic region in which the issuer operates, the length of time the fair value of an issuer's securities remains below cost, ability and intent to hold the security and any other factors that may raise doubt about the issuer's ability to continue as a going concern. Other-than-temporary impairment is recorded as a realized loss which serves to reduce net income and earnings per share. Temporary losses are recorded as unrealized losses which do not impact net income and earnings per share but reduce other comprehensive income.

        Other investments include:

Six months ended June 30, 2006
($ in thousands)

Rockridge	$10,322
Island Heritage	5,136
Mont Fort	6,408
Other	77

Total other investments	$21,943

        Rockridge is recorded under the equity method of accounting.

        Island Heritage is a Caribbean property insurer based in the Cayman Islands which exclusively targets the property insurance market. On March 31, 2006, Flagstone acquired 63,783 common shares from Haverford, representing 18.7% of the common shares and 22.5% of the votes of Island Heritage for a purchase price of $7.3 million.

        Under the terms of the purchase agreement, upon completion of the March 31, 2007 audited financial statements, to the extent that there is a change in the amount of incurred insurance losses prior to the closing date, Flagstone or Haverford will make the appropriate payment as an adjustment to the purchase price, provided that no adjustment to the purchase price will be required if the payment required would be less than or equal to $0.3 million.

        The Company is deemed to have significant influence over the operating and financial policies of Island Heritage due to its voting interests and board representation. Island Heritage is recorded as an equity method investment and is included in other investments in the consolidated balance sheet.

        See note 4 for a discussion of Mont Fort.

6.    LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

        Loss and loss adjustment expense reserves are comprised of:

Six months ended June 30, 2006
($ in thousands)

Beginning balance	$—
Incurred for the current period	9,827
Paid losses for the current period	(2,333)

Ending balance	$7,494

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity in nature. This may result in volatility in the Company's financial results. Actuarial assumptions used to establish the liability for losses and loss adjustment expenses are periodically adjusted to reflect comparisons to actual losses and loss adjustment expenses development, inflation and other considerations.

        The Company was incorporated on October 4, 2005, commenced operations on December 20, 2005 and did not write any reinsurance contracts during the period ended December 31, 2005. The balance on loss and loss adjustment expense reserves at December 31, 2005 was $ nil.

7.    REINSURANCE

        The Company purchases reinsurance to reduce its net exposure to losses. Reinsurance provides for recovery by the Company of a portion of gross losses and loss adjustment expenses from its reinsurers. The Company remains liable to the extent that its reinsurers do not meet their obligations under these agreements and the Company therefore regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk. There were no reinsurance claims recoverable as at June 30, 2006.

        Assumed and ceded net premiums written and earned and loss and loss adjustment expenses for the six months ended June 30, 2006 are as follows:

	Premiums written	Premiums earned	Loss and loss adjustment expenses
	($ in thousands)

Assumed	$214,067	$58,087	$9,827
Ceded	(8,602)	(1,840)	—

Net	$205,465	$56,247	$9,827

        For the period ended December 31, 2005, the Company recorded no premiums written or premiums earned.

8.    DERIVATIVE INSTRUMENTS

        The Company writes certain contracts that are classified as derivatives under SFAS 133. In addition, the Company may enter into derivative instruments such as interest rate swaps, foreign currency forward contracts and swaps in order to manage duration and foreign currency exposure. The Company manages the exposure to these instruments based on guidelines established by management and approved by the Board of Directors. The Company may also purchase TBAs as part of its investing activities. These derivative instruments are carried at fair value in other liabilities with the corresponding changes in fair value recognized in net realized gains and losses in the consolidated financial statements.

        None of these derivatives are designated as hedges, and accordingly, these instruments are carried at fair value, with the fair value recorded in other assets or liabilities with the corresponding realized and unrealized gains and losses included in net realized gains and losses in the consolidated financial statements.

Interest rate swaps

        The Company may use interest rate swaps contracts in the portfolio as protection against unexpected shifts in interest rates, which would affect the fair value of the fixed maturity portfolio. By using interest rate swaps, the overall duration or interest rate sensitivity of the portfolio can be altered. As at June 30, 2006, the notional principal amount of interest rate swaps was $6.9 million and the fair value was $0.1 million. During the six months ended June 30, 2006, the Company recorded $0.2 million of realized and unrealized gains on interest rate swaps.

Foreign currency contracts and swaps

        The Company periodically uses foreign currency forward contracts and currency swaps to minimize the effect of fluctuating foreign currencies or to gain exposure to interest rate differentials between differing market rates. The contractual amount of foreign currency forward contracts at June 30, 2006 was $(1.3) million and the fair value was $(0.3) million. During the six months ended June 30, 2006, the Company recorded $0.6 million of realized and unrealized losses on foreign currency forward contracts.

To be announced mortgage backed securities

        By acquiring a TBA, the Company makes a commitment to purchase a future issuance of mortgage-backed securities. For the period between purchase of the TBA and issuance of the underlying security, the Company's position is accounted for as a derivative in the consolidated financial statements. At June 30, 2006, the Company had TBAs with a fair value of $(1.6) million. During the six months ended June 30, 2006, the Company recorded $6.8 million of realized and unrealized losses on TBAs.

Industry loss warranties

        The Company has entered into industry loss warranty ("ILW") transactions that are structured as reinsurance or derivatives. For those transactions determined to be derivatives, the fair value was $(0.6) million at June 30, 2006. During the six months ended June 30, 2006, the Company recorded $nil of realized and unrealized gains (losses) on ILWs.

        As at December 31, 2005, the Company did not have any derivative instruments.

9.    TAXATION

        Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. The Company has received an assurance from the Bermuda government that, in the event of income or capital gains taxes being imposed, the Company will be exempted from such taxes until March 28, 2016. Income from the Company's foreign based subsidiaries is generally subject to taxation in the relevant jurisdictions. For the six months ended June 30, 2006, the Company did not record a provision for income tax.

10.    SHAREHOLDERS' EQUITY

Common shares

        The authorized share capital of the Company is 150,000,000 common shares, par value of $0.01 per common share.

        On December 20, 2005, the Company issued 55,239,491 common shares for gross proceeds of $552.4 million and incurred issuance costs of $4.6 million.

        On February 1 and February 23, 2006, the Company had two additional share subscriptions from which it raised $148.0 million and $15.1 million, respectively, raising the total number of issued common shares to 71,547,891. Issuance costs related to February 2006 subscriptions were $0.3 million.

        Holders of common shares are entitled to receive dividends as declared from time to time and are entitled to one vote per common share, subject to certain restrictions. Voting rights of all shares may be amended under the voting adjustment provisions in the Company's bye-laws designed to preserve certain U.S. shareholders' tax positions with respect to their shares to ensure their voting interest is less than 9.9% to comply with certain provisions of the Internal Revenue Code and the rules and regulations promulgated thereunder.

Warrant

        In connection with the initial closing of the private placement for the Company's common shares in December 2005, the Company issued a warrant to Haverford for its role in these capital raising activities (the "Warrant"). The Company has determined the warrant to be compensatory and has recorded its fair value as compensation in the issuance period as there is no required service period. The Warrant granted the holder the right, at any time during the period commencing on December 1, 2010 and ending December 31, 2010, to purchase from the Company up to 12.0% of the issued share capital of the Company at the consummation of the initial private placements of the Company at an exercise price of $14.00 per common share.

        The warrant has been classified as an equity instrument, in accordance with Emerging Issues Task Force Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The compensation expense based on the fair value at the date of grant was $12.2 million for the initial closing of the private placement, and is included in general and administrative expense and in additional paid-in capital in the consolidated financial statements for the period ended and as at December 31, 2005. This value has been calculated using the Black-Scholes option pricing model. The assumptions used were: risk-free interest rate 4.4%; expected life 4.95 years; volatility 26.0%; dividend yield nil. The volatility assumption was based on the average historical volatility of a group of comparable companies over a period equal to the expected life of the Warrant. As at December 31, 2005, 6,628,739 common shares would be issuable pursuant to the Warrant.

        Subsequently, in connection with the February 1 and February 23, 2006 additional closings of the private placement of 1,957,008 common shares, the Warrant was amended such that the number of common shares that could be issuable upon exercise of the Warrant would be 8,585,747, being 12.0% of the issued share capital as at February 23, 2006. The additional compensation expense based on the fair value on the date of grant was $3.4 million and is included in general and administrative expenses and in additional paid-in capital in the consolidated financial statements as at and for the six months ended June 30, 2006. This value has been calculated using the Black-Scholes option pricing model. The assumptions used were: risk-free interest rate 4.6%, expected life 4.8 years, volatility 25.0%, dividend yield nil. The volatility assumption was based on the average historical volatility of a group of comparable companies over a period equal to the expected life of the Warrant. With the completion of the Company's private placement in February 2006, there have been and will be no further additions to the number of common shares underlying the Warrant other than due to stock splits or otherwise in accordance with the terms of the Warrant.

11.    SHARE BASED COMPENSATION

        The Company accounts for share based compensation in accordance with SFAS No. 123(R). SFAS 123(R) requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost of such services will be recognized over the period during which an employee is required to provide service in exchange for the award.

        The Performance Share Unit Plan ("PSU Plan") is the Company's shareholder approved primary executive long-term incentive scheme. Pursuant to the terms of the PSU Plan, at the discretion of the Compensation Committee of the Board of the Directors (the "Committee"), PSUs may be granted to executive officers and certain other key employees and vesting is contingent upon the Company meeting certain fully diluted return-on-equity ("FDROE") goals.

        Upon vesting, the PSU holder shall be entitled to receive a number of common shares of the Company (or the cash equivalent, at the election of the Company) equal to the product of the number of PSUs granted multiplied by a factor based on the Company's FDROE during the vesting period. The factor will range between zero and two, depending on the FDROE achieved during the vesting period. PSUs vest over a period of approximately three years. The number of shares subject to issuance under the PSU Plan cannot exceed three million. The fair value of PSUs granted under the PSU Plan is estimated on the date of grant using the fair value on the grant date and the most probable FDROE outcome. If certain FDROE goals are not met, no compensation cost is recognized. A summary of the activity under the PSU plan as at June 30, 2006 and December 31, 2005 and changes during the six months ended June 30, 2006 and the period from October 4, 2005 through December 31, 2005, are as follows:

Grant date	Number	Weighted average grant date fair value	Weighted average remaining contractual term
Outstanding at October 4, 2005	—
Granted	321,000	$10.00

Outstanding at December 31, 2005	321,000	10.00	3.0
Granted	392,000	10.06

Outstanding at June 30, 2006	713,000	$10.03	2.5

        As at June 30, 2006 and December 31, 2005 there was a total of $6.2 million and $3.2 million, respectively, of unrecognized compensation cost related to non-vested PSUs; that cost is expected to be recognized over a period of approximately 2.5 and 3 years, respectively. A compensation expense of $0.9 million and $34,000 has been recorded in general and admistrative expenses for the six months ended June 30, 2006 and the period from October 4, 2005 through December 31, 2005 in relation to the PSU Plan.

        No PSUs have vested, been cancelled or forfeited since the inception of the plan.

12.    EARNINGS (LOSS) PER COMMON SHARE

        The reconciliation of basic and diluted earnings per common share for the six months ended June 30, 2006 is as follows:

	Six months ended June 30, 2006	Period October 4, 2005 through December 31, 2005
	($ in thousands, except share and per share amounts)
Basic earnings (loss) per common share
Net income (loss)	$31,846	$(12,384)
Weighted average common shares outstanding	68,481,102	55,239,491

Basic earnings (loss) per common share	$0.47	$(0.22)

Diluted earnings (loss) per common share
Net income (loss)	$31,846	$(12,384)
Weighted average common shares outstanding	68,481,102	55,239,491

Diluted earnings (loss) per common share	$0.47	$(0.22)

        As at June 30, 2006 and December 31, 2005, there were respectively 9,298,747 and 6,949,739 securities which would result in the issuance of common shares that were excluded in the computation of diluted earnings per share because the effect would be anti-dilutive.

13.    RELATED PARTY TRANSACTIONS

        Haverford sponsored the Company's formation in October 2005 and invested $100.0 million in its initial private placement. The Company's Executive Chairman, Mark Byrne, and the Company's Chief Executive Officer, David Brown, own, directly or indirectly, all of the share capital of Haverford.

        As at June 30, 2006, Haverford directly owns 10,000,000 common shares, or 13.9%, of the Company's outstanding common shares and is the holder of the Warrant which will entitle it to purchase up to an additional 8,585,747 common shares of the Company in December 2010. The impact of the conversion of the warrant would increase Haverford's ownership interest to 23.2% of the outstanding voting common shares at June 30, 2006. The Company paid $1.0 million to Haverford in relation to services performed in respect of the initial private placement, of which $0.3 million was payable as at December 31, 2005.

        Haverford also owns all of the share capital of Haverford Investment Holdings Ltd., which owns 6.0% of the voting common shares of Haverford Capital Partners (Cayman) Limited ("HCP"). The Chief Executive Officer of HCP is also a director of the Company. HCP currently directly owns 2,500,000 common shares, or 3.5%, of the outstanding common shares of the Company.

        During the period ended December 31, 2005, the Company paid $0.2 million to HCP in relation to services performed in respect of the initial capital subscription. The Company entered into a consultancy arrangement with Meetinghouse LLC, a company controlled by the Chief Executive Officer of HCP. The consultancy arrangement provided for 150 hours of actuarial services at a rate of $500 per hour, for the period from December 2005 through March 2006. During the period from October 4,

2005 through December 31, 2005, the Company incurred $21,000 for services relating to the development of financial and business models. During the six months ended June 30, 2006, additional expenses of $54,000 were incurred for services relating to business model development. These expenses have been recorded in general and administrative expenses.

        The Company entered into a charter agreement with Longtail Aviation Ltd., an entity controlled by the Company's Executive Chairman, which permits the Company to charter private aircrafts. The Company incurred an expense of $0.9 million and $20,000 in relation to this agreement during the six months ended June 30, 2006 and period ended December 31, 2005, respectively, which was included within general and administrative expenses, and $39,000 and $20,000 was included in due to related parties as at June 30, 2006 and December 31, 2005, respectively.

        On December 20, 2005 Flagstone entered into a 24-month Operational Support Agreement ("OSA") with West End. The Company's Executive Chairman, Mark Byrne, and Chief Executive Officer, David Brown, had ownership interests in West End, of 70.6% and 16.6%, respectively. West End provided Flagstone with certain insurance management and related support services for a fee pursuant to an OSA. Flagstone incurred $1.0 million and $25,000 in expenses under the OSA for the six months ended June 30, 2006 and period ended December 31, 2005, respectively. Fees charged under the OSA are based on an hourly fee rate for certain individuals.

        On March 6, 2006, the Company entered into a share purchase agreement to purchase 370,000 common shares, representing 100% of the outstanding common shares, of Mont Fort, for consideration of $0.1 million from Haverford. The assets and liabilities acquired at the date of purchase were $0.1 million and $nil, respectively. Mr. Byrne and Mr. Brown serve as directors of Mont Fort.

        Flagstone entered into a reinsurance agreement with Mont Fort during 2006 under which Mont Fort will assume a share of the Company's Industry Loss Warranty exposure. Written premiums ceded to Mont Fort during the six months ended June 30, 2006 amounted to $5.4 million and were included in amounts due to related parties as at June 30, 2006.

        On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 shares of West End, (representing a 70.6% interest) from the Company's Executive Chairman and 2,829 shares of West End (representing a 16.6% interest) from the Company's Chief Executive Officer. As at June 30, 2006, amounts due to related parties included $0.7 million payable to the Company's Executive Chairman and Chief Executive Officer relating to this acquisition.

        On March 31, 2006, Flagstone acquired 63,783 common shares of Island Heritage from Haverford, representing 18.7% of the common shares and 22.5% of the votes for a purchase price of $7.3 million. As at June 30, 2006, amounts due from related parties included a $0.4 million receivable by the Company from Haverford relating to this transaction.

        Flagstone entered into an excess of loss reinsurance agreement with Island Heritage during 2006 under which Flagstone will assume a share of Island Heritage's residential and commercial property risks. Premiums written under the agreement during the six months ended June 30, 2006 amounted to $1.2 million and $0.8 million was due from Island Heritage at June 30, 2006. Mr. Byrne and Mr. Brown serve as directors of Island Heritage.

        During the six months ended June 30, 2006, the Company earned investment advisory fees of $1.4 million from Value Capital L.P. A subsidiary of the Company is the General Partner of Value Capital L.P. The Company also earned advisory fees from Rockridge, Island Heritage and Mont Fort of $275,000, $12,000 and $21,000 respectively during the six months ended June 30, 2006. On June 30, 2006, the Company terminated its investment advisory agreement with Value Capital L.P.

        During the six months ended June 30, 2006, the Company made lease payments of $0.1 million to Eye Patch Holdings Limited, a company in which Haverford has a 40.0% stake and from which the Company leases office space.

        In July 2006, the Company entered into a sale agreement with IAL Leasing Limited ("IAL"), an entity controlled by the Company's Executive Chairman for the purchase of a private aircraft. See note 17.

        On August 1, 2006 our subsidiary, Flagstone Westwind entered into a 24-month management and joint use agreement with Longtail for the management and charter of its Westwind 1124A aircraft. Pursuant to the agreement, Flagstone Westwind pays Longtail a management fee of $6,000 per month and receives a fee from Longtail of $2,000 per charter hour flown. Flagstone Westwind bears the costs of maintaining the aircraft.

14.    COMMITMENTS AND CONTINGENCIES

Concentrations of credit risk

        Credit risk arises out of the failure of a counter-party to perform according to the terms of the contract. The Company is exposed to credit risk in the event of non-performance by the counterparties to the Company's foreign exchange forward contracts, currency swaps and interest rate swaps. However, because the counterparties to these agreements are high credit quality international banks, the Company does not anticipate any non-performance. The difference between the contract amounts and the related market values is the Company's maximum credit exposure.

        As at June 30, 2006 and December 31, 2005, substantially all of the Company's cash and investments were held with one custodian.

        The Company's investment portfolio is managed by external advisors in accordance with prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue or issuer. The Company believes that there are no significant concentrations of credit risk associated with its investments.

Brokers

        The Company also underwrites the majority of its reinsurance business through brokers and a credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect to the payments of reinsurance balances to the Company. Concentrations of credit risk with respect to reinsurance balances are as described in Note 16.

        For the period ended June 30, 2006, four brokers individually accounted for 10% or more of total gross premiums written. These four brokers accounted for approximately 87% of gross premiums written.

Lease commitments

        The Company and its subsidiaries lease office space and guest accommodations in the countries in which they operate under operating leases which expire at various dates. The Company renews and enters into new leases in the ordinary course of business as required. Total rent expense with respect to these operating leases for the period ended June 30, 2006 was approximately $0.2 million.

        Future minimum lease payments under the leases are expected to be as follows ($ in thousands):

July 1, 2006 to December 31, 2006	$320
2007	641
2008	388
2009	108
2010	81
Later years	324

Total minimum future lease commitments	$1,862

Legal proceedings

        In the normal course of business, the Company may become involved in various claims litigation and legal proceedings. As at June 30, 2006, the Company was not a party to any litigation or arbitration proceedings.

15.    DIVIDEND RESTRICTIONS AND STATUTORY REQUIREMENTS

        The Company's ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by its subsidiaries.

        The Insurance Act 1978 and Related Regulations ("the Act") requires Flagstone to maintain minimum levels of solvency and liquidity. The Act requires Flagstone to maintain a minimum statutory capital and surplus equal to the greater of $100.0 million, 50% of net premiums written (being gross premiums written less ceded premiums, with a maximum of 25% of gross premiums considered as ceded premiums for the purpose of this calculation) or 15% of the loss and loss adjustment expense reserves. To satisfy these requirements, Flagstone was required to maintain a minimum level of statutory capital and surplus of $102.7 million, as at June 30, 2006. Actual statutory capital and surplus at June 30, 2006 and December 31, 2005 were $705.4 million and $529.8 million. Actual statutory net income (loss) for the six months ended June 30, 2006 and period ended December 31, 2005 were $16.3 million and ($0.1) million. In addition, Flagstone is required to maintain a minimum liquidity ratio.

        Under the Act, Flagstone is required to prepare annual statutory financial statements and to file a statutory financial return. Flagstone has received permission to file its first statutory financial return covering the period from November 10, 2005 (date of incorporation) to December 31, 2006.

        As at June 30, 2006 and December 31, 2005, Flagstone was in compliance with all of the requirements of the Act.

16.    SEGMENT REPORTING

        The Company's management views the operations and management of the Company as one operating segment. The Company is primarily focused on writing global property, property catastrophe and short tail specialty and casualty reinsurance. The Company regularly reviews the financial results and assesses its performance on a single segment basis. As the Company commenced operations on December 20, 2005, the Company did not underwrite any risks for the period ended December 31, 2005.

        The following tables set forth a breakdown of the Company's gross premiums written by line of business and geographic area of risks insured for the period indicated:

	Six months ended June 30, 2006
	Gross premiums written	Percentage of total
	($ in thousands)
Line of business
Property catastrophe	$160,503	75.0%
Property	41,509	19.4
Short-tail specialty and casualty	12,055	5.6

Total	$214,067	100.0%

	Six months ended June 30, 2006
	Gross premiums written	Percentage of total
	($ in thousands)
Geographic area of risk insured(1)
North America	$119,661	55.9%
Worldwide risks(2)	31,845	14.9
Europe	30,569	14.3
Japan and Australasia	20,217	9.4
Caribbean	9,003	4.2
Other	2,772	1.3

Total	$214,067	100.0%

(1)
Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.

(2)
This geographic area includes contracts that cover risks primarily in two or more geographic zones.

        In the six months ended June 30, 2006, premiums produced by brokers were as follows:

	Six months ended June 30, 2006
	Gross premiums written	Percentage of total
	($ in thousands)
Name of broker
Benfield	$61,067	28.5%
Willis Group	48,923	22.8
Aon Re Worldwide	45,099	21.1
Guy Carpenter	31,207	14.6
Other brokers	27,771	13.0

Total	$214,067	100.0%

17.    SUBSEQUENT EVENTS

Deferrable Interest Debentures

        On August 23, 2006, the Company raised gross and net proceeds of $136.7 million and $133.0 million, respectively, through a private sale of Junior Subordinated Deferrable Interest Debentures (the "Deferrable Interest Debentures"). The amount raised comprised $120.0 million and €13.0 million Deferrable Interest Debentures.

        The Deferrable Interest Debentures have a floating rate of interest equal to (i) London Interbank Offered Rate (or LIBOR) plus 354 basis points per annum, reset quarterly for the dollar denominated principal amount and (ii) Euro Interbank Offered Rate (or Euribor) plus 354 basis points per annum, reset quarterly for the euro-denominated principal amount. The Deferrable Interest Debentures mature on September 15, 2036, and may be called at par by the Company at any time after September 15, 2011. The Company may defer payment of the interest for up to 20 consecutive quarterly periods, but no later than September 15, 2011. Any deferred interest payments would accrue interest quarterly on a compounded basis. The amounts outstanding will be recorded as a liability on the consolidated balance sheet and the interest will be recorded as interest expense on the consolidated statement of operations and comprehensive income (loss).

        The Company entered into a foreign currency swap in relation to the euro denominated Deferrable Interest Debentures. Under the terms of the foreign currency swap the Company exchanged €13.0 million for $16.7 million, will receive Euribor plus 354 basis points and pay LIBOR plus 371 basis points. The swap expires on September 15, 2011. This swap has not been designated as a hedge and the change in the fair value of the swap will be included in realized gains (losses) and other assets or other liabilities in the consolidated financial statements.

Restricted Share Units

        Effective July 1, 2006, the Company granted Restricted Share Units ("RSUs") to certain employees and directors of the Company under the shareholder approved RSU plan. The RSU grants to employees vest over a period of two years. As of October 23, 2006, 56,850 RSUs had been granted to employees of which 250 have been forfeited. The Company granted 48,368 RSUs to directors. RSUs granted to directors vest on the grant date.

Private Aircraft

        In July 2006, the Company entered into a sale agreement with IAL, an entity controlled by the Company's Executive Chairman for the purchase of a private aircraft. The Company paid IAL Leasing $1.8 million for the private aircraft. The value for the transaction was determined by the average of two independent appraisals from qualified aircraft valuation experts. The transaction closed on July 31, 2006.

Letter of Credit Facility

        In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. While the Company has not currently drawn upon this facility, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of securities from the Company's investment portfolio.

Mont Fort

        On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million, and Mont Fort ILW entered into a quota share reinsurance contract whereby Flagstone assumes 8.3% of the business ceded to Mont Fort ILW.

Island Heritage shares

        On October 23, 2006, Flagstone completed an offer to purchase common shares from a group of minority investors in Island Heritage. The transaction increased Flagstone's interest in Island Heritage from 18.7% to 28.5% of the total outstanding share capital of Island Heritage. The aggregate cost to the Company of the shares purchased in this transaction was $4.2 million.

REPORT ON SCHEDULES I-V

Schedule	Page
I Summary of Investments	F-34
III Supplementary Insurance Information	F-35
IV Reinsurance	F-36

        All other schedules specified in Regulation S-X are omitted for the reason that they are not required, are not applicable, or that equivalent information has been included in the consolidated financial statements, and notes thereto.

FLAGSTONE REINSURANCE HOLDINGS LTD

SCHEDULE I

SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES AS AT JUNE 30, 2006
($ in thousands)

	Cost	Fair value	Amount at which shown in the balance sheet
Fixed maturities:
Bonds:
United States government and government agencies and authorities	$87,442	$85,684	$85,684
U.S. states, municipalities and political subdivisions	19,545	19,100	19,100
Foreign governments	9,118	8,657	8,657
All other corporate bonds	109,440	108,416	108,416

Total fixed maturities	225,545	221,857	221,857

Equity securities:(1)
Common stocks:
Industrial, miscellaneous and all other	69,692	69,008	69,008

Total equity securities	69,692	69,008	69,008

Short term investments	51,309	52,122	52,122

Total investments	$346,546	$342,987	$342,987

(1)
Equity securities consisted of two exchange traded funds as of June 30, 2006.

FLAGSTONE REINSURANCE HOLDINGS LIMITED

SCHEDULE III
SUPPLEMENTARY INSURANCE INFORMATION
($ in thousands)

June 30, 2006			For the six months ended June 30, 2006
Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Net unearned premiums	Premium revenue	Net investment income	Benefits, claims losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses	Premiums written
$17,537	$7,494	$149,218	$56,247	$14,801	$9,827	$8,098	$16,249	$214,067
December 31, 2005			For the period from October 4, 2005 through December 31, 2005
Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Premium revenue	Net investment income	Benefits, claims losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses	Premiums written
—	—	—	—	$629	—	—	$13,013	—

FLAGSTONE REINSURANCE HOLDINGS LIMITED

SCHEDULE IV

REINSURANCE
($ in thousands)

	For the six months ended June 30, 2006
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
Property and casualty	$—	$8,602	$214,067	$205,465	104%

Notes:

1.
There are no comparatives as the Company did not commence writing business until January 1, 2006.

GLOSSARY OF SELECTED INSURANCE AND REINSURANCE TERMS

Acquisition costs	The aggregate expenses incurred by a company that relate directly to acquiring business, including commissions and underwriting expenses.
Attachment point	The dollar amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss reinsurance becomes operative.
Adjustment premiums	Premium due to either party when the contract subject premium is adjusted at expiry and subsequent periods.
Bordereau	A report providing premium or loss data with respect to identified specific risks. This report is periodically furnished to a reinsurer by the ceding insurers or reinsurers.
Broker
An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Capacity
The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions, or indirect financial restrictions such as capital adequacy requirements.
Case reserves	Loss reserves, established with respect to specific, individual reported claims.
Casualty reinsurance
Reinsurance that is primarily concerned with the losses caused by injuries to third persons and their property (in other words, persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom. Also referred to as liability reinsurance. It includes, but is not limited to workers' compensation, automobile liability and general liability.
Catastrophe
A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, tsunamis, hailstorms, severe winter weather, floods, fires, tornados, explosions, and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.
Catastrophe-linked bond	A financial instrument that is tied to a specific event such as a hurricane or earthquake.
Cede; cedent; ceding company	When a party reinsures some or all of its liability with another, it "cedes" business and is referred to as the "ceding company" or "cedent."
Claim	Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.
Commercial lines	The various kinds of insurance that are written for businesses.

Demand surge	The temporary inflation of costs for building materials and labor resulting from increased demand for rebuilding services in the aftermath of a catastrophe.
Deposit premiums/adjustment premiums
The deposit premium is the premium that the reinsurer usually requires paid initially under a reinsurance agreement when the terms of a treaty provide that the final premium is to be determined at some time after the treaty has been written. This deposit premium is adjusted when the actual earned premium has been determined—this is known as an adjustment premium.
Excess of loss reinsurance
Reinsurance which indemnifies the reinsured against that portion of losses and loss adjustment expenses incurred on the underlying policies in excess of a specified dollar or percentage loss ratio amount. Also known as non-proportional reinsurance.
Exclusions	A listing of specific types of coverage or loss that are not covered by a given treaty contract.
Facultative reinsurance
Under facultative reinsurance, a separate reinsurance contract is negotiated in respect of each original insurance policy to be reinsured. Facultative reinsurance is normally purchased to cover unique or large individual risks or for amounts in excess of limits on risks already reinsured elsewhere.
Financial strength rating	The opinions of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.
Gross premiums written	Total premiums for assumed reinsurance during a given period.
Incurred but not reported (IBNR)
Reserves for estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer.
Industry loss warranty
A reinsurance contract in which the payout is dependent on two triggers. The first trigger is the insured loss of the purchaser and the second is the industry wide loss or by specific parameters of a defined event. Both triggers need to be impacted for a payout to occur.
Layer	Description in sequential numerical order of a given contract position within a program.
Line of business	Insurance line of business such as fire, auto, liability, and workers' compensation.
Loss adjustment expenses	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.
Loss and loss adjustment expense reserves/loss reserves
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance policies it has issued. Loss and loss adjustment expense reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves."

Losses occurring contract	Contracts that cover claims arising from loss events that occur during the term of the reinsurance contract, although not necessarily reported during the term of the contract.
Minimum premiums	A provision frequently used in excess of loss contracts that the final adjusted premium may not be less than a stated amount.
Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.
Non-proportional reinsurance	See "Excess of loss reinsurance."
Perils	The causes of possible loss in the property field, such as fire, windstorm, collision, hail, etc. In the casualty field, the term "hazard" is more frequently used.
Personal lines	Types of insurance or reinsurance written for individuals or families, rather than for businesses.
Premiums; written, earned and unearned
Premiums represent the cost of insurance that is paid by the cedent or insurer to the insurer or the reinsurer. Written represents the complete amount of premiums received, and earned represents the amount recognized as income. Unearned is the difference between written and earned premiums.
Property catastrophe reinsurance
Property catastrophe reinsurance contracts are typically "all risk" in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.
Property lines	Types of insurance or reinsurance which provide coverage to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use caused by an insured peril.
Property per risk reinsurance	A form of excess of loss reinsurance whereby each risk is covered by a specific limit and attachment point.
Property reinsurance	Reinsurance that is primarily concerned with financial loss arising out of property loss, damage or loss of use caused by an insured peril.
Proportional reinsurance/Pro rata reinsurance
All forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. In proportional reinsurance the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit component. See also "Quota Share Reinsurance."
Quota share reinsurance	A form of proportional reinsurance in which the reinsurer assumes an agreed percentage of each insurance being reinsured and shares all premiums and losses according to the reinsured. See also "Proportional Reinsurance."
Reinstatement premiums	The premium charged for the restoration of the reinsurance limit of an excess of loss contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.
Reinsurance
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, commonly referred to as the ceding company or cedent, for all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Retention	Specific amount of loss that the ceding company retains above which the reinsurance limit applies.
Retrocession; retrocessional coverage
A transaction whereby a reinsurer cedes to another reinsurer, commonly referred to as the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.
Risks attaching	Contracts that cover claims that arise on underlying insurance policies that incept during the term of the reinsurance contract.
Short-tail	Insurance product where the ultimate losses are typically known and settled quickly, usually within a few years.
Specialty lines	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.
Submission
An unprocessed application for (i) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (ii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.
Treaty reinsurance
The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a "treaty") between the primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risk originally written by the primary insurer or reinsured. A treaty is generally valid for a period of one year and contains common contract terms along with a specific risk definition, data on limit and retention, and provisions for premium and duration.
Underwriter	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk.
Underwriting
The insurer's or reinsurer's process of reviewing applications submitted for insurance or reinsurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

         Shares

Common Shares

PROSPECTUS
              , 2006

LEHMAN BROTHERS

CITIGROUP

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Registrant in connection with this offering of the common shares being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee, the NASD fee and the NYSE listing fee.

SEC registration fee	$21,400
NYSE listing fee	[*]
NASD fee	[*]
Blue Sky fees and expenses	[*]
Printing and engraving expenses	[*]
Legal fees and expenses	[*]
Accounting fees and expenses	[*]
Transfer agent and registrar fees	[*]
Federal taxes	[*]
State taxes	[*]
Premium on director and officer indemnification policy	[*]
Miscellaneous fees and expenses	[*]
Total	[*]

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        The Registrant is a Bermuda exempted company. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        The Registrant has adopted provisions in its Bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant's Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors' and officers' liability policy for such a purpose.

Item 15.    Recent Sales of Unregistered Securities.

        Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

        (1)   On December 22, 2005, the Registrant sold 55,239,491 common shares to certain accredited investors for an aggregate price of $552.4 million. The sale of such shares was made in reliance on Regulation D.

        (2)   On February 1, 2006, the Registrant sold 14,798,400 common shares to certain accredited investors for an aggregate price of $148.0 million. The sale of such shares was made in reliance on Regulation D.

        (3)   On February 20, 2006, the Registrant sold 1,510,000 common shares to certain accredited investors for an aggregate price of $15.1 million. The sale of such shares was made in reliance on Regulation D.

        In connection with these transactions, the Registrant paid a fee of $2.0 million to Lehman Brothers Inc. for serving as its placement agent, a fee of $1.0 million to Haverford (Bermuda) Limited in payment of deal fees and expenses, a fee of $0.8 million to Banc of America Securities LLC for serving as its financial advisor, and a fee of $0.2 million to Haverford Capital Partners to compensate it for developing the business plan and model and for its out of pocket expenses in presenting the business plan and model.

        Also in connection with these transactions, the Registrant issued to Haverford (Bermuda) a warrant (the "Warrant") to purchase common shares. The Warrant will be exercisable during the month of December 2010. The Warrant entitles the holder to purchase 8,585,747 common shares of the Company, (which equals 12% of the issued share capital of the Registrant through the completion of these transactions) at an exercise price of $14.00 per share (subject to adjustment for share splits and similar events). The issuance of the Warrant was made in reliance on Regulation S.

        On August 23, 2006, the Registrant sold $136.7 million in aggregate principal amount of its Junior Subordinated Deferrable Interest Debentures to certain accredited investors. In connection with that transaction, the Registrant paid $3.4 million in commissions and discounts to five parties who are not related to the Registrant (including a commission of €325,000 at the rate of €1= $1.2794).

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.		Description of Document
1.1		Form of Underwriting Agreement*
3.1		Memorandum of Association*
3.2		Amended and Restated Bye-laws*
4.1		Specimen Common Share Certificate*
4.2		Warrant dated February 23, 2006*
4.3		Junior Subordinated Indenture dated as of August 23, 2006 between Flagstone Reinsurance Holdings Limited and JPMorgan Chase Bank, N.A., as trustee*
5.1		Opinion of Attride-Stirling & Woloniecki*
8.1		Opinion of Carter Ledyard & Milburn LLP*
8.2		Opinion of Stewart McKelvey*
8.3		Opinion of Kendall Freeman*
8.4		Opinion of Fox Mandal*
8.5		Opinion of Lenz & Staehelin*
10.1		Registration Rights Agreement dated as of *
10.2		Investment Management Agreement dated January 6, 2006 between Flagstone Reinsurance Limited and Pacific Investment Management Company LLC*
10.3	**	Flagstone Reinsurance Holdings Limited Performance Share Unit Plan*
10.4	**	Flagstone Reinsurance Holdings Limited Restricted Share Unit Plan*
10.5		Pledge Agreement dated as of August 28, 2006 between Flagstone Reinsurance Limited and Citibank Ireland Financial Services plc*
10.6		Account Control Agreement dated as of August 28, 2006 among Flagstone Reinsurance Limited and Citibank Ireland Financial Services plc*
10.7		Insurance Letters of Credit—Master Agreement dated as of August 28, 2006 among Flagstone Reinsurance Limited and Citibank Ireland Financial Services plc*
10.8	**	Employment Agreement dated October 18, 2006 between Mark Byrne and Flagstone Reinsurance Holdings Limited
10.9	**	Employment Agreement dated October 15, 2006 between David Brown and Flagstone Reinsurance Holdings Limited
10.10	**	Employment Agreement dated October 18, 2006 between James O'Shaughnessy and Flagstone Reinsurance Holdings Limited
10.11	**	Employment Agreement dated October 18, 2006 between Gary Prestia and Flagstone Reinsurance Limited
10.12	**	Employment Agreement dated October 18, 2006 between Guy Swayne and Flagstone Reinsurance Limited
21.1		Subsidiaries of the Registrant*
23.1		Consent of Deloitte & Touche, an independent registered public accounting firm
23.2		Consent of Attride-Stirling & Woloniecki (included in Exhibit 5.1)*
23.3		Consent of Carter Ledyard & Milburn LLP (included in Exhibit 8.1)*
23.4		Consent of Stewart McKelvey (included in Exhibit 8.2)*
23.5		Consent of Kendall Freeman (included in Exhibit 8.3)*
23.6		Consent of Fox Mandal (included in Exhibit 8.4)*

23.7	Consent of Lenz & Staehelin (included in Exhibit 8.5)*
24.1	Powers of Attorney (included on signature page of Part II of this registration statement)

*
To be filed by amendment.
**
Management contract or compensatory plan, contract or arrangement.

(b)
Financial Statement Schedules

Index to Financial Statement Schedules	Schedule
Summary of Investments***	I
Supplementary Insurance Information***	III
Supplementary Reinsurance Information***	IV

***
Included in the prospectus which is included in this registration statement starting on page F-33

        Other financial statement schedules have been omitted because the required information is either not applicable, not deemed material or is shown in the respective financial statements or in the notes thereto.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 24th day of October, 2006.

FLAGSTONE REINSURANCE HOLDINGS LIMITED
By:	/s/ MARK J. BYRNE Name: Mark J. Byrne Title: Executive Chairman

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Mark J. Byrne and David A. Brown, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-1, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ MARK J. BYRNE Name: Mark J. Byrne	Executive Chairman and Director	October 24, 2006
/s/ DAVID A. BROWN Name: David A. Brown	Director and Chief Executive Officer (Principal Executive Officer)	October 24, 2006
/s/ JAMES O'SHAUGHNESSY Name: James O'Shaughnessy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2006
/s/ GARY BLACK Name: Gary Black	Director	October 24, 2006

/s/ NICK BRUMM Name: Nick Brumm	Director	October 24, 2006
/s/ STEPHEN COLEY Name: Stephen Coley	Director	October 24, 2006
/s/ THOMAS DICKSON Name: Thomas Dickson	Director	October 24, 2006
/s/ STEWART GROSS Name: Stewart Gross	Director	October 24, 2006
/s/ E. DANIEL JAMES Name: E. Daniel James	Director	October 24, 2006
/s/ TONY KNAP Name: Tony Knap	Director	October 24, 2006
/s/ MARC ROSTON Name: Marc Roston	Director	October 24, 2006
/s/ JAN SPIERING Name: Jan Spiering	Director	October 24, 2006
/s/ WRAY THORN Name: Wray Thorn	Director	October 24, 2006
PUGLISI & ASSOCIATES		Authorized Representative in the United States
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director		October 24, 2006

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
OUR COMPANY
THE OFFERING
SELECTED SUMMARY FINANCIAL DATA
RISK FACTORS
Risks Related to the Reinsurance Business
Risks Related to the Company
Risks Related to Laws and Regulations Applicable to Us
Risks Related to Our Common Shares
Risks Related to Tax Matters
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED SUMMARY FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Executive Overview
Relevant Factors
Liquidity and Capital Resources
Quantitative and Qualitative Disclosures about Market Risk
INSURANCE INDUSTRY BACKGROUND
Largest Insured Losses: 2005 and Prior(1)
BUSINESS
Net Zonal Limits in Top Five Risk Zones
REGULATION
MANAGEMENT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL TAX CONSIDERATIONS
DESCRIPTION OF SHARE CAPITAL
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FLAGSTONE REINSURANCE HOLDINGS LIMITED CONSOLIDATED BALANCE SHEETS
FLAGSTONE REINSURANCE HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FLAGSTONE REINSURANCE HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FLAGSTONE REINSURANCE HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FLAGSTONE REINSURANCE HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (expressed in U.S. dollars)
REPORT ON SCHEDULES I-V
FLAGSTONE REINSURANCE HOLDINGS LTD SCHEDULE I SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES AS AT JUNE 30, 2006 ($ in thousands)
FLAGSTONE REINSURANCE HOLDINGS LIMITED SCHEDULE III SUPPLEMENTARY INSURANCE INFORMATION ($ in thousands)
FLAGSTONE REINSURANCE HOLDINGS LIMITED SCHEDULE IV REINSURANCE ($ in thousands)
GLOSSARY OF SELECTED INSURANCE AND REINSURANCE TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES